    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 3, 2000


                                                      REGISTRATION NO. 333-91123

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             DELHAIZE AMERICA, INC.
             (Exact name of Registrant as specified in its charter)

             NORTH CAROLINA                                 5411                                   56-0660192
      (State or other jurisdiction              (Primary Standard Industrial                     (IRS Employer
   of incorporation or organization)               Classification Number)                     Identification No.)

                         ------------------------------

                             DELHAIZE AMERICA, INC.
                                 P.O. BOX 1330
                              2110 EXECUTIVE DRIVE
                        SALISBURY, NORTH CAROLINA 28145
                                 (704) 633-8250
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                         ------------------------------

                              R. WILLIAM MCCANLESS
                             DELHAIZE AMERICA, INC.
                                 P.O. BOX 1330
                              2110 EXECUTIVE DRIVE
                        SALISBURY, NORTH CAROLINA 28145
                                 (704) 633-8250
(Name, address, including zip code, and telephone number, including area code of agent for service)
                         ------------------------------

                                   COPIES TO:

             STEPHEN E. OLDER                        STEPHEN E. JACOBS, P.C.
             FORD LACY, P.C.                             RAYMOND O. GIETZ
Akin, Gump, Strauss, Hauer & Feld, L.L.P.           Weil, Gotshal & Manges LLP
            590 Madison Avenue                           767 Fifth Avenue
         New York, New York 10022                    New York, New York 10153
              (212) 872-1000                              (212) 310-8000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and the conditions to consummation of the offer described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



                        CALCULATION OF REGISTRATION FEE



                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
              TO BE REGISTERED                    REGISTERED(1)          PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE(3)
Class A common stock, par value $0.50 per
  share                                            14,075,604         Not applicable         $35,344,887            $9,826



(1) Calculated as the product of (a) 4,810,692, which is the sum of
    (i) 4,462,375 shares of common stock, par value $0.75 per share, of Hannaford, being the number of shares of Hannaford common stock outstanding on August 17, 1999 to be converted into Delhaize America Class A common stock in the merger and (ii) 348,317 shares of Hannaford common stock that may be issued pursuant to outstanding options between August 17, 1999 and consummation of the merger and that would be converted into Delhaize America Class A common stock for each outstanding share of Hannaford common stock to be converted into Delhaize Class A common stock in the merger, and (b) the maximum exchange ratio for the merger of 2.9259 shares of Delhaize America Class A common stock for each outstanding share of Hannaford common stock to be converted into Delhaize America Class A common stock in the merger.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1), 457(f)(3) and 457(c), by subtracting
    (a) $2,334,560,284, the product of (i) 29,551,396, the maximum number of Hannaford shares to be converted into cash and (ii) $79.00, the price per share paid by Delhaize America pursuant to the terms of the Merger Agreement from (b) $2,369,905,171, the product of (i) $68.9686, the average of the high and low prices of a Hannaford share on the New York Stock Exchange, Inc. (the "NYSE") on December 27, 1999, as reported in published financial sources and (ii) 34,362,089, the total number of Hannaford shares to be converted in the merger. This amount was then multiplied by .000278 to calculate the registration fee.



(3) Pursuant to Rule 457(b), the fee of $34,493 paid on November 17, 1999 upon the initial filing of the Registration Statement has been credited against the registration fee payable in connection with this filing.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               PRELIMINARY PROXY STATEMENT--SUBJECT TO COMPLETION


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


    The boards of directors of Hannaford Bros. Co. and Delhaize America, Inc. (formerly Food Lion, Inc.) have agreed on a merger of the two companies. Following the merger, Hannaford will be a wholly-owned subsidiary of Delhaize America.

    If the merger is completed, Hannaford shareholders will be entitled to elect to receive for each share of Hannaford common stock they own, either (i) $79.00 in cash, without interest, or (ii) the number of shares of Delhaize America Class A common stock equal to $79.00 divided by the greater of (a) the average of the per share last sales prices of Delhaize America Class A common stock as reported on the NYSE for the ten consecutive trading days prior to the merger (the "DZA Price") and (b) $27.00. Each shareholder's election may be subject to proration depending on the consideration other shareholders elect to receive in the merger. The proration will ensure that 86% of the shares of Hannaford common stock outstanding and not owned by Delhaize America at the time of the merger will be converted into the right to receive cash and the remaining shares will be converted into the right to receive Delhaize America Class A common stock. If too many Hannaford shareholders elect cash, those holders will receive Delhaize America shares for some of their Hannaford shares notwithstanding their election. If too many Hannaford shareholders elect Delhaize America shares, those holders will receive cash for some of their Hannaford shares notwithstanding their election.


    On December 31, 1999, the last trading day before the date of this document, the Delhaize America Class A common stock, which is listed on the NYSE under the trading symbol "DZA," closed at $20.3125 per share and the DZA Price as of that date would have been $20.0625. If the merger occurred on that date, assuming full proration, each Hannaford share to be converted in the merger would be converted into $67.94 in cash and 0.4096 of a share of Delhaize America Class A common stock, having a value at that time of $8.32 (valued at the closing price), for an aggregate value per share of Hannaford common stock of $76.26. The chart on page I-41 of this document describes the value of the merger consideration at varying DZA Prices. On December 31, 1999 the Hannaford common stock, which is listed on the NYSE under the trading symbol "HRD," closed at $69.3125 per share.


    We cannot complete the merger without the approval of Hannaford shareholders who hold a majority of the outstanding Hannaford common stock. Holders of approximately 24.7% of Hannaford's common stock already have agreed to vote for the merger.


    We have scheduled a special meeting to vote on the merger. If you were a shareholder of record on December 28, 1999, you may vote at the meeting. Whether or not you plan to attend, please take the time to complete and mail the enclosed proxy form to us.


    The date, time and place of the special meeting are as follows:


    February 10, 2000


    9:30 a.m., Local Time

    The Hannaford Communication Center

    145 Pleasant Hill Road

    Scarborough, Maine 04074

    This document provides you with detailed information about the merger. This document also is the prospectus of Delhaize America for the Delhaize America Class A common stock that will be issued in the merger. We encourage you to read this entire document carefully.

                                          [LOGO]

                                          Hugh G. Farrington
                                          Chief Executive Officer
    See "Risk Factors" beginning on page I-18 for a discussion of risks that should be considered by shareholders before voting on the merger. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the Delhaize America Class A common stock to be issued in the merger or determined whether this document is accurate or adequate. Any representation to the contrary is a criminal offense. The information in this document is not complete and may be changed. We may not sell the Delhaize America Class A common stock or accept an offer to buy those securities until this document is delivered in final form. This document is not an offer to sell any securities and we are not soliciting offers to buy in any jurisdiction where the offer or sale would be illegal.


      This document is dated January 3, 2000, and is first being mailed to shareholders on or about January 6, 2000.

                           NOTICE OF SPECIAL MEETING

                                                                          [LOGO]


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 10, 2000



To the Shareholders of Hannaford Bros. Co.:



    We invite you to attend the Hannaford Bros. Co. special meeting of shareholders, to be held on February 10, 2000 at 9:30 a.m., local time, at the Hannaford Communication Center, 145 Pleasant Hill Road, Scarborough, Maine 04074. At the meeting, we will ask you to consider and vote upon a proposal to approve the merger agreement among Hannaford, Delhaize America, Inc. and FL Acquisition Sub, Inc. as we describe in the attached proxy statement/prospectus. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.



    The close of business on December 28, 1999 is the record date for this meeting. Holders of Hannaford common stock on the record date are entitled to notice of and to vote at the meeting. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Hannaford common stock.



    A list of shareholders will be available for examination at 145 Pleasant Hill Road, Scarborough, Maine 04074 by any holder of Hannaford common stock for any purpose relevant to the special meeting for a period of 30 days prior to the special meeting.


    HOLDERS OF HANNAFORD COMMON STOCK DISSENTING TO THE PROPOSAL ARE ENTITLED, UPON COMPLIANCE WITH SECTION 909 OF THE MAINE BUSINESS CORPORATION ACT, TO BE PAID THE FAIR VALUE OF THEIR SHARES.

    The attached proxy statement/prospectus provides you with detailed information about the proposal to approve the merger agreement. Whether or not you plan to attend the meeting, please take the time to vote by proxy by returning the enclosed proxy card.

    PLEASE DO NOT SEND ANY OF YOUR STOCK CERTIFICATES AT THIS TIME.

                                          By order of the board of directors,

                                          [LOGO]


                                          Andrew P. Geoghegan
                                          Senior Vice President, General Counsel
                                          and Secretary



January 3, 2000


    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

    SHOULD YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING OR THE ATTACHED PROXY STATEMENT/ PROSPECTUS, PLEASE CALL CHARLES H. CROCKETT, ASSISTANT SECRETARY AND DIRECTOR OF INVESTOR RELATIONS, (207) 885-2349.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
CHAPTER ONE--THE MERGER.....................................      I-1
Questions and Answers About the Merger......................      I-1
Summary.....................................................      I-3
The Merger and Special Meeting..............................      I-3
Market Price and Dividend Information.......................      I-9
Summary Selected Historical Consolidated Financial Data.....     I-11
Summary Unaudited Historical Pro Forma Consolidated
  Financial Data............................................     I-13
Comparative Per Share Data..................................     I-15
Recent Developments.........................................     I-17
Risk Factors................................................     I-18
Cautionary Statements Concerning Forward-Looking
  Statements................................................     I-20
Selected Unaudited Historical Pro Forma Consolidated
  Financial Data of Delhaize America and Hannaford..........     I-21
Notes To Unaudited Pro Forma Financial Statements...........     I-23
The Merger Transaction......................................     I-24
Background of the Merger....................................     I-24
Hannaford's Reasons for the Merger..........................     I-27
Factors Considered by, and Recommendation of, the Hannaford
  Board.....................................................     I-27
Opinion of Hannaford's Financial Advisor....................     I-29
Financing of the Transaction................................     I-35
Accounting Treatment........................................     I-35
Governmental and Regulatory Approvals.......................     I-35
Interests of Certain Persons in the Merger..................     I-36
Dissenters' Rights..........................................     I-37
Management Following the Merger.............................     I-40
Federal Securities Laws Consequences; Stock Transfer
  Restriction...............................................     I-40
Certain Terms of the Merger Agreement.......................     I-40
The Merger..................................................     I-40
Closing and Effective Time..................................     I-40
Merger Consideration........................................     I-41
Limits on Cash and Stock Consideration......................     I-42
Allocation..................................................     I-42
Election Procedure..........................................     I-43
Procedures for Exchange of Certificates.....................     I-43
Fractional Shares...........................................     I-44
Representations and Warranties..............................     I-44
Certain Covenants...........................................     I-44
No Solicitation.............................................     I-46
Effect on Stock Options.....................................     I-46
Effect on Employee Benefit Matters..........................     I-47
Conditions to Completion of the Merger......................     I-47
Termination.................................................     I-48
Effect of Termination.......................................     I-49
Termination Payments........................................     I-49
Other Expenses..............................................     I-49
Indemnification.............................................     I-49
Amendments and Waivers......................................     I-50

                                                                PAGE
                                                              --------
Summary of Other Significant Agreements.....................  I-50
Stock Exchange Agreement....................................  I-50
Voting Agreement............................................  I-50
Registration Rights Agreement...............................  I-50
Material U.S. Federal Income Tax Consequences of the
  Merger....................................................  I-51
CHAPTER TWO--INFORMATION ABOUT THE SPECIAL MEETING AND
  VOTING....................................................  II-1
General.....................................................  II-1
Time and Place..............................................  II-1
Purpose of the Special Meeting..............................  II-1
Voting and Record Date......................................  II-1
Proxies.....................................................  II-1
Solicitation of Proxies.....................................  II-2
CHAPTER THREE--ADDITIONAL INFORMATION.......................  III-1
Information Concerning the Primary Parties..................  III-1
Business of Hannaford.......................................  III-1
Business of Delhaize America................................  III-1
Comparison of Rights of Holders of Hannaford Common Stock
  and Delhaize America Common Stock.........................  III-2
Capital Stock...............................................  III-2
Special Meetings of Shareholders............................  III-3
Board of Directors..........................................  III-3
Advance Notice of Shareholder Proposals and Nominations for
  Director..................................................  III-4
Exculpation and Indemnification.............................  III-5
Mergers, Consolidations, Share Exchanges and Sales of
  Assets....................................................  III-5
Anti-Takeover Provisions....................................  III-6
Amendments to Articles of Incorporation and Bylaws..........  III-9
Shareholders' Rights of Dissent and Appraisal...............  III-10
Liquidation Rights..........................................  III-11
Shareholders' Agreement.....................................  III-12
Shareholder Rights Plan.....................................  III-13
Description of Delhaize America Capital Stock Following the
  Merger....................................................  III-13
Experts.....................................................  III-14
Legal Matters...............................................  III-15
Future Shareholder Proposals................................  III-15
Where You Can Find More Information.........................  III-15
Delhaize America SEC Filings................................  III-15
Hannaford SEC Filings.......................................  III-16

LIST OF ANNEXES
---------------
Annex A--Agreement and Plan of Merger
Annex B--Opinion of Morgan Stanley & Co. Incorporated
Annex C--Stock Exchange Agreement
Annex D--Voting Agreement
Annex E--Registration Rights Agreement
Annex F--Excerpt from the Maine Business Corporation Act

                            CHAPTER ONE--THE MERGER
                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that we may vote your shares at the special meeting.

    In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

Q: HOW DO I ELECT TO RECEIVE CASH OR STOCK IN THE MERGER?

A: Shortly after the special meeting of shareholders, you will be sent an election form to indicate whether you would prefer to receive either cash or Delhaize America Class A common stock in the merger, or to indicate that you have no preference. These election forms will be due on the last business day prior to the closing of the merger. Hannaford and Delhaize America will publicly announce the due date once it is established.

Q: WILL I ALWAYS RECEIVE THE SPECIFIC AMOUNTS OF CASH AND STOCK THAT I HAVE
    ELECTED?


A: No. Due to the requirements that a pre-determined number of shares of Hannaford common stock be converted into cash and Delhaize America Class A common stock, respectively, Delhaize America may have to allocate cash or stock consideration to you in place of the type of consideration you elect if cash or stock is over-subscribed or under-subscribed by other shareholders. Consequently, the amount of cash and stock that you receive in the merger may differ from your actual elections. However, Hannaford shareholders electing all cash will receive cash for at least 86% of their shares.


Q: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD OR OTHERWISE DO NOT VOTE?

A: If you do not return your proxy card or otherwise do not vote, it will have the same effect as voting against the merger.

Q: MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to Hannaford's Secretary before the special meeting. Or, you can attend the special meeting in person and give notice to the Secretary or in the open meeting. You also may revoke your proxy by sending a notice of revocation to Hannaford's Secretary.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM
    FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. Your broker will ask you for instructions on how to vote your shares and you should therefore be sure to provide your broker with instructions on how to vote.

Q: IF I PARTICIPATE IN THE HANNAFORD DIVIDEND REINVESTMENT PLAN, HOW DO I VOTE
    MY UNCERTIFICATED SHARES?

A: If you participate in the Hannaford Dividend Reinvestment Plan, your proxy card covers your uncertificated shares held pursuant to the Plan.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger we will send you written instructions for exchanging your stock certificates.

Q: WHAT WILL HAPPEN TO MY DIVIDENDS?

A: Prior to the merger, Hannaford expects to continue to pay its regular quarterly dividend on Hannaford common stock at its current rate, subject to any change that

    Hannaford's board of directors may determine. After the merger, Delhaize America expects to continue to pay its regular quarterly dividend on Delhaize America Class A common stock at its current rate, subject to any change that Delhaize America's board of directors may determine. For information on the cash dividends paid by Hannaford and Delhaize America, see pages I-9 - I-10.

Q: IS THE MERGER TAXABLE?

A: Yes. Regardless of whether you receive cash or stock or a combination of both in the merger, the merger will be a taxable event for you and you will recognize taxable gain or loss to the extent that the cash and the fair market value of any stock received by you in the merger is greater or less than your adjusted tax basis in your Hannaford shares.

    Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger in the first or second quarter of 2000.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You may call the Investor Relations department at Hannaford at
    (207) 885-2349.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" (ON
PAGE III-15). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                         THE MERGER AND SPECIAL MEETING

THE COMPANIES
(SEE PAGE III-1)
HANNAFORD BROS. CO.
145 Pleasant Hill Road
Scarborough, Maine 04074
(207) 883-2911

Hannaford is a multi-regional food retailer with 154 supermarkets located throughout Maine, New Hampshire and Vermont, and in parts of New York, Massachusetts, Virginia, North Carolina and South Carolina. Its stores are operated primarily under the names "Shop'n Save" and "Hannaford." Hannaford offers consumers comprehensive product variety and outstanding freshness and quality in perishables, at competitive prices, from modern and convenient facilities. Hannaford also operates 113 pharmacies within its supermarkets and combination stores.

DELHAIZE AMERICA, INC. (FORMERLY FOOD LION, INC.)
2110 Executive Drive
Salisbury, North Carolina 28147
(704) 633-8250


Delhaize America engages in one line of business, the operation of retail food supermarkets in the southeastern and mid-atlantic regions of the United States. Delhaize America was incorporated in North Carolina in 1957 and maintains its corporate headquarters in Salisbury, North Carolina. Delhaize America's stores, which are primarily operated under the names "Food Lion" and "Kash n' Karry," sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and non-food items such as health and beauty care, prescriptions, and other household and personal products. Delhaize America offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged for Delhaize America under the private labels of "Food Lion" and "Kash n' Karry." Delhaize America offers over 30,000 stock keeping units in its Food Lion locations and over 35,000 in its Kash n' Karry locations. As of November 30, 1999, Etablissements Delhaize Freres et Cie "Le Lion" S.A. owned 45.34% of the Delhaize America Class A common stock and 55.40% of the Delhaize America Class B common stock.


FL ACQUISITION SUB, INC.
2110 Executive Drive
Salisbury, North Carolina 28147
(704) 633-8250

FL Acquisition Sub, Inc. is a wholly-owned subsidiary of Delhaize America formed under the laws of Maine solely for the purpose of merging with Hannaford.

HANNAFORD'S REASONS FOR THE MERGER
(SEE PAGE I-27)

    - THE MERGER WILL POSITION HANNAFORD TO COMPETE MORE EFFECTIVELY. As the supermarket industry continues to consolidate and grow increasingly competitive, local and regional supermarket chains suffer the disadvantages of smaller economies of scale and less purchasing power than the national chains. A combination of Delhaize America and Hannaford will create the sixth largest food retailer in the United States, operating over 1,400 stores throughout the eastern United States from Maine to Florida, with 1998 total annual revenues of approximately $13.5 billion on a pro-forma basis. The merger also should provide the combined new company with opportunities for economies of scale, including combined purchasing power and operating efficiencies.


    - THE MERGER CONSIDERATION REPRESENTS A SUBSTANTIAL PREMIUM TO HANNAFORD'S HISTORICAL STOCK PRICE. In the merger, Hannaford shareholders will receive cash and/or Delhaize America Class A common stock with a value of $79.00 per share, subject to potential downward adjustment if the average closing price of Delhaize America's Class A common stock is below $27.00 per share during the ten consecutive trading days prior to the merger. The $79.00 price represents a premium of (1) approximately 24% from the last sales price of Hannaford's common stock on August 17, 1999, the day prior to the date the merger was publicly announced and (2) approximately 75% from the last sales price of Hannaford's common stock on May 3, 1999, the day prior to the date Empire Company Limited publicly announced that it would not renew its standstill agreement with Hannaford. If the merger occurred on December 31, 1999, the last trading day before the date of this document, assuming full proration, each Hannaford share to be converted in the merger would be converted into $67.94 in cash and 0.4096 of a share of Delhaize America Class A common stock, having a value at that time of $8.32 (valued at the closing price), for an aggregate value per share of Hannaford common stock of $76.26. This represents a premium of approximately (1) 22.75% from the last sales price of common stock on August 17, 1999 and (2) approximately 59.25% from the last sales price of Hannford's common stock on May 3, 1999.


    - THE MERGER REPRESENTS THE BEST TRANSACTION THAT THE BOARD WAS ABLE TO OBTAIN AFTER A SOLICITATION OF COMBINATION PROPOSALS. In June 1999, the Hannaford board, with the assistance of its financial and legal advisors, contacted a number of large industry participants to solicit their interest in a possible transaction with Hannaford. The board determined that the merger with Delhaize America represented a more attractive transaction for Hannaford and its shareholders than any transaction proposed or interest expressed by the third parties contacted in this process.

OUR RECOMMENDATION TO SHAREHOLDERS
(SEE PAGES I-27 - I-29)

    The Hannaford board of directors believes that the merger is advisable and in the Company's and your best interests and recommends that you vote for the proposal to adopt the merger agreement.

WHAT HANNAFORD SHAREHOLDERS
WILL RECEIVE IN THE MERGER
(SEE PAGES I-41 - I-44)

    Holders of Hannaford common stock will be entitled to elect with respect to each of their shares to receive either cash or shares of Delhaize America
Class A common stock, subject to certain limitations discussed below. Upon completion of the merger, each share of Hannaford common stock will be converted into the right to receive either:

    - $79.00 in cash, without interest; or

    - the number of shares of Delhaize America Class A common stock equal to $79.00 divided by the greater of (a) the DZA Price and (b) $27.00.

    In the aggregate, 86% of the shares of Hannaford common stock outstanding at the time of the merger and not owned by Delhaize America will be converted into the right to receive cash and the remaining shares of Hannaford common stock will be converted into the right to receive Delhaize America Class A common stock.

EXAMPLES (ASSUMING NO PRORATION):

    CHOOSING ALL CASH. If you own 100 shares of Hannaford common stock and elect to receive all cash, you will receive $79.00 multiplied by

100, or $7,900. The DZA Price has no effect on the consideration you will receive.

    CHOOSING ALL STOCK. If you own 100 shares of Hannaford common stock and elect to receive all Delhaize America Class A common stock, the number of shares of Delhaize America Class A common stock that you will receive depends in part on the DZA Price.

-- For example, if the DZA Price is $19.00, you will receive a number of shares of Delhaize America Class A common stock equal to 79 divided by 27, or 2.9259, multiplied by 100, for a total of 292 shares, with an aggregate value (determined by using the DZA Price) of $5,548. Additionally, in lieu of the remaining fractional share, you will receive a cash payment equal to .59 multiplied by the Delhaize America Class A common stock price immediately prior to the merger;

-- If the DZA Price is $29.00, you will receive a number of shares of Delhaize America Class A common stock equal to 79 divided by 29, or 2.7241 multiplied by 100, for a total of 272 shares, with an aggregate value (determined by using the DZA Price) of $7,888. Additionally, in lieu of the remaining fractional share, you will receive a cash payment equal to .41 multiplied by the Delhaize America Class A common stock price immediately prior to the merger.

    If the DZA Price is less than $27.00 and you elect to receive all Delhaize America Class A common stock, the value of your consideration (determined by using the DZA Price) will be lower than if you elect to receive all cash.

PRORATION:

    If Hannaford shareholders as a group elect to receive more cash or Delhaize America Class A common stock in the merger than the amount available, those shareholders who made an election for the oversubscribed category will receive a prorated amount of the undersubscribed category.

EXAMPLE 1:

    If you elect all cash and too many other holders elect all cash, then you and all Hannaford shareholders who elected to receive all cash will receive as much cash as is available, prorated, and the rest of your consideration in Delhaize America Class A common stock.

EXAMPLE 2:

    If you elect all Delhaize America Class A common stock and too many other holders elect all stock, then you and all Hannaford shareholders who elected to receive all stock will receive as much stock as is available, prorated, and the rest of your consideration in cash.

OPINION OF FINANCIAL ADVISOR
(SEE PAGES I-29 - I-35)

    In deciding to approve the merger, the Hannaford board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of its opinion, the consideration to be received by you in the merger is fair from a financial point of view. The full text of this opinion is attached to this document as Annex B. We encourage you to carefully read and consider this opinion.

RISKS ASSOCIATED WITH THE MERGER
(SEE PAGES I-18 - I-19)

    You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors." These risks include the possible difficulties in combining two companies that have previously operated independently.

THE SPECIAL MEETING
(SEE PAGE II-1)


    The special meeting will be held at the Hannaford Communication Center, 145 Pleasant Hill Road, Scarborough, Maine 04074 on February 10, 2000 at 9:30 a.m. local time. At the special meeting, holders of Hannaford common stock will be asked to vote to approve the merger agreement.

RECORD DATE
(SEE PAGE II-1)


    You can vote at the special meeting if you owned Hannaford common stock at the close of business on December 28, 1999.


VOTE REQUIRED
(SEE PAGE II-1)

    Approval of the merger agreement by Hannaford shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Hannaford common stock.

VOTING AGREEMENT
(SEE PAGE I-50)

    When Hannaford and Delhaize America signed the merger agreement, two companies controlled by the Sobey family, Empire Company Limited and E.C.L. Investments Limited, entered into a voting agreement with Delhaize America to vote their shares of Hannaford common stock in favor of the merger agreement. The total number of shares of Hannaford common stock subject to the voting agreement represents approximately 24.7% of the outstanding shares of Hannaford common stock. The full text of the voting agreement is attached as Annex D.

SHARE OWNERSHIP OF MANAGEMENT
(SEE PAGE I-36)


    As of the record date for the special meeting, the directors and executive officers of Hannaford owned approximately 1% of the shares entitled to vote at the special meeting (excluding shares held by affiliates of Messrs. David and Paul Sobey (directors of Hannaford), including Empire Company Limited and E.C.L. Investments Limited). Each of them has advised Hannaford that he or she plans to vote all such shares in favor of approval of the merger agreement.


MANAGEMENT FOLLOWING THE MERGER
(SEE PAGE I-40)

    It is anticipated that each director and officer of Delhaize America immediately prior to the merger will remain in his or her position after the merger. Immediately after the merger, Hugh G. Farrington, the President and Chief Executive Officer of Hannaford, will be appointed to the board of directors of Delhaize America and will serve as its Vice Chairman. In addition, Empire Company Limited and its affiliates, the largest Hannaford shareholders, will have the right to appoint one member to the Delhaize America board after the merger.

    After the completion of the merger, it is anticipated that each officer of Hannaford immediately prior to the merger will remain in his or her position.

FINANCING OF THE MERGER
(SEE PAGE I-35)

    It is anticipated that the cash consideration necessary to consummate the merger will be financed through a 364-day credit facility for up to $2.5 billion and an additional $500 million five-year revolving credit facility, each to be arranged by J.P. Morgan Securities Inc., which has delivered a commitment letter to Delhaize America regarding the financing.

ACCOUNTING TREATMENT
(SEE PAGE I-35)

    The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

CONDITIONS TO THE MERGER
(SEE PAGES I-47 - I-48)

    Hannaford and Delhaize America will complete the merger only if the conditions to the merger are satisfied or in some cases waived, including the following:

    - the approval of the merger agreement by Hannaford shareholders;

    - the absence of any law or court order that prohibits the merger; and

    - the receipt of necessary approvals from government authorities, including the expiration of time periods under applicable federal antitrust laws.

    Either of Hannaford and Delhaize America may choose to complete the merger even though a condition has not been satisfied if the law allows us to do so.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGES I-48 - I-49)

    Hannaford and Delhaize America can agree to terminate the merger agreement at any time, even after shareholder approval. In addition, either company can terminate the merger agreement in various circumstances, including the following:

    - if the merger has not been completed by August 17, 2000;

    - if the shareholders of Hannaford fail to approve the merger agreement;

    - if a law or final court order prohibits the merger; or

    - if the other company breaches its representations or obligations under the merger agreement in a material manner.

    Hannaford may terminate the merger agreement if Delhaize America has not substantially finalized documentation relating to the debt financing for the merger by the later of 10 days prior to the special meeting and December 15, 1999. Delhaize America has substantially finalized documentation relating to the debt financing. The merger agreement also can be terminated in other circumstances which are described on pages I-48 - I-49.

TERMINATION FEE
(SEE PAGE I-49)

    If the merger agreement is terminated by either party in specific circumstances involving an alternative business transaction between Hannaford and a third party, Hannaford will be required to pay Delhaize America a termination fee of $90 million.

NO SOLICITATION
(SEE PAGE I-46)

    Hannaford has agreed, subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination while the merger is pending.
INTERESTS OF MEMBERS OF HANNAFORD'S BOARD OF DIRECTORS AND MANAGEMENT IN THE MERGER
(SEE PAGES I-36 - I-37)

    In considering the recommendation of the Hannaford board of directors that you vote to approve the merger agreement, you should be aware that a number of Hannaford's directors and officers have agreements, stock options and other benefit plans that provide them with interests in the merger that are different from or in addition to yours as a Hannaford shareholder.

REGULATORY APPROVALS REQUIRED FOR THE MERGER
(SEE PAGES I-35 - I-36)

    The HSR Act prohibits us from completing the merger until after we have provided certain information and materials to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and we have waited the required period of time. Hannaford and Delhaize America filed premerger notification forms with the FTC and the Department of Justice on September 8, 1999. On October 8, 1999, the FTC issued to the parties a request for additional information and documentary material. The parties are in the process of responding to the request.

STOCK EXCHANGE AGREEMENT
(SEE PAGE I-50)

    When Hannaford and Delhaize America signed the merger agreement, two companies controlled by the Sobey family, Empire Company Limited and E.C.L. Investments Limited, entered into a stock exchange agreement with Delhaize America. Pursuant to the stock exchange agreement, immediately prior to the merger Empire and E.C.L. Investments will exchange with Delhaize America 10,418,565 shares of Hannaford common stock owned by them for aggregate consideration of $823,066,635 (nominally $79.00 per share) payable as a combination of Delhaize America Class A common stock and cash. The consideration will be calculated and payable as follows:

A number of shares of Delhaize America Class A common stock, determined by dividing $365,000,000 by the greater of (a) the DZA

Price and (b) $27.00; and the remainder ($458,066,635) in cash.

    Empire and E.C.L. Investments have the ability to adjust, upwards or downwards, the mix of cash and stock comprising the aggregate consideration, but in no event will the consideration payable in stock (valued at the greater of the DZA Price and $27.00) be less than $315,000,000 or more than $421,000,000. Under this formula, Empire and E.C.L. Investments cannot receive cash for more than 61.7% of their Hannaford shares. A copy of the stock exchange agreement is attached to this document as Annex C.

DISSENTERS' RIGHTS
(SEE PAGES I-37 - I-40)

    The holders of Hannaford common stock who dissent to the merger have the right to be paid the fair value of their shares. For information about the dissenters' rights available in connection with the merger, see "The Merger--The Merger Transaction--Dissenters' Rights" beginning on page I-37 and the excerpt from the Maine Business Corporation Act set forth on Annex F.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
(SEE PAGES III-2 - III-13)

    Delhaize America is a North Carolina corporation, and Hannaford is a Maine corporation. In the event you receive Delhaize America Class A common stock in the merger, your rights as a shareholder of Delhaize America will be governed by Delhaize America's charter and bylaws and North Carolina law. You should consider the fact that Delhaize America's charter and bylaws and North Carolina law differ in some material respects from Hannaford's charter and bylaws and Maine law. See "Comparison of Rights of Holders of Hannaford Common Stock and Delhaize America Common Stock" beginning on page III-2.

                     MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE PER SHARE MARKET PRICE INFORMATION


    The Delhaize America Class A common stock and the Hannaford common stock are traded on the NYSE. Until September 9, 1999, the Delhaize America Class A common stock was traded on the Nasdaq National Market. The prices of the Delhaize America Class A common stock reported herein have been adjusted for a one-for-three reverse stock split that occurred on September 9, 1999. On
August 17, 1999, the last full trading day prior to the public announcement of the merger, the Delhaize America Class A common stock closed at $33.00 per share and the Hannaford common stock closed at $62.125 per share. On December 31, 1999, the last trading date before the date of this document, the Delhaize America Class A common stock closed at $20.3125 per share and the Hannaford common stock closed at $69.3125 per share. At that date, the DZA Price would have been $20.0625. We urge you to obtain current market quotations before making any decision with respect to the merger.


COMPARATIVE DIVIDENDS AND MARKET PRICES

    DELHAIZE AMERICA--The Delhaize America Class A common stock is traded on the NYSE under the symbol "DZA." The following table sets forth the dividends declared and the high and low closing prices per share of the Delhaize America Class A common stock for the periods indicated. Until September 9, 1999, the Delhaize America Class A common stock was traded on the Nasdaq National Market under the symbol "FDLNA."


                                                                              PRICE RANGE
                                                              DIVIDENDS   -------------------
                                                              DECLARED      HIGH       LOW
                                                              ---------   --------   --------
FISCAL YEAR ENDED JANUARY 3, 1998
First Quarter...............................................   $.1011      $29.34     $22.89
Second Quarter..............................................    .1011       24.75      19.41
Third Quarter...............................................    .1011       22.50      20.82
Fourth Quarter..............................................    .1011       26.25      22.32

FISCAL YEAR ENDED JANUARY 2, 1999
First Quarter...............................................   $.1125      $33.75     $25.41
Second Quarter..............................................    .1125       32.64      27.75
Third Quarter...............................................    .1125       34.32      26.43
Fourth Quarter..............................................    .1125       33.18      25.14

FISCAL YEAR ENDED JANUARY 1, 2000
First Quarter...............................................   $.1260      $33.93     $26.91
Second Quarter..............................................    .1260       36.93      25.86
Third Quarter...............................................    .1260       38.16      23.44
Fourth Quarter..............................................    .1260       24.19      17.38

    HANNAFORD--The Hannaford common stock is traded on the NYSE under the symbol "HRD." The following table sets forth the dividends declared and the high and low closing prices per share of the Hannaford common stock for the periods indicated.


                                                                              PRICE RANGE
                                                              DIVIDENDS   -------------------
                                                              DECLARED      HIGH       LOW
                                                              ---------   --------   --------
FISCAL YEAR ENDED JANUARY 3, 1998
First Quarter...............................................   $ .135      $36.00     $33.13
Second Quarter..............................................     .135       36.25      30.50
Third Quarter...............................................     .135       37.00      32.75
Fourth Quarter..............................................     .135       44.13      34.56

FISCAL YEAR ENDED JANUARY 2, 1999
First Quarter...............................................   $ .150      $46.44     $38.75
Second Quarter..............................................     .150       46.94      43.38
Third Quarter...............................................     .150       47.00      41.25
Fourth Quarter..............................................     .150       53.00      40.06

FISCAL YEAR ENDED JANUARY 1, 2000
First Quarter...............................................   $ .165      $53.44     $44.50
Second Quarter..............................................     .165       57.50      43.62
Third Quarter...............................................     .165       72.25      53.75
Fourth Quarter..............................................     .165       73.13      65.94

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    Hannaford and Delhaize America are providing the following financial information to aid you in your analysis of the financial aspects of the merger. The following selected historical consolidated financial information of Delhaize America and Hannaford is only a summary, has been derived from their respective historical financial statements and should be read in conjunction with the consolidated financial statements and notes thereto, which are incorporated into this document by reference. See "Where You Can Find More Information" on page III-15.

                              DELHAIZE AMERICA(1)
                             (DOLLARS IN THOUSANDS)

                        36 WEEKS     36 WEEKS                            FISCAL YEAR ENDED
                         ENDED        ENDED      ------------------------------------------------------------------
                       SEPT. 11,    SEPT. 12,      JAN 2,         JAN. 3,      DEC. 28,      DEC. 30,     DEC. 31,
                          1999         1998        1999(1)        1998(2)        1996          1995         1994
                       ----------   ----------   -----------    -----------   -----------   ----------   ----------
                             (UNAUDITED)
INCOME STATEMENT DATA
  Net sales..........  $7,500,231   $7,037,655   $10,219,474    $10,194,385   $ 9,005,932   $8,210,884   $7,932,592
  Cost of goods
    sold.............   5,784,132    5,470,760     7,925,844      7,975,659     7,087,177    6,516,637    6,323,693
  Selling and
    administrative
    expenses.........   1,319,233    1,207,154     1,770,314      1,736,559     1,490,878    1,337,702    1,269,637
  Store closing
    charge/(income)..           0            0             0         84,402       (27,600)           0            0
  Asset impairment
    reserve..........           0            0             0              0        22,187            0            0
  Operating income...     396,866      359,741       523,316        397,765       433,290      356,545      339,262
  Interest expense...      74,319       68,188        95,334        115,389        80,520       73,484       86,564
  Income before
    income taxes.....     322,547      291,553       427,982        282,376       352,770      283,061      252,698
  Net income.........  $  199,978   $  188,036   $   272,585    $   172,250   $   215,220   $  172,361   $  152,898
  Depreciation and
    amortization.....  $  177,654   $  162,207   $   236,021    $   219,833   $   165,286   $  146,170   $  139,834

BALANCE SHEET DATA
  Current assets.....  $1,541,230   $1,449,071   $ 1,512,277    $ 1,328,511   $ 1,539,039   $1,149,235   $1,125,471
  Non-current
    assets...........   2,272,154    2,161,971     2,163,684      2,167,625     2,052,496    1,496,030    1,356,470
  Total assets.......   3,813,384    3,611,042     3,675,961      3,496,136     3,591,535    2,645,265    2,481,941
  Current
    liabilities......   1,197,073      982,029     1,040,417        960,788     1,248,028      698,695      690,062
  Long-term debt.....     427,063      435,168       429,763        586,355       495,111      355,300      355,300
  Shareholders'
    equity...........  $1,598,472   $1,582,190   $ 1,598,922    $ 1,333,185   $ 1,225,088   $1,102,510   $1,027,353

------------------------

(1) The historical consolidated financial data includes the operations of Kash n' Karry from the date of acquisition (December 1996) forward.

(2) Fiscal year consisted of 53 weeks. All other Delhaize America fiscal years consisted of 52 weeks.

                                   HANNAFORD
                             (DOLLARS IN THOUSANDS)

                        39 WEEKS     39 WEEKS                          FISCAL YEAR ENDED
                         ENDED        ENDED      --------------------------------------------------------------
                        OCT. 2,      OCT. 3,      JAN. 2,      JAN. 3,      DEC. 28,     DEC. 30,     DEC. 31,
                          1999         1998         1999       1998(1)        1996         1995         1994
                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (UNAUDITED)
INCOME STATEMENT DATA
  Net sales..........  $2,575,383   $2,473,342   $3,323,588   $3,226,433   $2,957,559   $2,568,061   $2,291,755
  Cost of goods
    sold.............   1,895,798    1,849,762    2,480,346    2,427,287    2,242,784    1,951,248    1,728,499
  Selling and
    administrative
    expenses.........     541,980      496,136      664,357      635,355      568,033      481,017      437,548
  Merger related
    cost.............       7,179            0            0            0            0            0            0
  Asset impairment
    reserve..........           0            0            0       39,950            0            0            0
  Operating income...     130,426      127,444      178,885      123,841      146,742      135,796      125,708
  Interest expense...      17,615       19,925       26,577       26,425       22,204       19,368       21,360
  Income before
    income taxes.....     112,811      107,519      152,308       97,416      124,538      116,428      104,348
  Net income.........  $   69,729   $   66,666   $   94,647   $   59,647   $   75,205   $   70,201   $   62,288
  Depreciation and
    amortization.....  $   77,103   $   71,941   $   96,739   $   93,953   $   77,420   $   69,016   $   62,756

BALANCE SHEET DATA
  Current assets.....  $  313,679   $  268,786   $  295,878   $  276,061   $  261,970   $  194,342   $  201,347
  Non-current
    assets...........     998,716      988,697      988,660      951,129      921,757      767,488      676,258
  Total assets.......   1,312,395    1,257,483    1,284,538    1,227,190    1,183,727      961,830      877,605
  Current
    liabilities......     290,129      250,364      259,599      255,188      240,174      170,830      158,640
  Long-term debt.....     176,387      229,497      220,130      235,850      227,525      150,648      153,687
  Shareholders'
    equity...........  $  703,358   $  643,708   $  663,350   $  601,029   $  569,156   $  518,677   $  454,475

------------------------

(1) Fiscal year consisted of 53 weeks. All other Hannaford fiscal years consisted of 52 weeks.

       SUMMARY UNAUDITED HISTORICAL PRO FORMA CONSOLIDATED FINANCIAL DATA


    The following tables set forth summary unaudited pro forma financial data that are presented to give effect to the merger. The unaudited pro forma consolidated financial data do not reflect any cost savings and other synergies which may occur as a result of the merger nor the impact of any potential divestitures that may result from the FTC's antitrust review of the merger. The unaudited pro forma financial data are not necessarily indicative of the results of operations or financial position that would have occurred if the merger had been completed at the beginning of the periods presented and at the end of the first nine-month period of 1999, nor are they necessarily indicative of future results of operations or financial position. The first nine-month period of 1999 includes the 36-week period ended September 11, 1999, for Delhaize America and the 39-week period ended October 2, 1999, for Hannaford. The unaudited pro forma financial data should be read together with the historical financial statements of Delhaize America and Hannaford incorporated by reference in this document and the unaudited pro forma financial statements contained elsewhere in this document.


                          SUMMARY UNAUDITED PRO FORMA
                         CONSOLIDATED INCOME STATEMENT

                                                           36         YEAR ENDED
                                                      WEEKS ENDED     JANUARY 2,
                                                     SEPT. 11, 1999      1999
                                                     --------------   -----------
                                                        (DOLLARS IN THOUSANDS)
Net sales..........................................   $10,075,614     $13,543,062
Cost of goods sold.................................     7,679,930      10,406,190
Selling and administrative expenses................     1,910,348       2,505,644
Operating income...................................       485,336         631,228
Interest expense...................................       239,040         334,398
Income before income taxes.........................       246,296         296,830
Provision for income taxes.........................       112,479         132,313
Net income.........................................   $   133,817     $   164,517

                    SUMMARY UNAUDITED PRO FORMA CONSOLIDATED
                                 BALANCE SHEET


                                                              SEPTEMBER 11, 1999
                                                              ------------------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Assets
Current Assets
  Cash and cash equivalents.................................      $  202,764
  Accounts receivable, net..................................         221,030
  Inventories...............................................       1,330,956
  Prepaid expenses..........................................          27,020
  Deferred income taxes.....................................          73,139
                                                                  ----------
      Total current assets..................................       1,854,909

Property, plant and equipment, net..........................       2,912,491

Intangible assets/goodwill less accumulated amortization....       2,993,215

Other assets................................................          34,196
                                                                  ----------

      Total assets..........................................      $7,794,811
                                                                  ==========

Liabilities and Shareholders' Equity

Current Liabilities
  Current maturities of long-term debt......................      $   41,864
  Obligations under capital leases..........................          25,262
  Accounts payable..........................................         933,002
  Accrued expenses..........................................         437,950
  Income taxes..............................................          37,311
  Other liabilities.........................................          11,813
                                                                  ----------

      Total current liabilities.............................       1,487,202

  Deferred income tax liabilities...........................          27,406

  Other liabilities.........................................         146,032

  Long-term debt............................................       3,259,535

  Obligations under capital leases..........................         559,859

  Shareholders' equity

    Common stock A, par value $.50 per share................          53,240

    Common stock B, par value $.50 per share................          37,654

  Additional paid-in-capital................................         858,302

  Retained earnings.........................................       1,365,581
                                                                  ----------

      Total shareholders' equity............................       2,314,777
                                                                  ----------

      Total liabilities and shareholders' equity............      $7,794,811
                                                                  ==========

                           COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical and unaudited pro forma consolidated per share data of Delhaize America and Hannaford after giving effect to the merger. The unaudited pro forma consolidated financial data do not reflect any cost savings and other synergies which may occur as a result of the merger nor the impact of any potential divestitures that may result from the FTC's antitrust review of the merger. The data set forth below should be read together with the unaudited pro forma consolidated financial statements and the separate historical financial statements and notes thereto of Delhaize America and Hannaford, which are included elsewhere in, or incorporated by reference into, this document. The unaudited pro forma consolidated financial data is not necessarily indicative of the operating results or financial position that would have occurred had the merger been completed at the beginning of the periods presented and should not be construed as indicative of future operations or financial position. The first nine-month period of 1999 includes the 36-week period ended September 11, 1999, for Delhaize America and the 39-week period ended October 2, 1999, for Hannaford.


                                                                 36 WEEKS      YEAR ENDED
                                                                  ENDED        JANUARY 2,
ALL AMOUNTS ARE IN THOUSANDS EXCEPT PER SHARE DATA            SEPT. 11, 1999      1999
--------------------------------------------------            --------------   ----------
DELHAIZE AMERICA
NET INCOME(1)
$...........................................................    $  199,978     $  272,585
Historical Basic............................................          1.27           1.71
Historical Dilutive.........................................    $     1.26     $     1.71

DIVIDENDS
$...........................................................    $   59,551     $   71,271
Historical..................................................    $     0.38     $     0.45

BOOK VALUE
$...........................................................    $1,598,472     $1,598,922
Historical..................................................    $    10.12     $    10.03

HANNAFORD
NET INCOME(1)
$...........................................................    $   69,729     $   94,647
Historical Basic............................................          1.65           2.24
Historical Dilutive.........................................    $     1.62     $     2.21

DIVIDENDS
$...........................................................    $   20,909     $   25,366
Historical..................................................    $     0.50     $     0.60

BOOK VALUE
$...........................................................    $  703,358     $  663,350
Historical..................................................    $    16.66     $    15.69

                                                                 36 WEEKS      YEAR ENDED
                                                                  ENDED        JANUARY 2,
ALL AMOUNTS ARE IN THOUSANDS EXCEPT PER SHARE DATA            SEPT. 11, 1999      1999
--------------------------------------------------            --------------   ----------
CONSOLIDATED
NET INCOME(1)
$...........................................................    $  133,817     $  164,517
Historical Basic............................................          0.73           0.89
Historical Dilutive(2)......................................    $     0.71     $     0.86

DIVIDENDS
$...........................................................    $   59,551     $   71,271
Pro Forma...................................................    $     0.32     $     0.38

BOOK VALUE
$...........................................................    $2,314,777     $2,315,228
Pro Forma...................................................    $    12.55     $    12.45

------------------------

(1) Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding. These share amounts are illustrated below.

                                                                                  YEAR
                                                                 36 WEEKS        ENDED
                                                                  ENDED        JANUARY 2,
                                                              SEPT. 11, 1999      1999
                                                              --------------   ----------
                                                                    (IN THOUSANDS)
DELHAIZE AMERICA
Basic Shares................................................      157,949        159,361
Diluted Shares..............................................      158,231        159,707

HANNAFORD
Basic shares................................................       42,213         42,277
Diluted shares..............................................       42,964         42,884

PRO FORMA CONSOLIDATED
Basic shares................................................      184,479        185,891
Diluted shares..............................................      189,325        190,502

(2) Pro Forma Consolidated dilutive earnings per share assumes that the approximately 2.5 million Hannaford employee stock options outstanding will be converted into options to purchase Delhaize America Class A common stock giving effect to the merger using the average historical closing price of Delhaize America Class A common stock during the periods presented.

                              RECENT DEVELOPMENTS

    On September 7, 1999, the shareholders of Delhaize America approved the following proposals at a special meeting:

    - an amendment to the articles of incorporation to change the company name from "Food Lion, Inc." to "Delhaize America, Inc.";

    - the conversion of Delhaize America into a holding company by transferring the Food Lion business to a wholly-owned subsidiary;

    - a one-for-three reverse stock split of the Class A and Class B common stock of Delhaize America;

    - the authorization of 500,000,000 shares of Delhaize America capital stock as "blank check" preferred stock;

    - an amendment of the purpose clause of the articles of incorporation authorizing Delhaize America to engage in any lawful activity for which a corporation may be formed under North Carolina law; and

    - an amendment to the bylaws to provide that the number of directors of Delhaize America will not be less than eight or more than 14.

    On September 9, 1999, the Delhaize America Class A and Class B common stock were listed on the NYSE under the symbols "DZA" and "DZB," respectively. Prior to such time, the Delhaize America Class A and Class B common stock had been traded on the Nasdaq National Market under the symbols "FDLNA" and "FDLNB," respectively.

                                  RISK FACTORS

    In deciding whether to approve the merger agreement, you should consider the following risks related to the merger and to your investment in Delhaize America following the merger. You should consider carefully these risks along with the other information in this document and the documents to which we have referred you. See "Where You Can Find More Information" on page III-15.

IT IS POSSIBLE THAT HANNAFORD SHAREHOLDERS WILL RECEIVE LESS THAN $79.00 FOR EACH OF THEIR HANNAFORD SHARES IN THE MERGER


    Under the terms of the merger agreement, if the DZA Price is less than $27.00, the exchange ratio will, in effect, become fixed. Accordingly, if you elect to receive all Delhaize America Class A common stock in the merger and the DZA Price is less than $27.00, the value of the Delhaize America Class A common stock you receive in the merger (valued at the DZA Price) will be less than $79.00 per share of Hannaford common stock. Additionally, even if you elect to receive all cash in the merger, you may receive less than $79.00 in value per share of Hannaford common stock because of possible proration. If the merger occurred on December 31, 1999, the last full trading day prior to the date of this document, assuming full proration, each Hannaford share would have been converted into $67.94 in cash and 0.4096 of a share of Delhaize America Class A common stock, having a value at that time of $8.32, for an aggregate value per share of Hannaford common stock of $76.26. For an illustration of this point, see the chart entitled "Value of Consideration at Varying DZA Prices" on page I-41. Further, the merger will occur at a date later than the date of the shareholder meeting and there can be no assurance that the market price of the Delhaize America Class A common stock that you will receive in the merger will be as high as the price of the Delhaize America Class A common stock at the time you vote on the merger.


YOU MAY NOT RECEIVE THE AMOUNT OF CASH OR STOCK THAT YOU ELECT TO RECEIVE IN THE MERGER

    The aggregate number of shares of Hannaford common stock to be converted into cash and Delhaize America Class A common stock in the merger (exclusive of the shares to be exchanged before the merger by Empire and E.C.L. Investments) is fixed by the merger agreement at a ratio of 86% cash and 14% stock, respectively. As a result, if either the cash or stock consideration is over-subscribed, the cash or stock consideration, as the case may be, will be allocated on a pro rata basis in the manner set forth in the merger agreement. As a result, it is possible that you may not receive the amount of cash or stock that you request in your election form in the merger. In addition, Hannaford shareholders who make no election of the consideration they wish to receive on their election form or who fail to make a timely election in accordance with the designated procedures will have the cash and stock consideration to be received by them allocated under the terms of the merger agreement and will not be able to control to any extent the form of consideration they receive in the merger.

ANTITRUST REGULATORY AGENCIES MAY OPPOSE OR IMPOSE CONDITIONS ON THE MERGER


    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Delhaize America and Hannaford were required to file Pre-Merger Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Delhaize America and Hannaford made the required initial filings on September 8, 1999 and review of the merger was assigned to the FTC. Prior to the expiration of the 30-calendar day waiting period, the FTC issued to the parties a Request for Additional Information and Documentary Material. The parties are in the process of responding to the request. Following its review, the FTC could take action under the antitrust laws to enjoin the merger.


    In addition, it is possible that one or more individual states could investigate and challenge the merger under either federal law or their own state law, although states have no notification and waiting period requirements. The Attorney General's Office for each of the State of North Carolina and the Commonwealth of Virginia have requested that Delhaize America and Hannaford waive the confidentiality of their respective filings made under the HSR Act, and both parties have agreed to such waiver. Such waiver requests are a routine aspect of each state's review of the competitive effects of the merger in local markets. We also do not know whether a third party would challenge the merger on antitrust grounds or what the result of any third party challenge might be. Depending on the nature of any of these challenges, and any conditions imposed as a result, these challenges and conditions could delay completion of the merger or lessen the anticipated benefits of the merger.

    The merger agreement requires the parties to use their respective reasonable best efforts, and to take all actions reasonably necessary, to obtain all regulatory clearances under the antitrust laws as expeditiously as possible. This includes agreeing to the sale or other disposition of assets and taking all other steps reasonably necessary to vacate or lift any decree, judgment, injunction or other order that would prohibit the merger.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO INTEGRATE THE OPERATIONS OF DELHAIZE AMERICA AND HANNAFORD AS SUCCESSFULLY AS WE WOULD LIKE, AND CONSEQUENTLY, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER

We have entered into the merger agreement with the expectation that the merger will result in opportunities for economies of scale and operating efficiencies, including cost savings anticipated to be $40 million in the first year and $75 million annually by the third year after the merger, improved customer service levels and enhanced management resources. We will not be able to achieve the benefits of the merger unless we are able to integrate successfully and efficiently certain of the operations of Delhaize America and Hannaford. We cannot assure you that this will occur. In addition, the consolidation of certain operations will require substantial attention from management. Any diversion of management's attention and any difficulties encountered in the transition and integration process could prevent us from achieving the anticipated cost savings and other benefits of the merger.

DELHAIZE AMERICA'S INCREASED LEVERAGE COULD ADVERSELY AFFECT IT BY REDUCING ITS FLEXIBILITY TO RESPOND TO CHANGING BUSINESS AND ECONOMIC CONDITIONS


Delhaize America estimates that the total amount of cash required to fund the cash consideration to be paid to Hannaford shareholders in the merger is approximately $2.7 billion. Delhaize America anticipates that all of such amount will be financed at the Delhaize America holding company level through a 364-day credit facility for up to $2.5 billion and a $500 million five-year revolving credit facility. This significant amount of indebtedness could make Delhaize America more vulnerable to economic downturns and competitive pressures. In addition, the terms of the financing may contain covenants that adversely affect the financial condition and flexibility of Delhaize America after the merger. As a result of the proposed financing, Delhaize America has been informed that, upon closing of the above-described credit facilities, the rating on Delhaize America's public debt will be lowered as follows: (i) Moody's Investor Services will lower its credit rating from A3 to Baa3 and (ii) Standard & Poor's will lower its credit rating from A- to BBB-, reflecting the risks associated with the additional debt.

                        CAUTIONARY STATEMENTS CONCERNING
                           FORWARD-LOOKING STATEMENTS

    This document includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act,
Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Delhaize America, Hannaford and the combined company that are subject to risks and uncertainties. All statements included in this document, other than statements of historical fact, which address activities, events or developments that Delhaize America and/or Hannaford expects or anticipates will or may occur in the future, including, without limitation, statements regarding expansion and growth of business, anticipated store openings, future capital expenditures, projected cost savings resulting from the merger, business strategy and trends in or expectations regarding Delhaize America's, Hannaford's or the combined company's operations and the effect of problems associated with the year 2000, are forward-looking statements. These forward-looking statements generally can be identified as statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "forsee," "likely," "will" or other similar words or phrases.

    Although such statements are based on currently available operating, financial and competitive information, actual outcomes and results may differ materially from those projected depending upon a variety of factors, including, but not limited to, changes in the general economy or in the primary markets of Delhaize America or Hannaford, changes in consumer spending, competitive factors, the nature and extent of continued consolidation in the industry, changes in the rate of inflation, changes in state or federal legislation or regulation, adverse determinations with respect to litigation or other claims, inability to develop new stores or to complete remodels as rapidly as planned, stability of product costs, supply or quality control problems with vendors and issues relating to the effect of the year 2000 problem. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

    For additional information with respect to these factors, see the Annual Reports on Form 10-K for the year ended January 2, 1999 for both Delhaize America and Hannaford. See "Where You Can Find More Information" on page III-15. This document describes other important factors that could cause actual results to differ materially from expectations of Delhaize America and Hannaford, including under the heading "Risk Factors." All written and oral forward-looking statements attributable to Delhaize America or Hannaford or persons acting on behalf of Delhaize America and Hannaford are expressly qualified in their entirety by such factors. Delhaize America and Hannaford disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document or to reflect any change in the expectations of Delhaize America or Hannaford after the date of this document or any change in events, conditions or circumstances on which any forward-looking statement is based.

      SELECTED UNAUDITED HISTORICAL PRO FORMA CONSOLIDATED FINANCIAL DATA
                       OF DELHAIZE AMERICA AND HANNAFORD

    The following tables set forth selected unaudited consolidated financial data which are presented to give effect to the merger. The information was prepared based on the following assumptions:

    The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.


    The income statement data assumes that the merger was completed at the beginning of the periods presented. The first nine-month period of 1999 includes the 36-week period ended September 11, 1999, for Delhaize America and the 39-week period ended October 2, 1999, for Hannaford. The balance sheet data assume that the merger was completed at the end of the first nine-month period of 1999.


    The unaudited pro forma financial data are not necessarily indicative of the results of operations or financial positions that would have occurred if the merger had been completed at the beginning of the periods presented and at the end of the first nine-month period of 1999, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma financial data should be read together with the historical financial statements of Delhaize America and Hannaford incorporated by reference in this document. The pro forma financial data assumes that the value of the Delhaize America Class A common stock given as consideration in the merger is equal to $27.00 per share.

                    SELECTED UNAUDITED HISTORICAL PRO FORMA
                         CONSOLIDATED INCOME STATEMENT

                                             Delhaize
                                              America          Hannaford                       Consolidated
                                            Year Ended         Year Ended                       Year Ended
(DOLLARS IN THOUSANDS)                    January 2, 1999   January 2, 1999    Adjustments   January 2, 1999
----------------------                    ---------------   ----------------   -----------   ----------------
Net sales...............................    $10,219,474        $3,323,588        $              $13,543,062
Cost of goods sold......................      7,925,844         2,480,346                        10,406,190
Selling and administrative expenses.....      1,770,314           664,357          70,973 (a)      2,505,644
                                            -----------        ----------                       -----------
Operating income........................        523,316           178,885                           631,228
Interest expense........................         95,334            26,577         212,487 (b)        334,398
                                            -----------        ----------                       -----------
  Income before income taxes............        427,982           152,308                           296,830
Provision for income taxes..............        155,397            57,661         (80,745)(c)        132,313
                                            -----------        ----------                       -----------
  Net income............................    $   272,585        $   94,647                       $   164,517

                                             Delhaize
                                              America          Hannaford                       Consolidated
                                            For the 36         For the 39                       For the 36
                                            Weeks Ended       Weeks Ended                      Weeks Ended
(DOLLARS IN THOUSANDS)                    Sept. 11, 1999      Oct. 2, 1999     Adjustments    Sept. 11, 1999
----------------------                    ---------------   ----------------   -----------   ----------------
Net Sales...............................    $ 7,500,231        $2,575,383        $              $10,075,614
Cost of goods sold......................      5,784,132         1,895,798                         7,679,930
Selling and administrative expenses.....      1,319,233           541,980          49,135 (a)      1,910,348
Merger related cost.....................             --             7,179          (7,179)(d)             --
                                            -----------        ----------                       -----------
Operating income........................        396,866           130,426                           485,336
Interest expense........................         74,319            17,615         147,106 (b)        239,040
                                            -----------        ----------                       -----------
  Income before income taxes............        322,547           112,811                           246,296
Provision for income taxes..............        122,569            43,082         (53,172)(c)        112,479
                                            -----------        ----------                       -----------
  Net income............................    $   199,978        $   69,729                       $   133,817

      See accompanying notes to unaudited pro forma financial statements.

       SELECTED UNAUDITED HISTORICAL PRO FORMA CONSOLIDATED BALANCE SHEET

                                            DELHAIZE
                                            AMERICA        HANNAFORD         MERGER          CONSOLIDATED
                                         SEPT. 11, 1999   OCT. 2, 1999   ADJUSTMENTS(E)   SEPTEMBER 11, 1999
                                         --------------   ------------   --------------   -------------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents............    $  150,099      $   52,665      $       --         $  202,764
  Accounts receivable, net.............       195,997          25,033              --            221,030
  Inventories..........................     1,109,487         221,469              --          1,330,956
  Prepaid expenses.....................        20,250           6,770              --             27,020
  Deferred income taxes................        65,397           7,742              --             73,139
                                           ----------      ----------      ----------         ----------
      TOTAL CURRENT ASSETS.............     1,541,230         313,679              --          1,854,909
Property, plant and equipment, net.....     1,999,173         913,318              --          2,912,491
Intangible assets/goodwill less
  accumulated amortization.............       265,002          59,181       2,669,032          2,993,215
Other assets...........................         7,979          26,217              --             34,196
                                           ----------      ----------      ----------         ----------
      TOTAL ASSETS.....................    $3,813,384      $1,312,395      $2,669,032         $7,794,811
                                           ==========      ==========      ==========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term
    debt...............................    $   21,230      $   20,634      $       --         $   41,864
  Obligations under capital leases.....        22,868           2,394              --             25,262
  Accounts payable.....................       723,345         209,657              --            933,002
  Accrued expenses.....................       383,203          54,747              --            437,950
  Income taxes.........................        34,614           2,697              --             37,311
  Other liabilities....................        11,813              --              --             11,813
                                           ----------      ----------      ----------         ----------
      TOTAL CURRENT LIABILITIES........     1,197,073         290,129              --          1,487,202
Deferred income tax liabilities........            --          27,406              --             27,406
Other liabilities......................       105,638          40,394              --            146,032
Long-term debt.........................       427,063         176,387       2,656,085          3,259,535
Obligations under capital leases.......       485,138          74,721              --            559,859
Shareholders' equity
    Common stock, par value $.75 per
      share............................            --          31,754         (31,754)                --
    Common stock A, par value $.50 per
      share............................        39,975              --          13,265             53,240
    Common stock B, par value $.50 per
      share............................        37,654              --              --             37,654
Additional paid-in-capital.............       155,262         102,200         600,840            858,302
Preferred stock purchase rights........            --             423            (423)                --
Retained earnings......................     1,365,581         574,163        (574,163)         1,365,581

Less common stock in treasury..........            --          (5,182)          5,182                 --
                                           ----------      ----------      ----------         ----------
      TOTAL SHAREHOLDERS' EQUITY.......     1,598,472         703,358          12,947          2,314,777
                                           ----------      ----------      ----------         ----------
      TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY...........    $3,813,384      $1,312,395      $2,669,032         $7,794,811
                                           ==========      ==========      ==========         ==========


      See accompanying notes to unaudited pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    The unaudited historical pro forma consolidated financial information has been prepared assuming that the merger occurred as of the beginning of the periods presented and will be accounted for under the purchase method of accounting. Pro forma adjustments have been made to reflect the expected purchase price allocation. Under the purchase method of accounting, the assets and liabilities of Hannaford will be recorded at their respective fair values. The pro forma adjustments represent management's estimates based on currently available information, however, a complete valuation of the assets and liabilities of Hannaford has not yet been completed. The unaudited pro forma financial information does not reflect any adjustments that may be required to conform the accounting policies of Hannaford to those of Delhaize America. The analysis of accounting policy conformity by Delhaize America has not yet been completed. The actual adjustments recorded upon consummation may differ from the estimates reflected above.

    The estimated purchase price reflected in the unaudited pro forma financial information assumes that 86% of the total consideration will be in cash and 14% in Delhaize America Class A common stock. In addition, the pro forma financial information assumes that Empire and E.C.L. Investments elect to receive
$365 million of their consideration payable in Delhaize America Class A common stock and the remainder of their consideration of $458 million in cash. The unaudited pro forma financial statements also do not reflect the impact of options to purchase Hannaford common stock held by Hannaford employees that will either be (a) exercised, resulting in the issuance of Hannaford common stock prior to consummation of the merger or (b) converted into options to purchase Delhaize America Class A common stock as of the consummation of the merger since the amount of the impact is not known. As of September 11, 1999, there were outstanding employee stock options to purchase approximately 2.5 million shares of Hannaford common stock.


    The expected cost savings to be achieved in the merger, estimated at approximately $40 million in the first year and $75 million annually by year three, are excluded from the data. The data does not reflect the financial impact of any potential store divestitures that may result from the FTC's antitrust review of the merger. Any store divestitures are not expected to have a material adverse impact on the unaudited pro forma financial statements.


NOTE 2--PRO FORMA ADJUSTMENTS

(a) Represents the amortization of the excess of the expected purchase price over the estimated fair value of the net assets of Hannaford (goodwill) arising from the transaction over a period of 40 years.

(b) Represents the interest expense effect of approximately $2.7 billion of additional debt anticipated as a result of the transaction based on an average interest rate of approximately 8%. The effect of an interest rate change of 1/8th of one percent would increase/decrease interest expense approximately $3.4 million per year.

(c) Represents the anticipated tax effects of the pro forma adjustments listed above.

(d) Represents an adjustment to eliminate merger costs, principally consisting of professional fees incurred by Hannaford in connection with the proposed merger.

(e) Pro forma adjustments to reflect the estimated purchase price, based on the terms described elsewhere in this document, and the related increases in long-term borrowings and shareholders' equity to be issued in connection with the proposed merger. The estimated purchase price includes an estimate of direct costs incurred by Delhaize America in connection with the consummation of the proposed merger.

                             THE MERGER TRANSACTION

BACKGROUND OF THE MERGER

    The retail supermarket industry has undergone increasing consolidation over the last several years. The competitive advantages that could result from combining retail supermarket chains have contributed to this trend. These include efficiencies as a consequence of increased purchasing power, combined operations and an ability to serve additional markets. Another significant reason for this trend is the increased competition in the food retailing industry, including new market entrants like mass merchandisers and membership clubs.

    The Hannaford board on a regular basis has reviewed its business strategy and possible alternatives to determine the best course to maintain and strengthen Hannaford's competitive position and enhance shareholder value. A combination with a larger chain has been among the strategic alternatives evaluated by the Hannaford directors from time to time, although these deliberations were general in nature and did not advance to a detailed consideration of any specific merger partner or transaction. In addition, Hannaford management has in the past examined the benefits of acquiring smaller chains as they became available for purchase as an alternate way to grow and obtain the benefits of increased size.

    In early April 1999, David F. Sobey and Paul Sobey, executives and part of the controlling shareholder group of Empire Company Limited, met at their request with Hugh G. Farrington, Hannaford's Chief Executive Officer, and Walter
J. Salmon, Chairman of the Hannaford board. Empire, together with affiliates, beneficially owns approximately 25% of the outstanding Hannaford common stock. At the meeting, David Sobey (who also is a member of the Hannaford board) and Paul Sobey advised Messrs. Farrington and Salmon that they believed that current market conditions made it a propitious time for the Hannaford board to consider in depth a possible sale or combination transaction between Hannaford and a larger chain. Messrs. Sobey noted that they were expressing their own views only and that the board of directors of Empire had not met or decided upon any particular course of action with respect to Empire's interest in Hannaford.

    Following their meeting with David and Paul Sobey, Messrs. Farrington and Salmon held a number of meetings with other Hannaford directors and management. At these meetings, the directors reviewed the status of the company's strategic planning and appropriate next steps. Also participating in certain of these meetings were representatives of Morgan Stanley & Co. Incorporated and Weil, Gotshal & Manges LLP, Hannaford's financial advisor and legal counsel, respectively, as well as representatives of Verrill & Dana, Hannaford's counsel with respect to Maine law.

    On May 3, 1999, Empire notified Hannaford that it had determined not to extend the term of its standstill agreement with Hannaford and that, pursuant to its terms, the standstill agreement would terminate not later than December 31, 1999. In an amendment to its Schedule 13D filing with respect to its Hannaford common stock and a press release issued on May 4, 1999, Empire stated that its purpose in delivering the notice was "to enhance Empire's flexibility in realizing the inherent value in its shares of Hannaford common stock."

    On May 19, 1999, the Hannaford board met and reviewed recent developments. At the meeting, the Hannaford directors requested Morgan Stanley to conduct a financial review of strategic alternatives available to the company.

    On June 16, 1999, the Hannaford board met to consider the results of Morgan Stanley's review. Morgan Stanley reported on its preliminary valuation analysis of Hannaford as well as its review of strategic alternatives. Among the possible strategies reviewed with the Hannaford board were: a continuation of the company's current strategic business plan; the extension of existing operations through the purchase of smaller chains or operating assets; the sale of a minority stake in the company to a third party; a borrowing of funds and distribution of proceeds to shareholders through a special dividend or stock repurchase program; the purchase by Hannaford of the shares owned by Empire and its affiliates; the sale of the company to a financial buyer in a leveraged transaction; and the sale or combination of the company with a larger strategic partner. The potential advantages and disadvantages as well as the possible financial implications of each of these alternatives were reviewed in detail by the directors. Following consideration of the matters presented at the meeting, the directors authorized Morgan Stanley to solicit proposals regarding a combination transaction with Hannaford from a limited number of larger supermarket chains thought to be in the best position to pay the highest value.

    Following the June 16, 1999 meeting, confidentiality/standstill agreements were signed by Hannaford with five supermarket chains. Following the execution of the agreements, Hannaford's management separately made presentations to representatives of four of these companies. Additionally, Hannaford made available to these parties documents for a legal and financial due diligence review of the company. A form of merger agreement prepared by Weil Gotshal also was distributed for use in the submission of proposals.

    On August 6, 1999, Hannaford received combination proposals from Delhaize America and one other industry participant. Delhaize America's proposal provided for a payment to Hannaford shareholders of $77 per share, composed of $45 or 58% in cash and (x) $32 in Delhaize America Class A common stock if the average of the closing sales prices of the stock for the ten trading days prior to the closing of the transaction was at or above $28.50 or (y) a maximum of 3.38 shares of Delhaize America Class A common stock if the average price was below $28.50. This percentage breakdown between cash and stock assumed a full proration of the cash election that would be made available to the Hannaford shareholders in the transaction. The Delhaize America proposal was not conditioned on financing, and it was accompanied by a commitment letter from J.P. Morgan Securities, Inc. to provide the required cash funds. The Delhaize America proposal also sought an agreement from Empire and one of its affiliates to commit to vote their Hannaford shares in favor of the transaction proposed by Delhaize America.

    The proposal received from the other party provided for a payment to Hannaford shareholders of $70 per share. Pursuant to this proposal, Hannaford shareholders would have the option to elect, without limitation, to receive this price either in cash or in publicly traded securities of the third party determined by reference to the 20-day average trading price of the third party's common shares immediately prior to the consummation of the transaction. The proposal also required Hannaford to issue to the other party an option to acquire newly issued shares constituting 19.9% of the Hannaford common stock at the proposal price.

    On August 8, 1999, certain Hannaford directors and representatives of Morgan Stanley and Weil Gotshal held a telephonic conference call to review the proposals in advance of a meeting of the full Hannaford board scheduled for August 12, 1999. Following this call, representatives of Morgan Stanley had a number of telephone calls with representatives of Delhaize America and the other party with the objective of obtaining their best proposals.

    On August 11, 1999, the other party indicated that it was increasing the consideration to be paid pursuant to its proposal to $75 per share.

    On August 12, 1999, the Hannaford board met with its advisors to review the proposals. Morgan Stanley presented a detailed financial review of the proposals and Weil Gotshal discussed the board's fiduciary obligations and both proposals' terms and legal implications. The board also discussed industry consolidation, potential synergies resulting from both transactions and regulatory matters. Following its review, the Hannaford board directed Morgan Stanley to urge representatives of Delhaize America to, among other things, increase the value of its proposal, increase the cash portion of the consideration to be paid to shareholders and lower below $28.50 the "collar" (I.E., the Delhaize America Class A common stock price at which the maximum number of shares of Delhaize America common stock to be issued in the transaction would become fixed). Morgan Stanley was directed to urge representatives of the other party to increase the value of its offer, make certain changes to the proposed form of agreement that it had submitted with respect to regulatory matters and to drop its request for a stock option from Hannaford.

    Following the August 12, 1999 meeting, Delhaize America's representatives, who were not informed of the terms of the other bidder's proposal, advised Morgan Stanley that it was increasing the consideration to be paid pursuant to its proposal to $79 per share, increasing the percentage of cash to be paid to Hannaford's shareholders from 58% to 86% (which increase was made possible by the separate arrangements with Empire and its affiliate described in the next sentence and below) and lowering the "collar" from $28.50 to $27.00. In connection with discussions relating to Delhaize America's request for a voting agreement, Empire and its affiliate, E.C.L. Investments Ltd. (collectively, the "Empire Group"), sought Delhaize America's agreement to exchange the Empire Group's Hannaford shares for consideration at the same value as that received by Hannaford's other shareholders, but for a lower percentage of cash and greater percentage of Delhaize America Class A common stock. Delhaize America indicated that in principle it would be amenable to such an agreement with the Empire Group.

    Following the August 12, 1999 Hannaford board meeting, the other party advised Morgan Stanley that it was not prepared to make any further modifications to its proposal.

    On August 15, 1999, the Hannaford board held a telephonic meeting with its advisors to discuss the status of the revised proposals. At this meeting, the board carefully weighed the merits of each proposal, including the greater nominal value presented by the Delhaize America proposal, as well as the potential decrease in value by reason of possible decreases in the future market price of the securities offered by Delhaize America, which risk was not present in the other party's proposal. The Hannaford board also considered the fact that the Empire Group would receive a higher percentage of Delhaize America Class A common stock under the Delhaize America proposal than would other Hannaford shareholders. Following a review and thorough discussion, the Hannaford directors determined to proceed with the Delhaize America proposal and authorized management and Hannaford's advisors to finalize the necessary documentation.

    Commencing on the morning of August 16, 1999, representatives of the legal advisors to Hannaford, Delhaize America and the Empire Group met together and separately to negotiate the final forms of agreements. Among other changes, Delhaize America agreed to certain modifications to its proposal regarding the termination and "no-shop" provisions of the merger agreement and a reduction in the termination fee from $100 million to $90 million. Additionally, the Empire Group agreed to enter into a voting agreement with Delhaize America and Delhaize America agreed to a cash and stock allocation with the Empire Group.

    The Hannaford board next met on the afternoon of August 17, 1999. Hannaford's management, financial advisors and legal counsel made presentations concerning the terms of the merger agreement and related documentation and the proposed transaction. At the meeting, Morgan Stanley gave its oral opinion, which was subsequently confirmed in writing, that, as of August 17, 1999, the consideration to be received in the merger is fair, from a financial point of view, to the Hannaford shareholders. See "--Opinion of Hannaford's Financial Advisor" beginning on page I-29. After a full discussion and consideration, the Hannaford board unanimously (with one director absent) approved the merger agreement and the merger and authorized management to conclude and execute the merger agreement on the terms discussed and approved at the meeting. The Hannaford board also determined to recommend that the Hannaford shareholders vote to approve the merger agreement. For a description of the reasons for the decision and recommendation, see "--Hannaford's Reasons for the Merger" on page I-27 and "--Factors Considered by, and Recommendation of, the Hannaford Board" beginning on page I-27.

    During the evening of August 17 and the early morning of August 18, 1999, Hannaford and Delhaize America finalized the terms of the merger agreement and executed that agreement.

Additionally, the Empire Group and Delhaize America finalized the terms of the stock exchange agreement and voting agreement and signed those agreements.

    On the morning of August 18, 1999, before the opening of trading on the New York Stock Exchange, Hannaford and Delhaize America issued a joint press release announcing that they had executed the merger agreement.

HANNAFORD'S REASONS FOR THE MERGER

    Hannaford is pursuing the merger for the following reasons:

    - THE MERGER WILL POSITION HANNAFORD TO COMPETE MORE EFFECTIVELY. As the supermarket industry continues to consolidate and grow increasingly competitive, local and regional supermarket chains suffer the disadvantages of smaller economies of scale and less purchasing power than the national chains. A combination of Delhaize America and Hannaford will create the sixth largest food retailer in the United States, operating over 1,400 stores throughout the eastern United States from Maine to Florida, with total 1998 annual revenues of approximately $13.5 billion on a pro-forma basis. The merger also should provide the combined company with opportunities for economies of scale, including combined purchasing power and operating efficiencies.


    - THE MERGER CONSIDERATION REPRESENTS A SUBSTANTIAL PREMIUM TO HANNAFORD'S HISTORICAL STOCK PRICE. In the merger, Hannaford shareholders will receive cash and/or Delhaize America Class A common stock with a value of $79.00 per share, subject to potential downward adjustment if the average closing price of Delhaize America's Class A common stock is below $27.00 per share during the ten consecutive trading days prior to the merger. This represents a premium of approximately (1) 24% from the last sales price of Hannaford's common stock on August 17, 1999, the day prior to the date the merger was publicly announced and (2) approximately 75% from the last sales price of Hannaford's common stock on May 3, 1999, the day prior to the date Empire publicly announced that it would not renew its standstill agreement with Hannaford. If the merger occurred on December 31, 1999, the last trading day before the date of this document, assuming full proration, each Hannaford share to be converted in the merger would be converted into $67.94 in cash and 0.4096 of a share of Delhaize America Class A common stock, having a value at that time of $8.32 (valued at the closing price), for an aggregate value per share of Hannaford common stock of $76.26. This represents a premium of approximately (1) 22.75% from the last sales price of Hannaford's common stock on August 17, 1999 and
      (2) approximately 59.25% from the last sales price of Hannaford's common stock on May 3, 1999.


    - THE MERGER REPRESENTS the BEST TRANSACTION THAT THE BOARD WAS ABLE TO OBTAIN AFTER A SOLICITATION OF COMBINATION PROPOSALS. In June 1999, the Hannaford board, with the assistance of its financial and legal advisors, contacted a number of large industry participants to solicit their interest in a possible transaction with Hannaford. See "--Background of the Merger" beginning on page I-24. The board determined that the merger with Delhaize America represented a more attractive transaction for Hannaford and its shareholders than any transaction proposed or interest expressed by the third parties contacted in this process.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE HANNAFORD BOARD

    At a meeting of the Hannaford board held on August 17, 1999, after due consideration, the Hannaford board unanimously (with one director absent):

    - determined that the terms of the merger agreement are advisable and fair to and in the best interests of Hannaford and its shareholders;

    - voted to approve the merger and the merger agreement and related matters; and

    - determined to recommend that the Hannaford shareholders approve the merger agreement.

    In reaching its decision to approve the merger agreement and the merger, and to recommend that Hannaford shareholders approve the merger agreement, the Hannaford board consulted with Hannaford's management and its financial and legal advisors and considered certain factors, including the following:

    - the reasons described under "--Hannaford's Reasons for the Merger" on page I-27;

    - the terms of the merger agreement, including without limitation, the form of consideration, the price risk presented by the "collar" provisions in the merger agreement and Hannaford's ability, under certain circumstances, to terminate the merger agreement to accept an acquisition proposal deemed by the Hannaford directors to be superior to the merger upon payment of a termination fee to Delhaize America;

    - the long-term interests of Hannaford and its shareholders, as well as the interests of Hannaford's employees, customers, creditors, suppliers and the communities in which Hannaford operates;

    - information concerning the business, earnings, operations, financial condition and prospects of Hannaford and Delhaize America, both individually and on a combined basis, including information with respect to the past earnings and stock performance of each of Hannaford and Delhaize America;

    - various alternatives to the merger, including remaining independent, and the risks associated with those alternatives;

    - the ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approvals and the terms of the merger agreement regarding the obligations of both companies to pursue these regulatory approvals, including the obligation of both companies to hold separate or sell or otherwise dispose of stores in order to obtain the expiration or termination of the HSR waiting period;

    - the provision by Delhaize America to Hannaford of a commitment letter from its financing sources to provide funds necessary to effect the merger and the fact that the merger agreement does not provide a termination right to Delhaize America in the event it is unable to obtain this financing;

    - the familiarity of the Hannaford board with the business, properties and prospects of Hannaford, including the opportunities and alternatives available to Hannaford if the merger were not to be undertaken;

    - the analysis and presentation of Morgan Stanley, and Morgan Stanley's oral opinion, subsequently confirmed in writing, to the effect that, as of the date, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received in the merger is fair, from a financial point of view, to the Hannaford shareholders;

    - the fact that no portion of the consideration to be received by Hannaford shareholders in the merger will be tax-free to Hannaford shareholders for U.S. federal income tax purposes;

    - the fact that the Empire Group agreed to vote its shares of Hannaford common stock (which shares represented approximately 24.7% of the outstanding common stock of Hannaford as of the date of the merger agreement) for the approval of the merger agreement;

    - the fact that the consideration to be received by Hannaford's other shareholders in the merger will consist of a greater proportion of cash than the consideration to be received by the Empire Group in connection with the exchange of their shares immediately prior to the merger;

    - the notice by Empire that it had determined not to extend the term of its standstill agreement with Hannaford;

    - the interests of the directors and executive officers in the merger as described in "--Interests of Certain Persons in the Merger" on page I-36.

    The Hannaford board also was aware of certain potential risks relating to the merger, including the following:

    - the terms and conditions of the merger agreement, including but not limited to:

       - the obligation of Hannaford to pay a termination fee of $90 million to Delhaize America under certain circumstances upon termination of the merger agreement;

       - the prohibition against solicitation of alternative transactions and certain restrictions on engaging in discussions with third parties regarding alternative transactions;

       - the limitations upon the interim business operations of Hannaford imposed by the merger agreement and the risks to Hannaford's continuing business if the merger is not consummated;

    - the risks in consummating the merger;

    - the likelihood that the merger will be dilutive to Delhaize America's reported earnings per share for a period of time after the merger due to the recognition of goodwill under purchase accounting as required by generally accepted accounting principles;

    - the risk that the Hannaford shareholders could receive shares of Delhaize America Class A common stock or a combination of cash and Delhaize America Class A common stock with a market value of less than $79.00 per share;

    - the impact of the merger on Hannaford's customers and employees and the potential negative impact on the ability of Hannaford to retain key employees if the merger is not consummated;

    - the risk that, because of potential proration, Hannaford shareholders may receive a form of consideration different from that which they elected to receive;

    - the risk associated with integrating certain of the support functions of the combined company and the achievement of anticipated cost savings; and

    - the other risks described under "Risk Factors" on pages I-18 - I-19.

    The foregoing discussion of the information and factors considered and given weight by the Hannaford board is not intended to be exhaustive, but includes the material factors considered by the Hannaford board. The Hannaford board relied on the experience and expertise of Morgan Stanley, its financial advisor, for quantitative analysis of the financial terms of the merger. See "--Opinion of Hannaford's Financial Advisor" on pages I-29 - I-35. In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement to the Hannaford shareholders, the Hannaford board did not assign any relative or specific weights to the various factors considered. Instead, the Hannaford board conducted an overall analysis of the factors described above, including by participating in discussions with and asking questions of Hannaford's management and legal and financial advisors. In considering the factors above, individual directors may have given different weight to different factors.

    For the reasons discussed above, the Hannaford board has unanimously approved (with one director absent) and deemed advisable and in the best interests of Hannaford and its shareholders the merger agreement and the merger, and recommends that Hannaford shareholders vote FOR approval of the merger agreement.

OPINION OF HANNAFORD'S FINANCIAL ADVISOR

    Under an engagement letter dated May 27, 1999, Hannaford retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. The

Hannaford board selected Morgan Stanley to act as Hannaford's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Hannaford. At the meeting of the Hannaford board on August 17, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of August 17, 1999, and subject to and based on the considerations in its opinion, the consideration to be received by the Hannaford shareholders pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Hannaford common stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY IS ATTACHED AS APPENDIX B TO THIS DOCUMENT AND SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. MORGAN STANLEY'S OPINION IS DIRECTED TO THE HANNAFORD BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF HANNAFORD COMMON STOCK PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF HANNAFORD COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Hannaford and Delhaize America, respectively;

    - reviewed certain internal financial statements and other financial and operating data concerning Hannaford prepared by the management of Hannaford;

    - analyzed certain financial projections prepared by the management of Hannaford;

    - reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Hannaford and Delhaize America, respectively;

    - discussed the past and current operations and financial condition and the prospects of Hannaford and Delhaize America, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Hannaford and Delhaize America, respectively;

    - reviewed the reported prices and trading activity for Hannaford common stock and Delhaize America Class A common stock;

    - compared the financial performance of Hannaford and Delhaize America and the prices and trading activity of Hannaford common stock and Delhaize America Class A common stock with that of certain other comparable publicly-traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of Hannaford and Delhaize America and their financial and legal advisors;

    - reviewed the Stock Exchange Agreement, dated August 17, 1999, among the Empire Group and Delhaize America pursuant to which, immediately prior to the closing of the merger, the Empire Group will exchange its shares of Hannaford common stock for a combination of cash and Delhaize America Class A common stock;

    - reviewed the merger agreement, dated August 17, 1999, and certain related documents; and

    - performed such other analyses as they have deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Hannaford. In addition, Morgan Stanley assumed that the merger will be completed in accordance with the terms set forth in the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Hannaford nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

    The following is a summary of the material financial valuation analyses performed by Morgan Stanley in connection with rendering its opinion to the Hannaford board of directors on August 17, 1999 and subsequently confirmed in writing as of August 17, 1999. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the applicable text. The tables alone do not constitute a complete description of the financial analyses.

    PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of Hannaford with publicly available information for the Multi-Regional Supermarket Companies and the Regional Supermarket Companies.

    For the purposes of this comparison, the list of Multi-Regional Supermarket Companies consisted of Koninklijke Ahold NV, Albertson's, Inc., The Kroger Co., Safeway Inc. and The Great Atlantic & Pacific Tea Company, Inc. The list of Regional Supermarket Companies consisted of Delhaize America, Winn-Dixie Stores, Inc., Ruddick Corporation and Weis Markets, Inc.

    For this analysis, Morgan Stanley examined median estimates from securities research analysts, where appropriate. The following table presents, as of August 10, 1999, the median for these groups of the following statistics:

    - the ratio of stock price to calendar year 2000 estimated earnings per share ("EPS"),

    - the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to:

       - the previous twelve months EBITDA, and

       - the previous twelve months EBIT, and

    - the ratio of stock price to calendar year 2000 estimated EPS to five year projected EPS growth rates.

                                                                AGGREGATE VALUE TO          CALENDAR YEAR 2000 P/E
                                                          -------------------------------          TO 5 YR
                                    CALENDAR YEAR 2000E   LAST 12 MONTHS   LAST 12 MONTHS       PROJECTED EPS
COMPANY                                     P/E               EBITDA            EBIT             GROWTH RATE
-------                             -------------------   --------------   --------------   ----------------------
Hannaford.........................         20.3x                9.2x            14.2x                1.7x
Multi-Regional Supermarket
  Companies.......................         20.2x               10.3x            16.3x                1.2x
Regional Supermarket Companies....         15.1x                7.2x            11.7x                1.3x

    No company in this peer group comparison analysis is identical to Hannaford. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hannaford, such as the impact of competition on the businesses of Hannaford and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Hannaford or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. As part of its analysis, Morgan Stanley reviewed the following transactions, referred to in this section as the Selected Precedent Transactions.

                        SELECTED PRECEDENT TRANSACTIONS

ACQUISITION OF                         BY
--------------                         --
Richfood Holdings                      SuperValu

Pathmark                               Ahold

Fred Meyer                             Kroger

Dominick's                             Safeway

American Stores                        Albertson's

Giant Food                             Ahold

Ralphs Grocery                         Fred Meyer

Quality Food                           Fred Meyer

Smith's Food & Drug                    Fred Meyer

Vons                                   Safeway

Stop & Shop                            Ahold

    Morgan Stanley compared the publicly available statistics for the Selected Precedent Transactions listed above to the relevant financial statistics for the merger based on the merger consideration to be received by holders of shares of Hannaford's common stock. The following table presents the mean for the merger and the Selected Precedent Transactions and the Hannaford/Delhaize America merger of the following statistics:

    - the ratio for the acquired company of aggregate enterprise value, to the last 12 months of EBITDA;

    - the merger consideration paid in such transaction to estimated next 12 months EPS; and

    - premium to stock price one month before the merger. Due to published rumors of a potential transaction, the price for Hannaford used to analyze the one day premium was the price as of May 3, 1999, a date prior to published rumors regarding a potential transaction.

                                                                               MERGER
                                                     AGGREGATE VALUE TO     CONSIDERATION       1 MONTH
                    STOCK PRICE                        LAST 12 MONTHS     TO LAST 12 MONTHS   PRIOR PRICE
               TRANSACTIONS PREMIUM                        EBITDA                EPS            PREMIUM
               --------------------                  ------------------   -----------------   -----------
Hannaford Bros./Delhaize America...................         12.7x               28.7x            74.8%
Selected Precedent Transactions....................          8.7x               26.6x            26.0%

    No transaction utilized in the Selected Precedent Transactions analysis as a comparison is identical to the merger. In evaluating the Selected Precedent Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hannaford such as the impact of competition on the business of Hannaford and the industries in which it operates generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Hannaford or the industries in which it operates or in the financial markets in general. Mathematical analysis (such as determining the mean) is not in itself a meaningful method of using precedent transactions data.

    DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of the implied value of Hannaford on a stand-alone basis based on Hannaford's future equity value. Morgan Stanley based its analysis on both Hannaford's management and implied equity research analyst estimates of financial performance through calendar year 2002. Using a discount rate of 11.0%, Morgan Stanley calculated the net present value per share of Hannaford based on a range of multiples of estimated calendar year 2001 earnings, estimated calendar year 2002 earnings and estimated calendar year 2000 EBITDA. The following table presents the implied Hannaford value per share based upon this analysis:

                                                               IMPLIED VALUE PER
                                                                HANNAFORD SHARE
                                                              --------------------
Research Analyst Estimates..................................  $      43.47--$56.47
Management Base Case Estimates..............................  $      49.12--$63.95
Management Upside Case Estimates............................  $      55.50--$72.45

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis of Hannaford to determine a range of present values for Hannaford based on the financial projections prepared by the management of Hannaford as well as research analyst estimates. Morgan Stanley calculated unlevered free cash flow as the after-tax operating earnings of Hannaford excluding any interest income and interest expense, plus depreciation and amortization, plus deferred taxes, plus or minus net changes in non-cash working capital, minus capital expenditures. Morgan Stanley calculated terminal values by applying a range of multiples to EBITDA in calendar year 2008 from 6.0 to 8.0 times. Morgan Stanley then discounted the unlevered free cash flows and terminal values to present values using a discount rate of 10.0%.

    The following table presents the implied Hannaford value per share, based upon this analysis, excluding any potential operating benefits to be realized from the merger:

                                                               IMPLIED VALUE PER
                                                                HANNAFORD SHARE
                                                              --------------------
Research Analyst Estimates..................................  $      47.23--$58.85
Management Base Case Estimates..............................  $      57.20--$70.79
Management Upside Case Estimates............................  $      71.54--$89.20

    PRO FORMA MERGER ANALYSIS. Morgan Stanley analyzed the pro forma impact of the merger on Delhaize America's earnings per share for calendar years 1999, 2000, 2001 and 2002. Such analysis was based on earnings projections:

    - by Hannaford management for Hannaford both excluding potential operational benefits to be realized from the merger ("Management Case") and including potential operational benefits to be realized from the merger provided by Hannaford ("Management Case with Synergies"),

    - by securities research analysts for Delhaize America in all cases.

    Morgan Stanley analyzed the pro forma impact of the merger on Delhaize America's earnings per share for calendar years 1999, 2000, 2001 and 2002. Morgan Stanley observed that the merger would be dilutive in each year assuming a Delhaize America Class A common stock price of $24.00--$36.00 for both the Management Case and the Management Case with Synergies.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Hannaford. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hannaford. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    The projections furnished to Morgan Stanley and used in formulating Morgan Stanley's opinion were provided to Morgan Stanley in connection with the review of the merger, by the management of each of Hannaford and Delhaize America. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projection.

    The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the merger consideration to be received by holders of Hannaford common stock pursuant to the merger agreement from a financial point of view to holders of Hannaford common stock and were conducted in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Hannaford might actually be sold.

    The merger consideration to be received by the holders of Hannaford common stock pursuant to the merger agreement was determined through arm's-length negotiations between Hannaford and Delhaize America and was approved by the Hannaford board. Morgan Stanley provided advice to Hannaford during these negotiations; however, Morgan Stanley did not recommend any specific consideration to Hannaford or that any specific consideration constituted the only appropriate consideration for the merger.

    In addition, Morgan Stanley's opinion and presentation to the Hannaford board was one of many factors taken into consideration by Hannaford's board making its decision to adopt the plan of merger and to approve the merger. See "--Hannaford's Reasons for the Merger" on page I-27.

    Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Hannaford board with respect to the consideration or of whether the Hannaford Board would have been willing to agree to a different consideration.

    Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing and financial advisory services for Delhaize America and have received fees for rendering these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity securities of Hannaford or Delhaize America.

    Pursuant to the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger. For these services, Hannaford has agreed to pay Morgan Stanley a transaction fee of 0.45% of the aggregate transaction value, or approximately $17,000,000, when the merger occurs (a portion of which has already been paid). In addition, Hannaford has agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement.

FINANCING OF THE TRANSACTION

    Delhaize America estimates that the total amount of cash required to complete the merger is approximately $2.7 billion. It is anticipated that the cash consideration required to complete the merger will be funded through the entering into of (i) a 364-day capital markets bridge facility for up to $2.5 billion; and (ii) a $500 million five-year syndicated revolving credit facility. J.P. Morgan Securities Inc. is expected to be the lead arranger and book runner and Morgan Guaranty Trust Company of New York is expected to be the administrative agent in connection with both facilities. J.P. Morgan has previously delivered a fully-underwritten commitment letter to Delhaize America with respect to the financing.

    Pursuant to the merger agreement, Hannaford can terminate the merger agreement if on or prior to the later of (i) ten days prior to the special meeting of shareholders and (ii) December 15, 1999, Delhaize America has not provided Hannaford with substantially final documentation relating to the debt financing together with a written confirmation from Delhaize America and its lenders to the effect that they are prepared to enter such documentation. Delhaize America has substantially finalized documentation relating to the debt financing.

ACCOUNTING TREATMENT

    Delhaize America will account for the merger as a purchase for accounting and financial reporting purposes under generally accepted accounting principles. On the date of the merger, Delhaize America will record the assets and liabilities of Hannaford at their estimated fair market values and the results of operations of Hannaford will be included in the results of operations of Delhaize America for periods after the merger.

GOVERNMENTAL AND REGULATORY APPROVALS


    Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and the specified waiting period requirements have been satisfied. Delhaize America and Hannaford filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on September 8, 1999. Additional information and documentary material was requested by the FTC prior to the expiration of the 30-calendar day waiting period. Therefore, the waiting period will not terminate until 20 calendar days after Delhaize America and Hannaford have "substantially complied" (as this term is defined under the HSR Act) with each request unless the FTC or the Antitrust Division terminates the waiting period earlier. Consequently, the completion of the merger may be delayed by the FTC review process. In addition, the Attorney General's Office for each of the State of North Carolina and the Commonwealth of Virginia have requested that Delhaize America and Hannaford waive the confidentiality of their respective filings made under the HSR Act, and both parties have agreed to such waiver. Such waiver requests are routine aspect of each state's review of the competitive effects of the merger in local markets. At any time before completion of the merger, the Antitrust Division, the FTC, a state governmental authority or a private person or entity could seek to enjoin the merger under the antitrust laws. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Delhaize America will prevail. The obligations of Delhaize America and Hannaford to consummate the merger are subject to the condition that there be no order, decree or injunction of any court of competent jurisdiction that prohibits the completion of the merger.



    The merger agreement requires the parties to use their respective reasonable best efforts, and to take all actions reasonably necessary, to obtain all regulatory clearances under the antitrust laws as expeditiously as possible. This includes agreeing to the sale or other disposition of assets and taking all other steps reasonably necessary to vacate or lift any decree, judgment, injunction or other order that would prohibit the merger.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. In considering the recommendation of the Hannaford board that Hannaford shareholders vote to approve the merger agreement, shareholders should be aware that certain members of the Hannaford board and Hannaford's management have interests in the merger that are different from, and in addition to, the interests of Hannaford shareholders. The Hannaford board was aware of such interests and considered them, among other matters, when voting to approve the merger.

    The merger agreement provides that, following the effective time of the merger, Delhaize America will honor all obligations under employment or severance agreements and pay all benefits accrued through the effective time under employee benefit plans, policies and arrangements in accordance with the terms thereof, including those that provide, under certain circumstances, for payment or acceleration of benefits upon or in connection with a change of control of Hannaford.

    EMPLOYMENT CONTINUITY AGREEMENTS. Hannaford has entered into employment continuity agreements with all of its executive officers (Messrs. Farrington, Hodge, Anicetti, Fritzson, Geoghegan and Strout) and substantially all of the other Hannaford officers. Each employment continuity agreement provides generally that, in the event that the officer's employment with Hannaford is terminated within two years after a "change in control," unless the termination is for "cause" or is voluntary without "good reason", as these terms are defined in the agreements, Hannaford will pay to the officer the following payments, and will provide the following benefits:

    - with respect to non-executive officers, a cash payment equal to the officer's base salary and annual incentive award, and with respect to executive officers, a cash payment equal to two times the executive officer's base salary and annual incentive award (three times for Mr. Farrington);

    - continuation of employee benefits for 12 months for non-executive officers and 24 months for executive officers (36 months for Mr. Farrington);

    - an additional 12 months, for non-executive officers, and 24 months, for executive officers, of employer contributions under the Nonqualified Savings and Investment Plan and the Supplemental Executive Retirement Plan (36 months for Mr. Farrington);

    - acceleration of payments under the Deferred Compensation Plan and payment of awards earned under the Annual Incentive Plan.

    There are no plans for the employment of any of the above-named executive officers to be terminated following the merger. However, assuming that all of the above-named executive officers are terminated by Hannaford, other than for cause, or by the executive officer for good reason, Hannaford would pay to the above-named executive officers aggregate payments currently estimated to be approximately $5,675,704.

    STOCK OPTION PLANS. Under the Hannaford stock option plans, all outstanding and unvested options to purchase shares of Hannaford common stock will vest upon approval of the merger agreement by the Hannaford shareholders.

    With respect to the following executive officers of Hannaford, Messrs. Farrington, Hodge, Anicetti, Fritzson, Geoghegan and Strout, an aggregate of approximately 223,983 options to acquire shares of Hannaford common stock will vest upon the approval of the merger agreement by the Hannaford shareholders. These options have a weighted average exercise price of $40.82 per share.

    OTHER EXECUTIVE BENEFIT PLANS. The Hannaford Long-Term Incentive Plan provides, at the discretion of the Human Resources Committee of the board, for adjustment of the performance periods and the performance goals upon the approval of the merger agreement by Hannaford shareholders.

    MAINTENANCE OF BENEFITS FOR HANNAFORD EMPLOYEES. Delhaize America has agreed, for a period of not less than two years following the merger, to provide to persons who continue to be employed by Hannaford or its subsidiaries at and following the effective time of the merger, annual compensation not less favorable, and benefits which, in the aggregate, are no less favorable, than those provided by Hannaford and its subsidiaries as of the effective time of the merger. In addition, for a period of two years following the merger, Delhaize America has agreed to establish and maintain a plan to provide severance and termination benefits to all non-union employees that are no less favorable than the severance and termination benefits provided under Hannaford's plans and arrangements in effect as of the effective time.

    DIRECTOR AND VICE CHAIRMAN OF DELHAIZE AMERICA. The merger agreement provides that, immediately following the effective time of the merger, Hugh G. Farrington, a director and Chief Executive Officer of Hannaford, will be added to the Delhaize America board and become a Vice Chairman of Delhaize America and a member of its Executive Committee.


    CONSULTING ARRANGEMENTS. Lochridge & Co., a consulting firm with which Richard Lochridge, a director of Hannaford, is affiliated, has been retained by Hannaford and Delhaize America as a consultant to each company to assist in providing merger integration services. For its services, Lochridge & Co. will receive a fee from Hannaford and Delhaize America of approximately $1,000,000.


    INDEMNIFICATION AND INSURANCE. Under the merger agreement, Delhaize America will:

    - indemnify and advance expenses, including fees of counsel, to present and former directors, officers and employees of Hannaford and its subsidiaries for liabilities from their acts or omissions in those capacities occurring prior to the effective time of the merger; and

    - for not less than six years after the effective time of the merger, provide officers' and directors' liability insurance covering acts or omissions occurring prior to the effective time of the merger by each person currently covered by Hannaford's officers' and directors' liability insurance policy. This Delhaize America policy must be no less favorable than the Hannaford policy in effect on August 17, 1999, except that Delhaize America is obligated to pay in the aggregate no more than 300% of the annual premium paid by Hannaford for such insurance as of August 17, 1999.

DISSENTERS' RIGHTS

    HOLDERS OF HANNAFORD COMMON STOCK ARE ENTITLED TO DISSENTERS' RIGHTS UNDER
SECTION 908 OF THE MAINE BUSINESS CORPORATION ACT (THE "MBCA"). BY COMPLYING WITH SECTION 909 OF THE MBCA, A HANNAFORD SHAREHOLDER MAY DISSENT FROM THE MERGER AND, IF THE MERGER IS EFFECTED, BE PAID THE FAIR VALUE OF HIS OR HER SHARES AS OF THE DAY PRIOR TO THE DATE ON WHICH THE MERGER IS APPROVED BY THE

HANNAFORD SHAREHOLDERS, EXCLUDING THE EFFECT OF ANY APPRECIATION OR DEPRECIATION OF THEIR SHARES IN ANTICIPATION OF THE MERGER.

    THIS RIGHT OF DISSENT MAY BE EXERCISED AS TO ALL OR LESS THAN ALL OF A SHAREHOLDER'S SHARES. IN ORDER TO EXERCISE THIS RIGHT, A SHAREHOLDER MUST COMPLY WITH FOUR PRINCIPAL REQUIREMENTS:

    - THE SHAREHOLDER MUST FILE WITH HANNAFORD A WRITTEN OBJECTION TO THE MERGER AT OR PRIOR TO THE SPECIAL MEETING. A VOTE AGAINST THE MERGER AGREEMENT DOES NOT IN ITSELF CONSTITUTE THE REQUIRED WRITTEN OBJECTION. NO OBJECTION IS REQUIRED, HOWEVER, FROM ANY RECORD SHAREHOLDER TO WHOM HANNAFORD HAS FAILED TO SEND NOTICE OF THE SPECIAL MEETING.

    - THE SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT. THE SHAREHOLDER MAY ABSTAIN FROM THE VOTE. HOWEVER, IF THE SHAREHOLDER SIGNS AND DELIVERS A PROXY CARD FOR THE SPECIAL MEETING, UNLESS THE SIGNED PROXY CARD SPECIFICALLY INDICATES THAT THE SHAREHOLDER WISHES TO VOTE AGAINST OR ABSTAIN, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT AND THE SHAREHOLDER WILL NOT BE PERMITTED TO EXERCISE HIS OR HER RIGHT OF DISSENT.

    - THE SHAREHOLDER MUST FILE A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES WITHIN 15 DAYS AFTER THE DATE OF SHAREHOLDER APPROVAL OF THE MERGER AGREEMENT. A DEMAND FOR PAYMENT MUST BE DELIVERED IN PERSON OR BY REGISTERED OR CERTIFIED MAIL TO HANNAFORD BROS. CO., EITHER AT ITS REGISTERED OFFICE IN MAINE (ONE PORTLAND SQUARE, 9TH FLOOR, PORTLAND, MAINE 04112-0586, ATTN: PETER B. WEBSTER, CLERK) OR ITS PRINCIPAL PLACE OF BUSINESS (145 PLEASANT HILL ROAD, SCARBOROUGH, MAINE 04074, ATTN: INVESTOR RELATIONS). THE DEMAND MUST SPECIFY THE NAME AND CURRENT ADDRESS OF THE SHAREHOLDER. ONCE FILED, A DEMAND FOR PAYMENT MAY NOT BE WITHDRAWN WITHOUT THE CONSENT OF HANNAFORD. A SHAREHOLDER MAKING SUCH A DEMAND MAY NOT THEREAFTER VOTE OR EXERCISE ANY OTHER RIGHTS AS A SHAREHOLDER OF HANNAFORD.

    - AT THE TIME THE SHAREHOLDER FILES HIS OR HER DEMAND, OR WITHIN 20 DAYS THEREAFTER, THE SHAREHOLDER MUST SUBMIT THE CERTIFICATES REPRESENTING THE SHARES FOR WHICH HE OR SHE IS DEMANDING PAYMENT, FOR NOTATION OF THE FACT OF SUCH SHAREHOLDER DEMAND. A SHAREHOLDER SUBMITTING CERTIFICATES FOR NOTATION SHOULD MAIL OR DELIVER THEM TO HANNAFORD BROS. CO., 145 PLEASANT HILL ROAD, SCARBOROUGH, MAINE 04074, ATTN: INVESTOR RELATIONS. ALTERNATIVELY, THE SHAREHOLDER MAY SUBMIT THE CERTIFICATES TO HANNAFORD'S TRANSFER AGENT (CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, NEW YORK, NY 10004). SUBMITTED CERTIFICATES WILL BE RETURNED TO THE SHAREHOLDER PROMPTLY AFTER NOTATION HAS BEEN MADE. UNDER THE MBCA, A DISSENTING SHAREHOLDER WHO FAILS TO SUBMIT CERTIFICATES FOR NOTATION WITHIN THIS TIME LIMIT WILL, AT HANNAFORD'S OPTION, LOSE ALL RIGHTS AS A DISSENTING SHAREHOLDER (UNLESS A COURT OF COMPETENT JURISDICTION FOR GOOD AND SUFFICIENT CAUSE SHOWN OTHERWISE DIRECTS).

    ANY SHAREHOLDER FAILING EITHER TO OBJECT OR TO MAKE DEMAND IN THE TIME AND MANNER PROVIDED IN SECTION 909 WILL HAVE HIS OR HER SHARES CONVERTED INTO EITHER CASH, DELHAIZE AMERICA CLASS A COMMON STOCK OR A COMBINATION OF CASH AND DELHAIZE AMERICA CLASS A COMMON STOCK, IN ACCORDANCE WITH THE MERGER AGREEMENT. IN GENERAL, ANY SHAREHOLDER MAKING AN OBJECTION AND DEMAND WILL THEREAFTER BE ENTITLED ONLY TO PAYMENT AS PROVIDED IN SECTION 909 AND WILL HAVE NO OTHER RIGHTS AS A SHAREHOLDER OF HANNAFORD.

    THE RIGHT OF A SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS OR HER SHARES WILL TERMINATE IN THE EVENT (1) THE MERGER IS NOT APPROVED OR IS ABANDONED,
(2) THE SHAREHOLDER DEMAND IS WITHDRAWN UPON CONSENT, (3) NO JUDICIAL ACTION FOR THE DETERMINATION OF FAIR VALUE HAS BEEN FILED WITHIN THE TIME PRESCRIBED BY MAINE LAW, OR (4) A COURT OF COMPETENT JURISDICTION DETERMINES THAT THE SHAREHOLDER IS NOT ENTITLED TO DEMAND PAYMENT.

    WITHIN THE LATER OF 25 DAYS AFTER THE MERGER IS APPROVED BY THE SHAREHOLDERS OR 10 DAYS AFTER THE EFFECTIVE TIME OF THE MERGER, HANNAFORD WILL GIVE WRITTEN NOTICE TO EACH DISSENTING SHAREHOLDER WHO HAS COMPLIED WITH THE ABOVE PROCEDURE THAT THE MERGER HAS BEEN EFFECTED, AND WILL MAKE A WRITTEN OFFER AT A SPECIFIED PRICE TO PURCHASE THE SHARES AS TO WHICH EACH SHAREHOLDER IS DISSENTING. THIS OFFER WILL BE

MADE AT THE SAME PRICE PER SHARE TO ALL DISSENTING SHAREHOLDERS. THIS NOTICE AND OFFER WILL BE ACCOMPANIED BY THE BALANCE SHEET OF HANNAFORD AS OF THE LATEST AVAILABLE DATE (AND NOT MORE THAN 12 MONTHS PRIOR TO THE MAKING OF THE OFFER) AND A PROFIT AND LOSS STATEMENT OF HANNAFORD FOR THE 12-MONTH PERIOD ENDED ON THE DATE OF THE BALANCE SHEET.

    IF HANNAFORD AND THE HOLDER OF HANNAFORD COMMON STOCK AGREE ON A PRICE DURING THE 20 DAYS AFTER THE LAST DATE FOR DELIVERY OF THE PURCHASE OFFER NOTICE, HANNAFORD WILL, WITHIN 90 DAYS AFTER THE EFFECTIVE TIME OF THE MERGER, MAKE PAYMENT OF THE AGREED AMOUNT UPON SURRENDER BY THE DISSENTING SHAREHOLDER OF HIS OR HER SHARES, AND UPON THIS PAYMENT THE DISSENTING SHAREHOLDER WILL CEASE TO HAVE ANY INTEREST IN HIS OR HER SHARES. ALL ACTIONS TO DETERMINE FAIR VALUE, WHETHER BROUGHT BY HANNAFORD OR A SHAREHOLDER, MUST BE FILED WITHIN
6 MONTHS AFTER THE EFFECTIVE TIME OF THE MERGER. HOLDERS OF HANNAFORD COMMON STOCK SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF HANNAFORD COMMON STOCK COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE CONSIDERATION THAT THEY WOULD OTHERWISE RECEIVE IN THE MERGER IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES, AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 909.

    ALL DISSENTING SHAREHOLDERS, WHEREVER RESIDING, WHO HAVE NOT AGREED WITH HANNAFORD ON A PRICE FOR THEIR SHARES WILL BE JOINED IN ANY ACTION TO DETERMINE FAIR VALUE AND MUST BE GIVEN SERVICE OF PROCESS. THE VALUE DETERMINED BY THE COURT WILL BE BINDING ON ALL ELIGIBLE DISSENTING SHAREHOLDERS. UPON THE REQUEST OF HANNAFORD, THE COURT WILL CONSIDER AND PASS UPON WHETHER SPECIFIED DISSENTING SHAREHOLDERS HAVE SATISFACTORILY COMPLIED WITH ALL OF THE REQUIREMENTS OF
SECTION 909, AND IF IT FINDS THAT ANY SHAREHOLDER HAS NOT, THE APPLICABLE SHAREHOLDER WILL NOT BE ENTITLED TO BE PAID THE FAIR VALUE AS DETERMINED BY THE COURT, BUT WILL BE BOUND BY THE TERMS OF THE MERGER AGREEMENT. THE BURDEN OF PROOF IS ON THE SHAREHOLDER TO PROVE HIS OR HER ELIGIBILITY.

    THE JUDGMENT FIXING THE FAIR VALUE OF THE SHARES IS TO INCLUDE INTEREST, AT A RATE AS THE COURT MAY FIND TO BE FAIR AND EQUITABLE, FROM THE DATE OF THE SHAREHOLDER VOTE TO THE DATE OF PAYMENT UNLESS, AS TO ANY SHAREHOLDER, THE COURT DETERMINES THAT THE SHAREHOLDER'S REFUSAL TO ACCEPT HANNAFORD'S OFFER PAYMENT FOR THE SHARES WAS ARBITRARY, VEXATIOUS, OR NOT IN GOOD FAITH, IN WHICH CASE THE COURT MAY, IN ITS DISCRETION, DISALLOW INTEREST. THE JUDGMENT WILL BE PAYABLE ONLY UPON SURRENDER TO HANNAFORD OF THE CERTIFICATE REPRESENTING SHARES. UPON PAYMENT OF THE JUDGMENT, A DISSENTING SHAREHOLDER WILL CEASE TO HAVE ANY INTEREST IN THE SHARES. COSTS AND EXPENSES OF THE PROCEEDING, AS DETERMINED BY THE COURT, WILL BE ASSESSED AGAINST HANNAFORD UNLESS A SHAREHOLDER'S REFUSAL TO ACCEPT HANNAFORD'S OFFER OF PAYMENT FOR HIS OR HER SHARES IS FOUND TO HAVE BEEN ARBITRARY, VEXATIOUS, OR NOT IN GOOD FAITH, IN WHICH CASE THE COURT MAY ASSESS ALL OR A PORTION OF SUCH COSTS AGAINST SUCH SHAREHOLDER. COSTS AND EXPENSES WILL NOT INCLUDE THE FEES AND EXPENSES OF COUNSEL OR OF EXPERT WITNESSES, BUT WILL INCLUDE REASONABLE COMPENSATION AND EXPENSES TO ANY APPRAISERS APPOINTED BY THE COURT. IF THE "FAIR VALUE" OF THE SHARES, AS DETERMINED BY THE COURT, "MATERIALLY EXCEEDS" THE AMOUNT WHICH HANNAFORD OFFERED TO PAY THEREFOR, OR IF NO SUCH OFFER WAS MADE, THE COURT, IN ITS DISCRETION, MAY AWARD ANY SHAREHOLDER WHO IS A PARTY TO THE PROCEEDING ALL OR PART OF SUCH SHAREHOLDER'S ATTORNEYS' FEES OR EXPENSES AND REASONABLE COMPENSATION AND EXPENSES TO ANY EXPERT EMPLOYED BY SUCH SHAREHOLDER.

    IF A SHAREHOLDER HAS EXERCISED HIS OR HER RIGHT TO DISSENT WITH RESPECT TO ANY SHARES OF HANNAFORD, ANY TRANSFEREE OF THE SHARES WILL NOT ACQUIRE ANY RIGHTS IN HANNAFORD OTHER THAN THE RIGHTS WHICH THE TRANSFERRING SHAREHOLDER HAD WITH RESPECT TO THE SHARES AS A DISSENTING SHAREHOLDER. ANY NEW CERTIFICATE ISSUED EVIDENCING THE TRANSFERRED SHARES SHALL BEAR A NOTATION REFLECTING THE DEMAND MADE BY THE TRANSFEROR.

    A SHAREHOLDER WHO IS A MINOR OR OTHERWISE LEGALLY INCAPACITATED WILL BE BOUND BY THE TIME LIMITATIONS OF SECTION 909 OF THE MBCA. ANY INCAPACITATED SHAREHOLDER MAY PERSONALLY, OR THROUGH A GUARDIAN OR ANY PERSON ACTING FOR SUCH SHAREHOLDER AS A LEGALLY AUTHORIZED REPRESENTATIVE, TAKE ALL ACTIONS NECESSARY TO ASSERT HIS OR HER RIGHT TO DISSENT. FAILURE TO FOLLOW THE STEPS REQUIRED BY
SECTION 909 OF THE MBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THESE RIGHTS. IN VIEW OF THE COMPLEXITY OF SECTION 909, SHAREHOLDERS OF HANNAFORD WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTIONS 908 AND 909 OF THE MBCA, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THESE SECTIONS, COPIES OF WHICH ARE ATTACHED TO THIS DOCUMENT AS ANNEX F.

MANAGEMENT FOLLOWING THE MERGER

    It is anticipated that each director and executive officer of Delhaize America immediately prior to the merger will remain as such immediately after the merger. Immediately following the merger, Hugh G. Farrington, the Chief Executive Officer of Hannaford, will be appointed to the board of directors of Delhaize America and its Executive Committee and will serve as the Vice Chairman of Delhaize America. In addition, Empire Company Limited and its affiliates, the largest Hannaford shareholders, will have the right to appoint one member to the Delhaize America board after the merger.

    After the completion of the merger, it is anticipated that each officer of Hannaford immediately prior to the merger will remain in his or her position.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION

    All shares of Delhaize America Class A common stock received by Hannaford shareholders in the merger will be freely transferable, except that shares of Delhaize America Class A common stock received by persons who are deemed to be affiliates of Hannaford under the Securities Act at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Hannaford for such purposes generally include individuals or entities that control, are controlled by or are under common control with Hannaford and may include certain officers, directors and principal shareholders of Hannaford. The merger agreement requires Hannaford to provide Delhaize America with a letter identifying such persons and to use all reasonable efforts to cause each of these affiliates to execute a written agreement to the effect that these persons will not offer or sell or otherwise dispose of any of the shares of Delhaize America Class A common stock issued to them in the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

    This document does not cover any resales of Delhaize America Class A common stock to be received by the shareholders of Hannaford upon completion of the merger, and no person is authorized to make any use of this document in connection with any such resale.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

    The following description of the merger agreement describes the material terms of the merger agreement. The full text of the merger agreement, as amended, is attached as Annex A and is incorporated by reference to this document. We encourage you to read the entire merger agreement.

THE MERGER

    When the merger occurs, FL Acquisition Sub, a wholly-owned subsidiary of Delhaize America, will merge with and into Hannaford, and Hannaford will become a wholly-owned subsidiary of Delhaize America.

CLOSING AND EFFECTIVE TIME

    The closing of the merger will take place on the second business day after the satisfaction or waiver of the latest to occur of all of the closing conditions, other than those conditions that by their nature are to be satisfied at the closing.

    At the closing of the merger, Hannaford and FL Acquisition Sub will file articles of merger with the Secretary of State of the State of Maine. The merger will become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Maine or at such later time as is agreed by Delhaize America and Hannaford and specified in the articles of merger.

MERGER CONSIDERATION

    In the merger, Hannaford shareholders will have the right to make one of the following elections and receive the per share consideration indicated below:

ELECTION                                    CONSIDERATION TO BE RECEIVED PER SHARE
--------                         ------------------------------------------------------------
Cash Election                    -- $79.00 per share in cash, without interest
SUBJECT TO PRORATION

Stock Election                   -- A number of shares of Delhaize America Class A common
SUBJECT TO PRORATION             stock equal to:
                                   $79.00  DIVIDED BY (the greater of the DZA Price or
                                   $27.00)

DZA Price =                      -- the average of the last sales prices, regular way
                                 (rounded to 4 decimal points), of Delhaize America Class A common stock as reported on the NYSE composite
                                   transactions reporting system for the ten consecutive
                                   trading days prior to (but not including) the date of the
                                   merger.

    The chart below describes, at varying DZA Prices, (i) the value per share to holders of Hannaford common stock who make a Cash Election or a Stock Election in the merger with respect to each share, assuming no proration, (ii) the value per share to holders of Hannaford common stock in the merger, assuming full proration (I.E., 86% cash and 14% stock), and (iii) the value per share to the Empire Group of the consideration to be received by them pursuant to the Stock Exchange Agreement (assuming, if the DZA Price is less than $27.00, that the Empire Group elects to receive the maximum amount of its consideration in cash).

                  VALUE OF CONSIDERATION AT VARYING DZA PRICES


                                       (I)                                (II)                            (III)
                        ----------------------------------   ------------------------------   ------------------------------
                                 VALUE TO PUBLIC                    VALUE TO PUBLIC
                              ASSUMING NO PRORATION             ASSUMING FULL PRORATION           VALUE TO EMPIRE GROUP
                        ----------------------------------   ------------------------------   ------------------------------
                                       STOCK ELECTION
DZA                       CASH     -----------------------     CASH      STOCK      TOTAL       CASH      STOCK      TOTAL
PRICE                   ELECTION    SHARES    SHARE VALUE*   PORTION    PORTION*    VALUE     PORTION    PORTION*    VALUE
-----                   --------   --------   ------------   --------   --------   --------   --------   --------   --------
$17.00                   $79.00     2.9259       $49.74       $67.94     $ 6.96     $74.90     $48.77     $19.04     $67.80
$18.00                   $79.00     2.9259       $52.67       $67.94     $ 7.37     $75.31     $48.77     $20.16     $68.92
$19.00                   $79.00     2.9259       $55.59       $67.94     $ 7.78     $75.72     $48.77     $21.28     $70.05
$20.00                   $79.00     2.9259       $58.52       $67.94     $ 8.19     $76.13     $48.77     $22.40     $71.17
$21.00                   $79.00     2.9259       $61.44       $67.94     $ 8.60     $76.54     $48.77     $23.51     $72.28
$22.00                   $79.00     2.9259       $64.37       $67.94     $ 9.01     $76.95     $48.77     $24.64     $73.41
$23.00                   $79.00     2.9259       $67.30       $67.94     $ 9.42     $77.36     $48.77     $25.76     $74.53
$24.00                   $79.00     2.9259       $70.22       $67.94     $ 9.83     $77.77     $48.77     $26.87     $75.64
$25.00                   $79.00     2.9259       $73.15       $67.94     $10.24     $78.18     $48.77     $28.00     $76.77
$26.00                   $79.00     2.9259       $76.07       $67.94     $10.65     $78.59     $48.77     $29.11     $77.88
$27.00                   $79.00     2.9259       $79.00       $67.94     $11.06     $79.00     $48.77     $30.23     $79.00
$28.00                   $79.00     2.8214       $79.00       $67.94     $11.06     $79.00     $48.77     $30.23     $79.00


------------------------

* Valued at the DZA Price

LIMITS ON CASH AND STOCK CONSIDERATION

    The aggregate number of shares of Hannaford common stock to be converted into the right to receive cash in the merger is 27,316,686 shares plus 86% of any shares of Hannaford common stock issued after the date of execution of the merger agreement pursuant to the exercise of outstanding Hannaford stock options. The remaining number of shares of Hannaford common stock outstanding at the time of the merger and not owned by Delhaize America will be converted into the right to receive Delhaize America Class A common stock. The effect of this formula is that overall consideration to be received by Hannaford shareholders in the merger will be 86% cash and 14% Delhaize America Class A common stock.

ALLOCATION

    If the number of shares of Hannaford common stock for which cash is elected exceeds the aggregate number of shares of Hannaford common stock to be converted into the right to receive cash in the merger, then:

    - those shares of Hannaford common stock for which Delhaize America Class A common stock is elected and all shares of Hannaford common stock covered by non-elections or as to which no election is made will be converted into the right to receive Delhaize America Class A common stock; and

    - those shares of Hannaford common stock for which cash is elected will be converted into the right to receive (A) an amount of cash, without interest, equal to the product of (x) $79 and (y) a fraction (the "Cash Fraction"), the numerator of which is the aggregate number of shares of Hannaford common stock to be converted into the right to receive cash in the merger and the denominator of which is the number of shares of Hannaford common stock electing cash, and (B) a number of shares of Delhaize America Class A common stock equal to the product of (x) $79 divided by the greater of $27 or the DZA Price and (y) a fraction equal to one minus the Cash Fraction.

    If the number of shares of Hannaford common stock for which Delhaize America Class A common stock is elected exceeds the maximum number of shares of Hannaford common stock that can be converted into the right to receive Delhaize America Class A common stock in the merger, then:

    - those shares of Hannaford common stock for which cash is elected and all shares of Hannaford common stock covered by non-elections or as to which no election is made will be converted into the right to receive cash; and

    - those shares of Hannaford common stock for which Delhaize America Class A common stock is elected will be converted into the right to receive
      (A) an amount of shares of Delhaize America Class A common stock equal to the product of (x) the exchange ratio and (y) a fraction (the "Stock Fraction"), the numerator of which is the total number of shares of Hannaford common stock outstanding immediately prior to the merger minus the aggregate number of shares of Hannaford common stock to be converted into the right to receive cash in the merger and the denominator of which is the total number of shares of Hannaford common stock for which Delhaize America Class A common stock is elected, and (B) an amount of cash, without interest, equal to the product of (x) $79 and (y) a fraction equal to one minus the Stock Fraction.

    In the event there is neither an over-election of cash nor an over-election of Delhaize America Class A common stock, all shares of Hannaford common stock for which cash is elected will receive cash, all shares of Hannaford common stock for which Delhaize America Class A common stock is elected will receive Delhaize America Class A common stock, and all non-election shares will be converted into the right to receive (A) an amount of cash, without interest, equal to the product of

(x) $79 and (y) a fraction, the numerator of which is the aggregate number of shares of Hannaford common stock to be converted into the right to receive cash in the merger less those shares of Hannaford common stock for which cash is elected and the denominator of which is the non-election shares and (B) a number of shares of Delhaize America Class A common stock equal to the product of
(x) $79 divided by the greater of $27 or the DZA Price and (y) a fraction, the numerator of which is the maximum number of shares of Hannaford common stock that can be converted into the right to receive Delhaize America Class A common stock in the merger less those shares of Hannaford common stock for which Delhaize America Class A common stock is elected and the denominator of which is the number of shares of Hannaford common stock for which no election has been made.

ELECTION PROCEDURE

    Not less than thirty days prior to the closing of the merger, Hannaford shareholders will be sent an election form pursuant to which they can elect to receive either cash or shares of Delhaize America Class A common stock in exchange for their Hannaford shares, subject to the proration process described above in "--Allocation." These election forms will be due on the business day before the closing--Hannaford and Delhaize America will publicly announce this date once it is established--and until that time, the elections may be changed.

PROCEDURES FOR EXCHANGE OF CERTIFICATES


    Upon completion of the merger, Delhaize America will make available to First Union National Bank, the exchange agent, certificates for the shares of Delhaize America Class A common stock issuable, and cash payable, in exchange for outstanding shares of Hannaford common stock and any dividends or distributions to which holders of shares of Hannaford common stock may be entitled.


    Promptly after the merger, the exchange agent will mail to each holder of record of Hannaford common stock prior to the merger a letter of transmittal and instructions for effecting the exchange of their shares of Hannaford common stock for the consideration to be received by them in the merger.

    Upon surrender of a certificate for cancellation to the exchange agent or to any other agent appointed by Delhaize America, together with a letter of transmittal duly completed and validly executed in accordance with the instructions provided with the letter of transmittal, the holder of the certificate will be entitled to receive a pro rata portion of the merger consideration, and the surrendered certificate will then be cancelled. Until surrendered, each outstanding certificate will be deemed from and after the merger, subject to the payment of dividends declared after the merger but prior to surrender of certificates, to evidence only the ownership of the number of full shares of Delhaize America Class A common stock and the aggregate cash amount into which the shares of Hannaford common stock evidenced by the certificate has been converted and cash in lieu of fractional shares. Notwithstanding the foregoing, shareholders who own Hannaford common stock through Hannaford's Dividend Reinvestment Plan do not have an obligation to surrender a certificate in order to effectuate the exchange of their shares of Hannaford common stock for the consideration to be received by them in the merger.

    If you do not have your Hannaford common stock certificate, you may make an affidavit of that fact. In addition, Delhaize America may require that you post a bond in a reasonable amount determined by Delhaize America as indemnity against any claim that may be made against Delhaize America with respect to the missing stock certificate. Upon receipt of the affidavit and any required bond the exchange agent will issue the requisite number of shares of Delhaize America Class A common stock.

FRACTIONAL SHARES

    Delhaize America will not issue any fractional shares in the merger. Each person who would otherwise be entitled to receive a fraction of a share of Delhaize America Class A common stock will receive from Delhaize America an amount of cash equal to the product of such fraction and the closing price of the Delhaize America Class A common stock on the NYSE for the trading day immediately prior to the merger.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, each of Hannaford and Delhaize America makes representations and warranties about itself and its business in favor of the other party, which include representations and warranties about such matters as:

    - the organization of the parties and their subsidiaries and similar corporate matters;

    - the parties' capital structures;

    - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

    - absence of breach or conflict and compliance with applicable laws, regulations, organizational documents, agreements and other existing obligations;

    - regulatory approvals, licenses and permits;

    - reports and financial statements filed with the SEC and the accuracy of the information contained therein;

    - absence of material adverse changes and the non-occurrence of certain events;

    - pending or threatened litigation;

    - the accuracy of information supplied by each of Hannaford and Delhaize America for use in the registration statement regarding the merger, of which this document forms a part;

    - tax matters;

    - retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

    - environmental compliance and liability;

    - brokers' and finders' fees incurred in connection with the merger;

    - non-applicability of certain takeover provisions to the merger; and

    - insurance.

CERTAIN COVENANTS

    Under the merger agreement, Hannaford has agreed prior to the merger to operate its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its officers and employees.

    In addition, the merger agreement places specific restrictions on the ability of Hannaford and its subsidiaries to:

    - amend their charter or bylaws;

    - engage in extraordinary corporate transactions;

    - make any investment in or acquisition of any business of any person or any material amount of assets, except for acquisitions for cash not to exceed $1,000,000 per acquisition and $10,000,000 in the aggregate for all acquisitions;

    - dispose of any material assets except in the ordinary course of business consistent with past practice;

    - declare or pay any dividend with respect to its capital stock other than cash dividends payable by Hannaford in an aggregate amount not in excess of $.165 per share per calendar quarter;

    - issue any securities;

    - redeem or otherwise acquire any of their outstanding capital stock;

    - move the location, close, shut down or otherwise eliminate Hannaford's headquarters or distribution centers or effect a general staff reduction at such headquarters or distribution centers;

    - enter into any new lease or purchase or acquire any real estate outside the ordinary course of business;

    - except for items or projects committed to or budgeted for prior to the merger agreement, make or commit to make any capital expenditure except for individual capital expenditure projects or items not exceeding $1,000,000 per project or item or $10,000,000 in the aggregate;

    - take any material action regarding taxes;

    - increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice;

    - accelerate any income, postpone any expense or reverse any reserve, except on a basis consistent with past practice or as otherwise required by law;

    - agree or commit to do any of the foregoing; and

    - take or agree or commit to take any action that would make any representation and warranty of Hannaford under the merger agreement inaccurate in any material respect at, or as of any time prior to, the merger.

    Under the merger agreement, Delhaize America has agreed prior to the merger to operate its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its officers and employees.

    In addition, the merger agreement places specific restrictions on the ability of Delhaize America and its subsidiaries to:

    - amend their charter or bylaws;

    - engage in extraordinary corporate transactions;

    - make any investment in or acquisition of any business of any person or any material amount of assets, except for acquisitions not to exceed $100,000,000 in the aggregate for all acquisitions;

    - dispose of material assets except in the ordinary course of business consistent with past practice;

    - issue any securities;

    - declare or pay any dividend with respect to its capital stock other than cash dividends payable by Delhaize America in an aggregate amount not in excess of $.1512 per share per calendar quarter;

    - redeem or otherwise acquire any of their outstanding capital stock;

    - move the location, close, shut down or otherwise eliminate Delhaize America's headquarters or distribution centers or effect a general staff reduction at such headquarters or distribution centers;

    - enter into any new lease or purchase or acquire any real estate;

    - except for items or projects committed to or budgeted for prior to the merger agreement, make or commit to make any capital expenditure except for individual capital expenditure projects or items not exceeding $15,000,000 per project or item or $100,000,000 in the aggregate;

    - take any material action regarding taxes;

    - increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice;

    - agree or commit to do any of the foregoing; and

    - take or agree or commit to take any action that would make any representation and warranty of Delhaize America hereunder inaccurate in any material respect at, or as of any time prior to, the merger.

NO SOLICITATION

    Until the termination of the merger agreement, Hannaford will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Hannaford and its subsidiaries not to, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal.

    The term "Acquisition Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 25% of the aggregate assets of Hannaford and its subsidiaries, taken as a whole, or more than 25% of the voting power of the shares of Hannaford common stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hannaford, other than the transactions contemplated by the merger agreement or the stock exchange agreement.

    However, the merger agreement permits Hannaford to furnish information to, or enter into negotiations with, any party that has indicated its willingness to make an unsolicited bona fide offer relating to an Acquisition Proposal if the Hannaford board has determined that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.

    The term "Superior Proposal" means any bona fide Acquisition Proposal on terms that the Hannaford board determines in its good faith judgment are more favorable to Hannaford's shareholders than the merger agreement and the merger taken as a whole, and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Hannaford board.

    Hannaford has agreed to inform Delhaize America of any Acquisition Proposal or any discussion or negotiations regarding an Acquisition Proposal. Hannaford has also agreed to use all reasonable efforts to keep Delhaize America informed of the status and terms of any developments with respect to such discussions and negotiations.

EFFECT ON STOCK OPTIONS


    Upon completion of the merger, each option outstanding immediately prior to the merger to purchase shares of Hannaford common stock pursuant to Hannaford option plans will be assumed by Delhaize America and converted into an immediately exercisable option to purchase the number of shares of Delhaize America Class A common stock equal to (i) the number of shares of Hannaford common stock subject to such option multiplied by (ii) $79.00 divided by the DZA Price, at an exercise price per share equal to (A) the former exercise price per share immediately prior to the merger divided by (B) $79.00 divided by the DZA Price; provided, however, that if the DZA Price is less than $27.00, the total number of shares of Delhaize America Class A common stock as to which any converted options may be exercised prior to one year after the closing of the merger may not exceed 7,278,315 (such maximum number of shares to be apportioned in a manner determined by Hannaford, with the consent of Delhaize America). If the merger occurred on December 31, 1999, the last trading day before the date of this document, the total number of shares of Delhaize America Class A common stock as to which all converted options may be exercised (including exercises later than one year after the closing of the merger) is 9,280,549 shares. In addition, for any Hannaford stock option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Internal Revenue Code (a so-called Incentive Stock Option), the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Internal Revenue Code.


EFFECT ON EMPLOYEE BENEFIT MATTERS

    Following the merger, Delhaize America will cause Hannaford to:

    - honor all obligations under employment or severance agreements of Hannaford and its subsidiaries; and pay all benefits accrued through the effective time under employee benefit plans, programs, policies and arrangements of Hannaford and its subsidiaries in accordance with their terms.

    - Specifically, Delhaize America will provide, or cause Hannaford to provide, the employees of Hannaford who continue to be employed by Hannaford or its subsidiaries after the merger, for a period of no less than two years following the merger, with (A) annual compensation no less favorable than the annual compensation which they were receiving immediately prior to the merger, and (B) benefits which, in the aggregate, are no less favorable than the benefits provided to such employees immediately prior to the merger.

    - Additionally, for a period of two years following the merger, Delhaize America will establish and maintain a plan to provide severance and termination benefits to all non-union employees of Hannaford and its subsidiaries which are no less favorable than the severance and termination benefits provided under Hannaford's current plans and arrangements. If any current Hannaford employees are included in any benefit plan of Delhaize America after the merger, they will receive credit for their time as employees of Hannaford and its subsidiaries for service prior to the merger to the same extent such service was counted under similar Hannaford benefit plans for purposes of eligibility, vesting, eligibility for retirement and benefit accrual. If any Hannaford employees are included in any medical, dental or health plan other than the plan or plans they participated in prior to the merger, these plans will not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Hannaford benefit plan and the plans will provide credit for any deductibles and co-payments applied or made with respect to each employee in the calendar year of the change.

    Upon the effective time of the merger, Hannaford's employee stock purchase plan will be terminated with the effect that the then current offering period under such plan, to the extent not already terminated, will be terminated effective as of the merger.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of Hannaford and Delhaize America to complete the merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

    - the approval of the merger agreement by the holders of a majority of the outstanding Hannaford common stock;

    - the expiration of the applicable waiting period under the Hart-Scott-Rodino Act;

    - the absence of any applicable law, regulation, judgment, injunction, order or decree prohibiting or enjoining the completion of the merger;


    - the absence of a stop order suspending the effectiveness of the registration statement regarding the Delhaize America Class A common stock to be issued in the merger or any proceedings for such purpose pending before or threatened by the SEC; and


    - the approval for listing of the shares of Delhaize America Class A common stock to be issued in the merger by the NYSE, subject to official notice of issuance.

    CONDITION TO THE OBLIGATIONS OF DELHAIZE AMERICA. The obligation of Delhaize America and FL Acquisition Sub to complete the merger is subject to the compliance by Hannaford with its obligations under the merger agreement and the representations and warranties of Hannaford contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective date.

    CONDITION TO THE OBLIGATIONS OF HANNAFORD. The obligations of Hannaford to complete the merger are subject to the compliance by Delhaize America with its obligations under the merger agreement and the representations and warranties of Delhaize America contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective date.

TERMINATION

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the shareholders of Hannaford have approved the merger agreement:

    - by mutual written consent of Hannaford and Delhaize America;

    - by either Hannaford or Delhaize America if:

    (i) the merger has not been consummated by August 17, 2000;

    (ii) the shareholders of Hannaford fail to approve the merger agreement at a duly held meeting of shareholders of Hannaford;

   (iii) if the completion of the merger is prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Hannaford or Delhaize America from completing the merger is entered and such injunction, judgment, order or decree has become final and nonappealable; or

    (iv) the other party is in material breach of the merger agreement and such breach is not cured within 30 days after notice of such breach.

    - by Hannaford:

    (i) if the Hannaford board has received an Acquisition Proposal which it has determined in good faith is a Superior Proposal and it pays the required termination fee to Delhaize America; or

    (ii) if Delhaize America fails to deliver to Hannaford substantially final documentation relating to the debt financing of the merger on or prior to the later of 10 days prior the special meeting or December 15, 1999;

    - by Delhaize America:

    (i) if (A) the Hannaford board fails to recommend or withdraws, modifies or changes in a manner adverse to Delhaize America its approval or recommendation of the merger agreement or the merger or recommends a Superior Proposal to the Hannaford shareholders or (B) Hannaford has entered into a definitive agreement regarding a Superior Proposal with a third party or the Hannaford board resolves to do any of the foregoing.

EFFECT OF TERMINATION

    If the merger agreement is terminated, there will be no liability on the part of Delhaize America, Hannaford or FL Acquisition Sub, except as otherwise provided in the merger agreement and as set forth below under "--Termination Payments." Nothing, however, will relieve any party of any liability or damages resulting from any willful material breach by that party of the merger agreement.

TERMINATION PAYMENTS

    If Hannaford terminates the merger agreement because it received an Acquisition Proposal which Hannaford determined in good faith is a Superior Proposal or if Delhaize America terminates the merger agreement because
(A) Hannaford's board of directors fails to recommend or withdraws or modifies or changes in a manner adverse to Delhaize America its approval or recommendation of the merger agreement or the merger or recommends a Superior Proposal to the Hannaford shareholders or (B) Hannaford enters into a definitive agreement providing for a Superior Proposal with a third party, then Hannaford will be required to pay to Delhaize America an amount equal to $90 million.

    Additionally, if Delhaize America terminates the merger agreement because Hannaford breaches a representation, warranty, covenant or agreement under the merger agreement and an Acquisition Proposal has been made to Hannaford after the date of the merger agreement but prior to such termination, and within twelve months after the termination of the merger agreement (a) a transaction constituting an Acquisition Proposal is consummated, or (b) a definitive agreement for such transaction is entered into by Hannaford, then Hannaford will be required to pay to Delhaize America $90 million upon the consummation of any such transaction or the execution of any such definitive agreement.

OTHER EXPENSES

    Except as otherwise specified in the merger agreement or agreed in writing by the parties, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such cost or expense.

INDEMNIFICATION

    The merger agreement provides that Delhaize America will, or will cause Hannaford to, indemnify each person who was an employee, agent, director or officer of Hannaford or its subsidiaries prior to August 17, 1999, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of counsel, against any such person in their capacity as an employee, agent, officer or director of Hannaford or its subsidiaries, based in whole or in part, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the merger.

    Delhaize America also will cause Hannaford to maintain Hannaford's existing directors' and officers' liability insurance policy (or a policy with substantially similar coverage) for not less than six years after the merger but only to the extent related to facts or circumstances occurring at or prior to the merger, provided that the aggregate annual premium for maintaining such insurance during the six year period does not exceed 300% of the per annum aggregate premium paid by Hannaford on

August 17, 1999, in which case Delhaize America will cause Hannaford to provide the most advantageous coverage then available at an annual premium of 300% of such rate.

AMENDMENTS AND WAIVERS

    Any provision of the merger agreement may be amended or waived prior to the merger if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Hannaford and Delhaize America or, in the case of a waiver, by the party against whom the waiver is to be effective. After the approval of the merger agreement by the shareholders of Hannaford, there shall be no amendment that by law requires further approval by shareholders without the approval of Hannaford shareholders.

                    SUMMARY OF OTHER SIGNIFICANT AGREEMENTS

STOCK EXCHANGE AGREEMENT

    In connection with the execution of the merger agreement, the Empire Group entered into a stock exchange agreement with Delhaize America. Pursuant to the stock exchange agreement, immediately prior to the closing of the merger, the Empire Group will exchange their 10,418,565 shares of Hannaford common stock for aggregate consideration of $823,066,635 (nominally $79.00 per share) payable as a combination of Delhaize America Class A common stock and cash. The consideration will be determined and payable as follows:

    - A number of shares of Delhaize America Class A common stock determined by dividing $365,000,000 by the greater of (i) the DZA Price and
      (ii) $27.00; and

    - the remainder of $458,066,635, or 55.7% of the total consideration to be received, payable in cash.

    The Empire Group may elect to adjust, upwards or downwards, the cash and stock mix of the consideration, provided that the consideration payable in Delhaize America Class A common stock may in no event be less than $315,000,000 (38.3% of the total consideration to be received) or in excess of $421,000,000 (51.2% of the total consideration to be received), in each case the number of shares to be determined by dividing such amount by the greater of: (i) the DZA Price and (ii) $27.00. A copy of the stock exchange agreement is attached to this document as Annex C.

VOTING AGREEMENT

    In connection with the execution of the merger agreement, the Empire Group also entered into a voting agreement with Delhaize America pursuant to which, among other things, the Empire Group agreed to vote their 10,418,565 shares of Hannaford common stock (representing approximately 24.7% of the outstanding Hannaford common stock) in favor of the merger. A copy of the voting agreement is attached to this document as Annex D.

REGISTRATION RIGHTS AGREEMENT

    In connection with the execution of the merger agreement, the Empire Group and certain of their affiliates entered into a registration rights agreement with Delhaize America pursuant to which, among other things, Delhaize America agreed to file a shelf registration statement with the SEC for the registration of the shares of Delhaize America Class A common stock to be received by the Empire Group and their affiliates in the merger. Delhaize America agreed to keep the registration statement in effect until two years after the merger or the time when such parties no longer hold the Delhaize America Class A common stock received by them in the merger, whichever occurs first. A copy of the registration rights agreement is attached to this document as Annex E.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summarizes the material United States federal income tax consequences of the merger to Hannaford shareholders. This discussion is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary only applies to a shareholder who is a United States person for federal income tax purposes who holds shares of Hannaford common stock as a capital asset. This summary does not deal with the tax consequences of the merger to special classes of Hannaford shareholders, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, non-United States persons, persons who acquired the shares of Hannaford common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold shares of Hannaford common stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes, and persons with a "functional currency" other than the United States dollar. Further, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. EACH HANNAFORD SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

    The receipt of cash and/or Delhaize America Class A common stock in exchange for Hannaford common stock pursuant to the merger, the receipt of cash instead of fractional shares of Hannaford common stock, and the receipt of cash by a dissenting Hannaford common shareholder exercising dissenters' rights under the Maine Business Corporation Act, will be fully taxable transactions for federal income tax purposes. A Hannaford shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the sum of the amount of cash and the fair market value of the Delhaize America Class A common stock received in the merger and such shareholder's adjusted tax basis in his or her Hannaford common stock exchanged therefor. For this purpose, the fair market value of the Delhaize America Class A common stock received by a Hannaford shareholder in the merger will be determined by reference to the trading price of a share of Delhaize America Class A common stock as of the closing date of the merger. A shareholder's adjusted tax basis in any such share of Delhaize America Class A common stock immediately following the merger will be the fair market value of such stock as determined in the preceding sentence, and the holding period with respect to any such share of Delhaize America Class A common stock will begin on the day following the closing date of the merger.

    The gain or loss recognized on the exchange of Hannaford common stock for cash and/or Delhaize America Class A common stock will be capital gain or loss; such capital gain or loss will be long-term capital gain or loss if the Hannaford shareholder has held the stock for more than one year as of the date of exchange. There are certain limitations on the deductibility of capital losses. Any amounts received pursuant to dissenters' rights that are denominated as interest will be taxable as ordinary income.

    A United States holder of Hannaford common stock may be subject, under certain circumstances, to backup withholding at a rate of 31 percent with respect to the cash received in exchange for Hannaford stock in the merger or instead of fractional shares or because of the exercise of dissenters' rights, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts required to be withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability if the required information is furnished to the Internal Revenue Service.

         CHAPTER TWO--INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

GENERAL

    This document is being sent to solicit proxies from Hannaford common shareholders by the Hannaford board for use at the special meeting.

TIME AND PLACE


    The special meeting will be held at 9:30 a.m. local time, on February 10, 2000 at the Hannaford Communication Center, 145 Pleasant Hill Road, Scarborough, Maine 04074.


PURPOSE OF THE SPECIAL MEETING

    The purpose of the Hannaford special meeting is to consider and vote upon a proposal to approve the merger agreement.

VOTING AND RECORD DATE


    Only holders of record of shares of Hannaford common stock at the close of business on December 28, 1999 are entitled to notice of and to vote at the special meeting.


    The presence of the holders of a majority of the outstanding shares of Hannaford common stock is necessary to constitute a quorum at the special meeting. Holders may attend by proxy or in person. The affirmative vote of the holders of a majority of the outstanding shares of Hannaford common stock is required to approve the merger agreement.


    On December 28, 1999, there were 42,270,877 shares of Hannaford common stock outstanding held by approximately 13,800 holders of record.


PROXIES

    All shares of Hannaford common stock represented by properly executed proxies received prior to or at the special meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy, that proxy will be voted FOR approval of the merger agreement. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, a proxy marked "ABSTAIN" will have the effect of a vote against the merger agreement. In addition, if a holder does not otherwise vote in person at the special meeting, the failure to return a proxy will have the effect of a vote against the merger agreement.

    In accordance with NYSE rules, brokers and nominees who hold shares in street name for customers are precluded from exercising their voting discretion with respect to the approval of the merger agreement. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees will not be able to vote such shares with respect to the approval of the merger agreement. Shares represented by these "broker non-votes" will be counted for purposes of determining whether there is a quorum at the special meeting but will have the effect of a vote against the merger agreement.

    The Hannaford board is not currently aware of any business to be acted upon at the special meeting other than the matters described in this document. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment. This procedure would also apply to adjournments or postponements of the special meeting. These adjournments or postponements may be for the purpose of soliciting additional proxies. Proxies voted against the proposal to be considered at the special meeting will not be voted in favor of an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

    The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the special meeting. In addition, shareholders may revoke a proxy at any time prior to its exercise by:

    - delivering, prior to the special meeting, a written notice of revocation bearing a later date or time than the revoked proxy to Hannaford's Secretary;

    - completing and submitting a new later-dated proxy card; or

    - attending the special meeting and giving notice to Hannaford's Secretary or in open meeting.

    Attendance at the special meeting will not by itself constitute revocation of a proxy--you must vote in person at the meeting. If a broker has been instructed to vote your shares, you must follow directions received from your broker in order to change your vote.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be paid by Hannaford. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners and Hannaford will, upon request, reimburse them for their reasonable expenses in doing so. Hannaford may request the return of proxy cards by telegram or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

                     CHAPTER THREE--ADDITIONAL INFORMATION
                   INFORMATION CONCERNING THE PRIMARY PARTIES

BUSINESS OF HANNAFORD

    Hannaford is a multi-regional food retailer with 154 supermarkets located throughout Maine, New Hampshire and Vermont, and in parts of New York, Massachusetts, Virginia, North Carolina and South Carolina. Its stores are operated primarily under the names "Shop'n Save" and "Hannaford." Hannaford offers consumers comprehensive product variety and outstanding freshness and quality in perishables, at competitive prices, from modern and convenient facilities. Hannaford also operates 113 pharmacies within its supermarkets and combination stores.

BUSINESS OF DELHAIZE AMERICA

    Delhaize America engages in one line of business, the operation of retail food supermarkets in the southeastern and mid-Atlantic regions of the United States. Delhaize America was incorporated in North Carolina in 1957 and maintains its corporate headquarters in Salisbury, North Carolina. Delhaize America's stores, which are primarily operated under the names "Food Lion" and "Kash n' Karry," sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and non-food items such as health and beauty care, prescriptions, and other household and personal products. Delhaize America offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged for Delhaize America under the private labels of "Food Lion" and "Kash n' Karry." Delhaize America offers over 30,000 stock keeping units in its Food Lion locations and over 35,000 in its Kash n' Karry locations.

                                     III-1

                        COMPARISON OF RIGHTS OF HOLDERS
                           OF HANNAFORD COMMON STOCK
                                      AND
                         DELHAIZE AMERICA COMMON STOCK

    At the effective time, holders of Hannaford common stock receiving shares of Delhaize America Class A common stock in the merger will become shareholders of Delhaize America. The following is a summary of the material differences between the rights of holders of Delhaize America Class A common stock and holders of Hannaford common stock. Since Delhaize America is organized under the laws of the State of North Carolina and Hannaford is organized under the laws of the State of Maine, differences in the rights of holders of Delhaize America
Class A common stock and those of holders of Hannaford common stock arise from differing provisions of the North Carolina Business Corporation Act and the Maine Business Corporation Act in addition to differing provisions of their respective charters and bylaws. The following summary does not purport to be a complete description of the provisions affecting, and differences between, the rights of holders of Delhaize America Class A common stock and holders of Hannaford common stock. This summary is qualified in its entirety by reference to the North Carolina Business Corporation Act and the Maine Business Corporation Act and the governing corporate instruments of Delhaize America and Hannaford, to which the shareholders of Hannaford are referred. See "Where You Can Find More Information" on page III-15.

CAPITAL STOCK


    DELHAIZE AMERICA. Delhaize America's authorized capital stock consists of 1,500,000,000 shares of Class A common stock, par value $.50 per share, 1,500,000,000 shares of Class B common stock, par value $.50 per share, and 500,000,000 shares of preferred stock, par value $.50 per share. As of December 28, 1999, there were outstanding 79,930,468 shares of Class A common stock, 75,290,542 shares of Class B common stock, and no shares of preferred stock.


    Holders of Class B common shares are entitled to one vote per share, and holders of Class A common shares are not entitled to vote unless otherwise provided by North Carolina law.

    Under Delhaize America's articles of incorporation, if the board of directors of Delhaize America declares a dividend payable to holders of Class B common shares other than a dividend payable in shares of the same class of stock, the board must also declare a per share dividend on Class A common shares greater than the per share dividend paid to the holders of the Class B common shares. The board of directors may declare dividends on Class A common shares in excess of dividends paid to holders of Class B common shares, or without declaring a dividend on Class B common shares. No superior dividend is required on Class A common shares with respect to a dividend paid in partial or complete liquidation.

    Delhaize America's articles of incorporation authorize the board of directors of Delhaize America to issue shares of Delhaize America preferred stock in one or more classes or series and to fix the preferences, limitations and relative rights of the shares of Delhaize America preferred stock.


    HANNAFORD. Hannaford's authorized capital stock consists of 110,000,000 shares of common stock, par value $.75 per share, 2,000,000 shares of Class A serial preferred stock, no par value, and 28,000,000 shares of Class B serial preferred stock, par value $.01 per share. Hannaford's articles of incorporation authorize the board of directors of Hannaford to divide any of the preferred stock into one or more series and to determine the relative rights and preferences of the shares of any series of preferred stock. 2,000,000 shares of Series A Junior Participating Preferred Stock have been designated from the Class A serial preferred stock and reserved for issuance pursuant to Hannaford's shareholder rights agreement. As of December 28, 1999, there were outstanding 42,270,877 shares of Hannaford common stock and no shares of Class A or Class B serial preferred stock.


                                     III-2

SPECIAL MEETINGS OF SHAREHOLDERS

    DELHAIZE AMERICA. Under Delhaize America's bylaws, special shareholders' meetings may be called only by the president and chief executive officer or by any two members of the board of directors.

    HANNAFORD. Under Hannaford's bylaws, special shareholders' meetings may be called only by the board of directors, the chairman of the board, the president or the holders of more than 20% of the outstanding shares entitled to vote for directors. Under Maine law, the holders of 10% of the outstanding voting shares have the right under certain circumstances to petition a court, for good cause shown, to call a special meeting of shareholders.

BOARD OF DIRECTORS

    DELHAIZE AMERICA. Under Delhaize America's bylaws, the board of directors consists of eight to 14 persons, with the exact number established from time to time by the shareholders or the board of directors. Under North Carolina law, only the shareholders may change the range for the size of the board of directors. Currently, the board of directors consists of 10 directors. Immediately following the merger, Hugh G. Farrington, the Chief Executive Officer of Hannaford, will be appointed to the board of directors of Delhaize America. In addition, Empire Company Limited and its affiliates, the largest Hannaford shareholders, will have the right to appoint one member of the Delhaize America board after the merger.

    A director holds office until the next annual shareholders' meeting after his or her election and until his or her successor is elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Under Delhaize America's bylaws, no person who reaches the age of 70 may stand for election, reelection or reappointment to the board of directors (except for directors who were over 65 on July 3, 1997).

    Under North Carolina law, holders of Delhaize America Class B common shares may remove a director with or without cause if the number of votes cast to remove him or her exceeds the number of votes cast not to remove him or her. In addition, holders of Delhaize America Class B common shares may remove the entire board of directors from office with or without cause by the affirmative vote of a majority of the votes entitled to be cast at any election of directors. Upon petition by Delhaize America or its shareholder holding at least 10% of its outstanding shares, a court may also remove a director in certain cases.

    Shareholders of Delhaize America do not have cumulative voting rights in the election of directors so long as Delhaize America has a class of shares registered under Section 12 of the Securities Exchange Act of 1934.

    HANNAFORD. Under Hannaford's articles of incorporation, the board of directors consists of seven to 18 directors, as from time to time determined by resolution of the shareholders or the board of directors. Hannaford's bylaws further require that any change to the number of directors be approved by at least two-thirds of the outstanding shares of stock entitled to vote on directors, if such action is taken by shareholders, or by at least two-thirds of the directors then in office, if such action is taken by the board of directors.

    The Hannaford board is divided into three classes, with directors serving staggered three-year terms. Under Hannaford's articles of incorporation, no director may stand for reelection after reaching the age of 70, and the term for any director who attains the age of 70 will terminate at the next annual shareholders' meeting following his 70th birthday.

    Under Maine law, a Hannaford director may be removed, with or without cause only by the affirmative vote of two-thirds of the outstanding shares. Upon petition by two-thirds of the directors then in office, a court may also remove a director under certain circumstances.

                                     III-3

    Holders of Hannaford common stock do not have cumulative voting rights in the election of directors.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

    DELHAIZE AMERICA. Delhaize America's bylaws establish advance notice procedures for shareholder proposals and nominations of persons for election as directors. Under the bylaws, a shareholder wishing to bring any action before a shareholders' meeting, including the nomination of a person for election as a director, must give written notice to the secretary of Delhaize America not less than 10 days nor more than 60 days prior to the meeting. However, if less than 21 days' notice of the meeting is given by Delhaize America, the shareholder must provide notice no later than the 10th day following the date on which notice of the meeting was mailed to shareholders. In addition, any shareholder who wishes the board of directors of Delhaize America to consider taking a position with respect to the matter, or to consider nominating the person recommended by the shareholder for election as a director, must deliver notice to the secretary of Delhaize America not less than 90 days nor more than 150 days prior to the meeting.

    For matters not involving a nomination for director, the notice must describe:

    - the business desired to be brought before the meeting;

    - the name and address of the shareholder proposing the action; and

    - the class and number of shares owned by the shareholder.

    For shareholder nominations for director, the notice must:

    - set forth the name and address of the shareholder who intends to make the nomination and the person(s) to be nominated;

    - represent that the shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate such person;

    - describe all arrangements or understandings between the shareholder and the nominee;

    - include any information about the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

    - include the consent of the nominee to serve as a director.

    HANNAFORD. Under Hannaford's bylaws, any shareholder who desires to propose a matter for action by the shareholders at an annual meeting must give written notice of the proposed action to the secretary of Hannaford. The notice must be received by Hannaford not earlier than 135 days nor later than 90 days prior to the anniversary date of the last annual meeting, except if the annual meeting is held more than 30 days before or after the anniversary date of the last annual meeting, in which case notice must be given not later than 10 days after Hannaford first announces publicly the intended date of the meeting.

    The notice must contain:

    - the name and address of the shareholder proposing such action;

    - a representation that the proponent is a shareholder of record; and

    - a fair description of the proposal or if the proposal relates to the nomination of directors, the name, address and business background of each such candidate.

                                     III-4

EXCULPATION AND INDEMNIFICATION

    DELHAIZE AMERICA. North Carolina law requires that a director of a North Carolina corporation discharge his duties (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. North Carolina law provides that the duties of a director considering a change in control situation are no different or higher than the duties otherwise provided by law. North Carolina law allows a North Carolina corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of any director arising out of an action, whether by or in the right of the corporation, for monetary damages for breach of any duty as a director, except for (a) acts or omissions that the director knew or believed were clearly in conflict with the best interests of the corporation, (b) any liability for unlawful distributions,
(c) any transaction from which the director derived an improper personal benefit and (d) acts or omissions occurring prior to the time the provision became effective. Delhaize America's articles of incorporation release each director, to the fullest extent permitted by law, from personal liability for monetary damages in any action for breach of his or her duty as a director. In addition, as permitted by North Carolina law, Delhaize America's bylaws require Delhaize America to indemnify its directors and officers to the fullest extent permitted by law against liabilities arising out of their status as such, unless such liabilities relate to activities that were at the time taken known or believed by the director or officer to be clearly in conflict with the best interests of Delhaize America.

    HANNAFORD. Maine law provides that the directors and officers of a Maine corporation must exercise their powers and discharge their duties (a) in good faith, (b) with a view to the interests of the corporation and of the shareholders and (c) with that degree of diligence, care and skill which ordinarily prudent persons would exercise under similar circumstances. Maine law further provides that in discharging their duties, the directors and officers may, in considering the best interests of the corporation and its shareholders, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located and all other pertinent factors. Under Maine law, a director will not be personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the corporation or its shareholders. As permitted by Maine law, Hannaford's bylaws require Hannaford to indemnify any director or officer for liabilities arising in connection with his or her status as such, unless it is adjudicated that he or she did not act honestly or with the reasonable belief that his or her action was in or not opposed to the best interests of Hannaford or its shareholders, or with respect to any criminal action, unless he or she had no reasonable cause to believe that his conduct was unlawful.

MERGERS, CONSOLIDATIONS, SHARE EXCHANGES AND SALES OF ASSETS

    DELHAIZE AMERICA. Under North Carolina law, a majority of all votes entitled to be cast by each voting group entitled to vote separately must approve any merger, share exchange or sale of all or substantially all of the assets of a corporation not in the ordinary course of business. Separate voting by voting groups is required to approve a merger if it contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require action by one or more separate voting groups, except where the consideration to be received in exchange for the shares of the group consists solely of cash. Except as described above for certain mergers, separate voting by voting groups is also required to approve a share exchange by each class or series of shares to be acquired in the exchange. Except as described above for certain mergers, under North Carolina law, nonvoting shares generally do not have the right to vote on the sale by a corporation of all or substantially all of its assets.

    Under North Carolina law, approval of a merger by the shareholders of the surviving corporation is not required in certain instances, including a merger in which, among other things, the articles of

                                     III-5
incorporation of the surviving corporation do not change and the number of voting shares and shares entitled to participate without limitation in distributions, respectively, outstanding immediately after the merger and issuable as a result of the merger does not exceed by more than 20% the number of voting shares and shares entitled to participate without limitation in distributions outstanding immediately before the merger. Delhaize America is also subject to certain statutory anti-takeover provisions described below under the caption "--Anti-Takeover Provisions."

    HANNAFORD. Maine law generally requires that any merger, consolidation, or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of a surviving corporation is not required in certain instances, however, including a merger in which the articles of incorporation of the surviving corporation are not amended and the number of shares of any class to be issued does not exceed 15% of the number of shares of the same class outstanding immediately prior to the merger. Hannaford is also subject to certain statutory anti-takeover provisions described below under the caption "--Anti-Takeover Provisions."

ANTI-TAKEOVER PROVISIONS

    DELHAIZE AMERICA. Delhaize America is subject to the North Carolina Control Share Acquisition Act, which provides shareholders of a corporation with the opportunity to vote on whether to afford voting rights to certain persons who acquire shares of the corporation. The act is triggered by the acquisition by a person of shares of voting stock of a corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the act, the shares acquired that result in crossing any of these thresholds have no voting rights until voting rights are conferred by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote in the election of directors, excluding those shares held by any person involved in the acquisition of the shares, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the shares and the person involved in the acquisition has a majority of all voting power for the election of directors, all shareholders of the corporation (other than the person who made the acquisition) have the right to require that their shares be redeemed at their fair value, which will be not less than the highest price paid per share by the acquirer for shares of the corporation in the acquisition triggering the act. The act does not apply, among other instances, to a merger to which the corporation is a party or a sale of shares by the corporation or its parent or subsidiary.

    Delhaize America is also subject to the North Carolina Shareholder Protection Act, which governs certain business combinations by a North Carolina corporation with an entity that beneficially owns more than 20% of the voting shares of the corporation, or with any affiliate or associate of that entity. Under the Shareholder Protection Act, the holders of 95% of the voting shares of Delhaize America must approve any business combination by Delhaize America with any such entity or any affiliate or associate of such entity. A business combination includes a merger or consolidation of the corporation with or into any other corporation, the sale or lease of all or any substantial part of the corporation's assets to the other entity, or any payment, sale or lease of any assets to the corporation or any subsidiary thereof in exchange for securities of the corporation except assets having a fair market value of less than $5,000,000. The Shareholder Protection Act will not apply to a business combination if:

    - the cash, or fair market value of other consideration, to be received per share by the holders of the corporation's common stock in such business combination bears the same or a greater percentage relationship to the market price of the corporation's common stock immediately prior to the announcement of the business combination by the corporation as the highest per share price which the other entity has previously paid for any of the shares of the corporation's

                                     III-6
      common stock already owned by it bears to the market price of the corporation's common stock immediately prior to the commencement of the acquisition of the corporation's common stock by such other entity, directly or indirectly;

    - the cash, or fair market value of other consideration, to be received per share by holders of the corporation's common stock in such business combination is not less than the highest per share price paid by such other entity in acquiring any of its holdings of the shares of the corporation's common stock and is not less than the earnings per share of the corporation's common stock for the four full consecutive fiscal quarters immediately preceding the record date for the solicitation of votes on such business combination, multiplied by the then price/earnings multiple, if any, of the other entity as customarily computed and reported in the financial community;

    - after the other entity has acquired a 20% interest and prior to the business combination, (i) the other entity has taken steps to ensure that the corporation's board of directors included at all times representation by continuing directors proportionate to the outstanding shares of the corporation's common stock held by the persons not affiliated with the other entity, (ii) there has been no reduction in the rate of dividends payable, except as unanimously approved by the board of directors,
      (iii) the other entity has not acquired any newly issued shares of the corporation's capital stock, directly or indirectly, from the corporation, except upon conversion of any convertible securities, and (iv) the other entity has not acquired any additional shares of the corporation's outstanding common stock or securities convertible into common stock;

    - the other entity has not received the benefit, except proportionately with all other shareholders, of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the corporation or made any major change in the corporation's business or equity capital structure unless by a unanimous vote of the directors, in each case prior to consummation of the business combination; and

    - a proxy statement responsive to the requirements of the Securities Exchange Act of 1934 has been mailed to the public shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination and shall contain prominently in the forepart thereof any recommendations as to the advisability or inadvisability of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness of the terms of the business combination to the public shareholders, which firm is selected by a majority of the continuing directors and is paid a reasonable fee for its services upon receipt of such opinion.

    HANNAFORD. Hannaford is subject to Section 910 of the MBCA, which is designed to protect shareholders of publicly owned Maine corporations against certain changes in control. The act is triggered by the acquisition by a person (a "control person") of shares of voting stock of a corporation that, when added to all other shares beneficially owned by the person, would result in that person holding twenty-five percent of the total number of shares outstanding. Any control person must notify each shareholder of the corporation and, if demanded by any shareholder, make a written offer to purchase each demanding shareholders' shares at their fair value. If the demanding shareholder and the control person cannot agree on the fair value of the shares, the control person may bring an action in the Superior Court in the State of Maine to determine the fair value of those shares.

    Hannaford is also subject to Section 611-A of the MBCA which prohibits, under certain circumstances, any Maine corporation with a class of stock registered or traded on a national securities exchange or registered with the SEC under Section 12(g) of the Exchange Act, from engaging in certain "business combinations" with an interested shareholder for a period of five years after the person becomes an interested shareholder. An "interested shareholder" means
(1) the beneficial owner of 25% or more of the outstanding voting stock of the corporation; or (2) an affiliate or associate of

                                     III-7
the corporation that, at any time within the five-year period immediately prior to the date in question, was the beneficial owner of 25% or more of the outstanding voting stock of the corporation.

    Under section 611-A, a "business combination" means:

    - a merger or consolidation of a domestic corporation which results in that corporation becoming an affiliate of the interested shareholder;

    - any disposition of assets of the domestic corporation having an aggregate market value equal to (a) 10% or more of the aggregate market value or book value of the assets of that corporation, (b) more than 10% of the aggregate market value of the outstanding stock of that corporation, or
      (c) 10% or more of the earning power or income of that corporation, which transaction is pursuant to an agreement with the interested shareholder;

    - the transfer by the domestic corporation of any stock that has an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding stock of that corporation to the interested shareholder;

    - the adoption of any plan for the liquidation or dissolution of the domestic corporation pursuant to any agreement with the interested shareholder;

    - any reclassification of securities, recapitalization, or merger or consolidation of the domestic corporation with its own subsidiary, pursuant to an agreement with the interested shareholder, which increases the voting stock of the domestic corporation held by the interested shareholder; or

    - any receipt by the interested shareholder of the benefit, except proportionately as a shareholder of that corporation, of any financial assistance or tax advantages provided by the domestic corporation.

    A "business combination" is not prohibited by Maine law if it is approved by the board of directors prior to the interested shareholder becoming interested or by the board of directors and by a majority of the other shareholders of the corporation or by the directors, officers or employees of the corporation after the interested shareholder became interested. Maine corporations may not opt out of Section 611-A.

    Hannaford's articles of incorporation provide that Hannaford may not enter into certain "material transactions" with a control person unless: (1) the control person offers to mail to all shareholders of record a proxy or information statement describing the transaction which complies with the requirements of the securities laws; (2) the transaction is approved by a majority of Hannaford's independent directors and such directors have determined that the mailing of such a proxy or information statement is not necessary to protect the interests of the shareholders of Hannaford; or (3) the transaction was entered into prior to May 25, 1988.

    For purposes of Hannaford's articles of incorporation, material transaction means:

    - an issuance or transfer by Hannaford of its equity securities which increases by more than 1% the percentage beneficial ownership of a control person in the capital stock of Hannaford;

    - the disposition of any assets of Hannaford having an aggregate fair market value in excess of 5% of Hannaford's total consolidated assets at the end of its last full fiscal year;

    - any merger or consolidation of Hannaford with a control person or another person which is (or as a result of such merger would become) an affiliate or associate of such control person;

    - any reclassification of securities which increases by more than 1% the percentage beneficial ownership of a control person in the capital stock of Hannaford; or

                                     III-8

    - the adoption of any plan for the liquidation or dissolution of Hannaford proposed by any control person.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

    DELHAIZE AMERICA. Under North Carolina law, an amendment to the articles of incorporation must be proposed by the board of directors and approved by the shareholders. The shareholder vote required to approve an amendment to the articles of incorporation of a North Carolina corporation depends on whether the amendment would trigger dissent and appraisal rights with regard to a voting group. The holders of a majority of the votes entitled to be cast within a voting group must approve any amendment that would trigger dissent and appraisal rights with regard to that voting group. An amendment that would not trigger dissent and appraisal rights will be approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. North Carolina law also provides that the holders of the outstanding shares of a class are entitled to vote as a separate voting group on certain amendments, including, among others, any amendment that would:


    - increase or decrease the aggregate number of authorized shares of the class;


    - effect an exchange or reclassification of all or part of the shares of the class into shares of another class, or of all or part of the shares of another class into shares of the class;

    - change the designation, rights, preferences or limitations of the shares of the class;

    - change the shares of the class into a different number of shares of the same class;

    - create a new class having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class; or

    - increase the rights, preferences, or number of authorized shares of any class that have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class.

    North Carolina law provides that a North Carolina corporation's bylaws generally may be amended by the board of directors or shareholders of the corporation. However, any bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the articles of incorporation or a bylaw adopted by the shareholders authorize the board of directors to adopt, amend or repeal that particular bylaw.

    HANNAFORD. Under Maine law, any proposed amendment to Hannaford's articles of incorporation must be set forth in a resolution of the board of directors. Maine law further requires that an approved amendment be put to a vote of and approved by majority vote of the shareholders at an annual or special meeting and, if appropriate, majority vote of the outstanding shares of any other classes entitled to vote. If an amendment is proposed by at least 10% of the holders of any class of Hannaford stock, the board of directors must submit the proposed amendment to the shareholders at a special or annual meeting. Hannaford's articles of incorporation may also be amended by unanimous written consent of all shareholders, in which case, no resolution of the board of directors is necessary. Hannaford's articles of incorporation also require that any amendments which adversely affect the rights of the holders of preferred stock be approved by the affirmative vote of two-thirds of the outstanding shares of preferred stock. Similarly, any charter amendments pertaining to removal of directors, and the board of directors, generally require the affirmative vote of two-thirds of the outstanding shares. Maine law also provides that the holders of the outstanding shares of a class are entitled to vote as separate voting groups on certain amendments, including among others, any amendment that would:

    - increase or decrease the aggregate number of authorized shares of a class;

                                     III-9

    - effect an exchange or reclassification of all or part of the shares of the class into shares of another class, or of all or part of the shares of another class into shares of the class;

    - change the designation, rights, preferences or limitations of the shares of the class;

    - change the shares of the class into a different number of shares of the same class;

    - create a new class having rights or preferences with respect to distributions or to dissolution that are prior, or superior to, the shares of the class; or

    - increase the rights, preferences or number of authorized shares of any class that have rights or preferences with respect to distributions or to dissolution that are prior, or superior to the shares of the class.

    Maine law provides that either the shareholders or the board of directors may amend the bylaws, unless the articles of incorporation provide otherwise. Hannaford's by-laws provide that the by-laws may be amended by the shareholders or the board of directors provided, however, that the directors may not, for two years after any shareholder amendment, amend or readopt the by-law provisions previously amended or repealed by the shareholders.

SHAREHOLDERS' RIGHTS OF DISSENT AND APPRAISAL

    DELHAIZE AMERICA. Under the North Carolina Business Corporation Act, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "fair value" of his or her shares in the event of, any of the following corporate transactions:

    - completion of a plan of merger to which the corporation is a party, subject to certain exceptions;

    - completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, subject to certain exceptions;

    - completion of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year;

    - an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
      (a) alters or abolishes a preferential right of the shares; (b) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (d) excludes or limits the right of shares to vote on any matter; (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (f) changes the corporation into a nonprofit corporation or cooperative organization; or

    - any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    With respect to corporations, like Delhaize America, that have a class or series of shares listed on a national securities exchange, designated as a national market security or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation, bylaws or a resolution of the board of directors of the corporation provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash,
(2) shares in another corporation that are listed on a national securities exchange, designated as a national market security or held by more than 2,000 record shareholders or (3) a combination of

                                     III-10
cash and such shares. A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements in order to maintain such right and obtain such payment.

    HANNAFORD. Under Maine law, a shareholder of a Maine corporation is entitled to dissent from, and obtain payment of the "fair value" of his or her shares in the event of, any of the following corporate transactions:

    - completion of a plan of merger, subject to certain exceptions; or

    - completion of a sale or other disposition, excluding a mortgage or other security interest, of all or substantially all the assets of the corporation.


    With respect to (1) surviving corporations that prior to the date of the merger owned all outstanding shares of the other parties to the merger,
(2) surviving corporations where the merger may be authorized by the directors without a shareholder vote or (3) certain publicly-held corporations like Hannaford, dissenters' rights are not available in the merger unless:


    - the articles of incorporation provide otherwise; or


    - the holders of the shares are required to accept anything other than
      (1) shares of the surviving corporation, (2) shares of another corporation that are registered or traded on a national securities exchange or held by at least 2,000 record shareholders or (3) a combination of such shares and cash in lieu of fractional shares.


A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements in order to maintain such right and obtain such payment.

LIQUIDATION RIGHTS

    DELHAIZE AMERICA. North Carolina law provides that a corporation may be dissolved if the board of directors recommends dissolution to the shareholders, unless the board of directors determines that there is a conflict of interest or other special circumstances, and the shareholders entitled to vote approve the proposal. Subject to the liquidation preference of any preferred stock issued by Delhaize America, upon dissolution and liquidation of Delhaize America, assets and funds remaining after payment of all debts and other liabilities will be distributed as follows:

    - first, to holders of Class A common shares in an amount equal to the par value of the Class A common shares;

    - next, to holders of Class B common shares in an amount equal to the par value of the Class B common shares; and

    - thereafter, equally to holders of Class A and Class B common shares pro rata according to the number of common shares held, regardless of class.

    Because Delhaize America has operating subsidiaries, its rights and the rights of its creditors and shareholders, including the holders of the shares of any Delhaize America preferred stock that may be issued, to participate in the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary may be subject to the prior claims of the subsidiary's creditors.

    HANNAFORD.  Maine law provides that a corporation may be dissolved either by
(i) the adoption of a resolution recommending dissolution by the board of directors and directing that the question be submitted to a vote at a meeting of the shareholders or, (ii) at least 20% of the shareholders proposing in writing the dissolution of the corporation and calling upon the board of directors to submit their proposal to a vote of the shareholders. If the directors fail to act within 30 days such shareholders are

                                     III-11
entitled to call a special meeting of the shareholders to consider such proposal. Maine law requires the affirmative vote of at least two-thirds of the shareholders so entitled to vote and, if any class is entitled to vote separately, the affirmative vote of at least two-thirds of such shareholders to approve the dissolution of any domestic corporation.

    Upon dissolution and liquidation of Hannaford, assets and funds remaining after payment of all debts and other liabilities will be distributed as follows;

    - first to holders of Series A Preferred Stock in an amount equal to the greater of (A) $6,000 per share plus accrued and unpaid dividends and distributions thereon, or (B) 100 times the amount to be distributed per share to holders of Hannaford common stock;

    - second to Hannaford stock ranking on a parity with the Series A Preferred Stock, unless distributions are made ratably on the Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Series A Preferred Stock are entitled and to which the holders of such parity shares are entitled, in each case upon such dissolution; and

    - third to the holders of shares of stock ranking junior to the foregoing.

SHAREHOLDERS' AGREEMENT

    DELHAIZE AMERICA. Delhaize America has entered into a shareholders' agreement with its parent company, Etablissements Delhaize Freres et Cie "Le Lion" S.A., governing, among other things, the nomination and election of directors and the management of Delhaize America. In accordance with the agreement, Delhaize America has established a nominating committee of the board of directors consisting of three directors, one of whom is designated by Etablissements Delhaize Freres et Cie "Le Lion" S.A., one of whom is the chief executive officer of Delhaize America or his designee, and one of whom is an independent director. The agreement provides that the slate of directors nominated by the nominating committee must consist of 10 persons, four of whom are proposed by Etablissements Delhaize Freres et Cie "Le Lion" S.A., two of whom are designated by the chief executive officer of Delhaize America and four of whom are independent directors. Under the agreement, a nomination to fill a vacancy on the board of directors is selected in the same manner as the director who ceased being a director was selected. The agreement requires Etablissements Delhaize Freres et Cie "Le Lion" S.A. to vote its shares of Delhaize America stock to elect the slate of directors nominated in accordance with the foregoing procedures.

    The shareholders' agreement also requires that the bylaws of Delhaize America provide, during the term of the agreement, provisions which prohibit the board of directors from taking certain actions without the affirmative vote of at least 70% of the directors. Such actions include:

    - the appointment of any person to serve as chief executive officer of the company other than Tom E. Smith;

    - the approval of nominees for director;

    - the authorization of any contract involving payment of cash and property in excess of $500,000, other than transactions in the ordinary course of business;

    - the approval of capital expenditures of more than $500,000 in any one instance or $1,000,000 in the aggregate in any fiscal year, other than transactions in the ordinary course of business;

    - the authorization of the issuance of stock of Delhaize America or any subsidiary or any options, warrants or other convertible securities, subject to certain exceptions;

    - the sale of a substantial part of Delhaize America's assets other than in the ordinary course of business;

    - an amendment to the articles of incorporation or bylaws; or

    - the submission to the shareholders of Delhaize America of any amendment to the articles of incorporation or a merger, reorganization, recapitalization or liquidation of Delhaize America.

                                     III-12

    The shareholders' agreement will expire on the earlier of April 30, 2001 or the time Etablissements Delhaize Freres et Cie "Le Lion" S.A. reduces its direct and indirect ownership of Delhaize America stock to less than 10%.

    HANNAFORD. The Company was a party to a standstill agreement with Empire and certain of its affiliates. Empire terminated the standstill agreement on August 20, 1999. Hannaford does not currently have any agreements with its shareholders.

SHAREHOLDER RIGHTS PLAN

    DELHAIZE AMERICA.  Delhaize America does not have a shareholder rights plan.

    HANNAFORD. Hannaford's shareholder rights agreement provided to each Hannaford shareholder a dividend distribution of one preferred stock purchase right for each share of Hannaford common stock. Each purchase right entitles the holder to 1/100 of a share of preferred stock of Hannaford, designated as a Series A Junior Participating Preferred Stock, at a price of $60 per 1/100 of a share (the "Purchase Price"). These purchase rights are an anti-takeover device designed to cause substantial dilution to a person or group that attempts to acquire Hannaford on terms not approved by the board of directors, unless the offer is conditioned on a substantial number of purchase rights being acquired.

    The purchase rights will not be exercisable until the earlier of (i) a public announcement that a person, other than (A) Hannaford, (B) any employee plan of Hannaford, (C) the Empire shareholders and their affiliates or (D) any person who owns greater than 20% of Hannaford's shares, provided that Hannaford facilitated the acquisition by such person of such shares, has acquired or obtained the right to acquire beneficial ownership of 20% or more of the shares of voting stock then outstanding, or (ii) a public announcement of a tender or exchange offer (other than by Hannaford) which results in the ownership of 30% or more of the shares of voting stock then outstanding by an acquiring person. The purchase rights are not exercisable until the earlier of (i) the 10th day after an acquiring person becomes such or a public announcement of such fact has been made; or (ii) the commencement date of or the first public announcement by any non-exempt person of an intent to commence a tender offer, which, if consummated, would result in such person being a beneficial owner of greater than 30% of the shares of Hannaford. The purchase rights will expire at the close of business on February 4, 2001, unless earlier redeemed by Hannaford.

    The Series A Preferred Stock is nonredeemable and generally subordinate to any other series of Hannaford's preferred stock. Series A Preferred Stock may not be issued except upon exercise of the purchase rights.

    If the purchase rights are exercised and Hannaford is acquired in a merger or other business combination or more than 50% of the assets of Hannaford are sold, each holder of a purchase right will receive common stock of the acquiring company having a value equal to two times the Purchase Price. If Hannaford is the surviving corporation and the common stock remains outstanding or if an acquiring person engages in certain self-dealing transactions specified in the rights agreement, or if any person (other than an acquiring person) own 30% or more of Hannaford's voting stock, through a transaction which has not been approved by a majority of the independent directors, each holder of a purchase right, other than the acquiring person, will receive that number of shares of the Series A Preferred Stock equal to two times the Purchase Price. Until a purchase right is exercised, the holder has no rights as a shareholder of Hannaford.

       DESCRIPTION OF DELHAIZE AMERICA CAPITAL STOCK FOLLOWING THE MERGER

    The following discussion is of the capital stock of Delhaize America following the merger.


    Delhaize America's authorized capital stock consists of 1,500,000,000 shares of Class A common stock, 1,500,000,000 shares of Class B common stock and 500,000,000 shares of preferred stock. As of


                                     III-13

December 28, 1999 79,930,468 shares of Class A common stock were issued and outstanding, 75,290,542 shares of Class B common stock were issued and outstanding and no shares of preferred stock were outstanding. As of December 28, 1999, there were approximately 16,500 holders of record of the Class A common stock and approximately 12,200 holders of record of the Class B common stock.


    CLASS A AND CLASS B COMMON STOCK. The holders of Class B common stock are entitled to one vote per share on all matters on which the holders of Class B common stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of Class A common stock do not have voting rights except to the extent provided by North Carolina law.

    The board of directors of Delhaize America may declare and pay dividends on the Class A common stock and Class B common stock out of earnings or assets legally available for the payment thereof, provided that, whenever a dividend is declared and paid to holders of Class B common stock (other than a dividend payable in Class B common stock), the Delhaize America board must also declare and pay to the holders of Class A common stock a per share dividend greater than the per share dividend declared and paid to the holders of the Class B common stock. The Delhaize America board may declare and pay dividends to the holders of Class A common stock without declaring and paying dividends to the holders of the Class B common stock. Upon dissolution and liquidation of Delhaize America, the holders of Class A common stock will be entitled to receive an amount equal to the par value of the Class A common stock before any payment is made with respect to Class B common stock. After such payment is made to the holders of Class A common stock, the holders of Class B common stock will be entitled to receive an amount equal to the par value of the Class B common stock before any further payment is made with respect to the Class A common stock. Thereafter, the remainder of the assets of Delhaize America will be distributed equally to all shareholders pro rata according to the number of shares of common stock held, regardless of class.

    Holders of Class A common stock and Class B common stock have no preemptive rights to subscribe for any additional securities of any class which Delhaize America may issue, nor any conversion, redemption or sinking fund rights.


    PREFERRED STOCK. As of December 28, 1999, no shares of Delhaize America preferred stock were outstanding. The Delhaize America board has the authority, without further shareholder approval, to create a series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.


    TRANSFER AGENT. The transfer agent for the Class A common stock and Class B common stock is First Chicago Trust Company of New York.

                                    EXPERTS

    The audited financial statements of Delhaize America and of Hannaford incorporated by reference in this document have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said reports. With respect to the unaudited consolidated financial information of Hannaford for the three-month periods ended April 3, 1999, and April 4, 1998, the six-month periods ended July 3, 1999, and July 4, 1998, and the nine-month periods ended October 2, 1999, and October 3, 1998, incorporated by reference in this document, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 21,

                                     III-14

1999, July 21, 1999, and October 20, 1999, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because each report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

    The validity of the Delhaize America Class A common stock offered hereby will be passed upon by Robinson, Bradshaw & Hinson, P.A. with respect to North Carolina law.

                          FUTURE SHAREHOLDER PROPOSALS

    Hannaford expects to hold an annual meeting of shareholders in 2000 only if the merger is not consummated prior to July 2000. In the event of such a meeting, proposals intended to be presented by shareholders at the 2000 annual meeting of shareholders and included in Hannaford's proxy statement for such meeting must be received by the Secretary of Hannaford at 145 Pleasant Hill Road, Scarborough, Maine 04074, on or before a date to be determined by Hannaford, which date shall be a reasonable time prior to the annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Delhaize America and Hannaford file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that are filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at HTTP://WWW.SEC.GOV. Reports, proxy statements and other information concerning Delhaize America and Hannaford also may be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

    Delhaize America filed a registration statement on Form S-4 to register with the SEC the Delhaize America Class A common stock that Delhaize America will issue to the Hannaford shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Delhaize America in addition to being a proxy statement for Hannaford for its special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows Hannaford and Delhaize America to "incorporate by reference" information into this document, which means that Hannaford and Delhaize America can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. These documents contain important information about our companies and their businesses and finances.

    This document incorporates by reference the documents set forth below.

DELHAIZE AMERICA SEC FILINGS:

    - Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on August 17, 1999;

                                     III-15

    - Quarterly Report on Form 10-Q for the quarter ended September 11, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended June 19, 1999, as amended by Amendment No. 1 to Quarterly Report on Form 10-Q/A filed on August 17, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 27, 1999, as amended by Amendment No. 1 to Quarterly Report on Form 10Q/A filed on August 17, 1999;

    - Current Report on Form 8-K filed August 19, 1999;

    - Current Report on Form 8-K filed September 17, 1999; and

    - The description of the Delhaize America Class A common stock contained in the Registration Statement on Form 8-A filed with the SEC on March 1, 1984.

HANNAFORD SEC FILINGS:

    - Annual Report on Form 10-K for the fiscal year ended January 2, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended April 3, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended July 3, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended October 2, 1999;

    - Current Report on Form 8-K filed June 17, 1999;

    - Current Report on Form 8-K filed June 21, 1999;

    - Current Report on Form 8-K filed August 19, 1999;

    - Current Report on Form 8-K filed September 1, 1999; and

    - Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on May 19, 1999, filed April 5, 1999.

    Delhaize America and Hannaford are also incorporating by reference additional documents that they file with the SEC between the date of this document and the date of the special meeting.

    If you are a shareholder of Hannaford, we may have sent you some of the documents listed above, but you can obtain any of them from us or the SEC. Documents listed above are available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Shareholders may obtain documents listed above by requesting them in writing from the appropriate company at the following address:

Delhaize America, Inc. P.O. Box 1330           Hannaford Bros. Co.
2110 Executive Drive                           145 Pleasant Hill Road
Salisbury, North Carolina 28145                Scarborough, Maine 04074
Attn: Investor Relations                       Attn: Investor Relations


    If you would like to request documents from us, please do so by February 3, 2000 so that you may receive them before the special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Hannaford board. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 3, 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to the shareholders of Hannaford nor the issuance of Delhaize America Class A common stock in the merger shall create any implication to the contrary.


                                     III-16

    Delhaize America has provided all of the information contained in this document with respect to Delhaize America, and Hannaford has provided all of the information contained in this document with respect to Hannaford.

    YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. PROMPT RETURN OF YOUR PROXY MAY SAVE HANNAFORD ADDITIONAL SOLICITATION EXPENSE.


    WE ENCOURAGE ALL SHAREHOLDERS OF HANNAFORD TO ATTEND THE SPECIAL MEETING ON FEBRUARY 10, 2000.


                                     III-17

                                                                         ANNEX A
                                                                [CONFORMED COPY]

                            AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                AUGUST 17, 1999

                                     AMONG

                                FOOD LION, INC.,

                              HANNAFORD BROS. CO.

                                      AND

                            FL ACQUISITION SUB, INC.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Article 1 The Merger........................................     A-1

  Section 1.01 The Merger...................................     A-1

  Section 1.02 Articles of Incorporation....................     A-2

  Section 1.03 Bylaws.......................................     A-2

  Section 1.04 Directors and Officers.......................     A-2

Article 2 Conversion of Securities..........................     A-2

  Section 2.01 Conversion of Securities.....................     A-2

  Section 2.02 Surrender of Certificates....................     A-5

  Section 2.03 No Further Ownership Rights in Company Common
    Stock...................................................     A-6

  Section 2.04 Lost, Stolen or Destroyed Certificates.......     A-6

  Section 2.05 Withholding Rights...........................     A-6

  Section 2.06 Dissenting Shares............................     A-7

  Section 2.07 Stock Option and Other Stock Plans...........     A-7

Article 3 Representations and Warranties of Company.........     A-8

  Section 3.01 Organization and Power.......................     A-8

  Section 3.02 Corporate Authorization......................     A-9

  Section 3.03 Governmental Authorization...................     A-9

  Section 3.04 Non-Contravention............................     A-9

  Section 3.05 Capitalization of Company....................    A-10

  Section 3.06 Capitalization of Subsidiaries...............    A-10

  Section 3.07 SEC Filings..................................    A-11

  Section 3.08 Financial Statements.........................    A-11

  Section 3.09 Disclosure Documents.........................    A-11

  Section 3.10 Information Supplied.........................    A-12

  Section 3.11 Absence of Certain Changes...................    A-12

  Section 3.12 No Undisclosed Material Liabilities..........    A-13

  Section 3.13 Litigation...................................    A-13

  Section 3.14 Taxes........................................    A-13

  Section 3.15 Employee Benefit Plans; ERISA................    A-14

  Section 3.16 Compliance with Laws; No Default.............    A-16

  Section 3.17 No Default...................................    A-16

  Section 3.18 Finders' Fees................................    A-16

                                                                PAGE
                                                              --------
  Section 3.19 Environmental Matters........................    A-16

  Section 3.20 Opinion of Financial Advisor.................    A-17

  Section 3.21 [Intentionally deleted]......................    A-17

  Section 3.22 Takeover Statutes............................    A-17

  Section 3.23 Affiliates...................................    A-17

  Section 3.24 Company's Articles of Incorporation..........    A-17

  Section 3.25 Company Rights Agreement.....................    A-17

Article 4 Representations and Warranties of Parent..........    A-18

  Section 4.01 Organization and Power.......................    A-18

  Section 4.02 Corporate Authorization......................    A-18

  Section 4.03 Governmental Authorization...................    A-18

  Section 4.04 Non-Contravention............................    A-18

  Section 4.05 Capitalization of Parent.....................    A-19

  Section 4.06 Capitalization of Subsidiaries...............    A-19

  Section 4.07 SEC Filings..................................    A-20

  Section 4.08 Financial Statements.........................    A-20

  Section 4.09 Disclosure Documents.........................    A-20

  Section 4.10 Information Supplied.........................    A-20

  Section 4.11 Absence of Certain Changes...................    A-21

  Section 4.12 No Undisclosed Material Liabilities..........    A-22

  Section 4.13 Litigation...................................    A-22

  Section 4.14 Taxes........................................    A-22

  Section 4.15 Employee Benefits, ERISA.....................    A-22

  Section 4.16 Compliance with Laws.........................    A-23

  Section 4.17 No Default...................................    A-24

  Section 4.18 Finders' Fees................................    A-24

  Section 4.19 Environmental Matters........................    A-24

  Section 4.20 [Intentionally Deleted]......................    A-24

  Section 4.21 Takeover Statutes............................    A-24

  Section 4.22 Affiliates...................................    A-25

  Section 4.23 Merger Subsidiary............................    A-25

  Section 4.24 Financing....................................    A-25

Article 5 Covenants.........................................    A-25

                                                                PAGE
                                                              --------
  Section 5.01 Conduct of Company...........................    A-25

  Section 5.02 Conduct of Parent............................    A-27

  Section 5.03 Shareholder Meeting; Proxy Materials; Form
    S-4.....................................................    A-28

  Section 5.04 Access to Information........................    A-29

  Section 5.05 No Solicitation..............................    A-29

  Section 5.06 Notice of Certain Events.....................    A-30

  Section 5.07 Reasonable Best Efforts......................    A-31

  Section 5.08 Cooperation..................................    A-32

  Section 5.09 Public Announcements.........................    A-32

  Section 5.10 Further Assurances...........................    A-32

  Section 5.11 Affiliates...................................    A-32

  Section 5.12 Director and Officer Liability...............    A-33

  Section 5.13 Obligations of Merger Subsidiary.............    A-33

  Section 5.14 Listing of Stock.............................    A-33

  Section 5.15 Antitakeover Statutes........................    A-33

  Section 5.16 Parent Board.................................    A-34

  Section 5.17 Employee Benefits............................    A-34

  Section 5.18 Stock Exchange Agreement.....................    A-34

  Section 5.19 Definitive Financing Documents...............    A-34

Article 6 Conditions to the Merger..........................    A-35

  Section 6.01 Conditions to the Obligations of Each
    Party...................................................    A-35

  Section 6.02 Conditions to the Obligations of Parent and
    Merger Subsidiary.......................................    A-35

  Section 6.03 Conditions to the Obligations of Company.....    A-35

Article 7 Termination.......................................    A-36

  Section 7.01 Termination..................................    A-36

  Section 7.02 Effect of Termination........................    A-37

  Section 7.03 Payments.....................................    A-37

Article 8 Miscellaneous.....................................    A-37

  Section 8.01 Certain Definitions..........................    A-37

  Section 8.02 Notices......................................    A-38

  Section 8.03 Entire Agreement;Non-Survival of
    Representations and Warranties; Third Party
    Beneficiaries...........................................    A-38

  Section 8.04 Amendments; No Waivers.......................    A-38

  Section 8.05 Successors and Assigns.......................    A-39

                                                                PAGE
                                                              --------
  Section 8.06 Governing Law................................    A-39

  Section 8.07 Jurisdiction.................................    A-39

  Section 8.08 Counterparts; Effectiveness..................    A-39

  Section 8.09 Interpretation...............................    A-39

  Section 8.10 Severability.................................    A-39

  Section 8.11 Specific Performance.........................    A-39

  Section 8.12 Joint and Several Liability..................    A-40

Schedules

Exhibit A   Form of Company Voting Agreement

Exhibit B   Stock Exchange Agreement

Exhibit C   Registration Rights Agreement

                                                                [CONFORMED COPY]

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of August 17, 1999, among FOOD
LION, INC., a North Carolina corporation ("PARENT"), HANNAFORD BROS. CO., a Maine corporation ("COMPANY"), and FL ACQUISITION SUB, INC., a Maine corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

    WHEREAS, the respective Boards of Directors of Parent and Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the merger of Merger Subsidiary with and into Company on the terms and conditions set forth herein;

    WHEREAS, pursuant to the Merger, among other things, each issued and outstanding share of Company Common Stock, including Company Rights (each as defined in Section 2.01(a)), issued and outstanding immediately prior to the effective time, other than shares held directly by Parent or shares held by Dissenting Holders (as defined in Section 2.06) will be converted into the right to receive Merger Consideration (as defined in Section 2.02(b));

    WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of Company (the "VOTING STOCKHOLDERS") are entering into a voting agreement dated as of the date of this Agreement (the "COMPANY VOTING AGREEMENT"), a form of which is attached hereto as Exhibit A, pursuant to which such stockholders agree to vote their shares of Company Common Stock (as hereinafter defined) in favor of the proposal to approve and adopt the Merger and this Agreement;

    WHEREAS, simultaneously with the execution of this Agreement, Parent and the Voting Stockholders are entering into a Stock Exchange Agreement (the "STOCK EXCHANGE AGREEMENT"), a form of which is attached hereto as Exhibit B, whereby the Voting Stockholders agree to sell shares of Company Common Stock to Parent in exchange for shares of Parent Common Stock (as defined herein) and cash as set forth therein, such transaction to be consummated immediately prior to the consummation of the Merger; and

    WHEREAS, simultaneously with the execution of this Agreement, Parent and certain stockholders are entering into a Registration Rights Agreement, a form of which is attached hereto as Exhibit C, whereby Company has agreed to register the resale of the shares of Parent Common Stock that such stockholders will receive in connection with the Merger and the Stock Exchange Agreement.

    NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    Section 1.01 THE MERGER. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged (the "Merger") with and into Company in accordance with the Maine Business Corporation Act (the "Maine Law"), whereupon the separate existence of Merger Subsidiary shall cease, and Company shall continue as the surviving corporation (the "Surviving Corporation").

    (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") which shall be the second business day after satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other time, date or place as agreed to in writing by the parties hereto.

    (c) Upon the Closing, Company and Merger Subsidiary will file articles of merger, with an attached plan of merger in a form to be agreed upon by the parties in accordance with the terms of this Agreement, with the Secretary of State of the State of Maine and make all other filings or recordings required by the Maine Law in connection with the Merger. The Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Maine or at such later time as is agreed by Parent and Company and specified in the articles of merger (the "Effective Time").

    (d) The Merger shall have the effects set forth in Section 905 of the Maine Law.

    Section 1.02 ARTICLES OF INCORPORATION. The articles of incorporation of Company shall be the articles of incorporation of the Surviving Corporation, except that, at the Effective Time, certain amendments thereto as agreed to by Parent and Company shall be effected in the articles of merger filed pursuant to
Section 1.01(c).

    Section 1.03 BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    Section 1.04 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Maine Law and the articles of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 2
                            CONVERSION OF SECURITIES

    Section 2.01 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Merger Subsidiary or Company:

    (a) COMPANY COMMON STOCK. Each share of common stock, par value $0.75 per share, of Company ("Company Common Stock"), including the associated right (the "Company Rights") to purchase shares of Series A Junior Participating Preferred Stock, no par value, of Company, pursuant to the terms of the Rights Agreement, dated as of December 16, 1997, between Company and Continental Stock Transfer and Trust Company (the "Company Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock held directly by Parent, all of which shares shall be cancelled and extinguished, or shares held by Dissenting Holders (as defined in Section 2.06)) automatically will be converted into the right to receive, pursuant to the provisions of this Section 2.01:

        (i) (A) $79.00 in cash, without interest (the "Per Share Cash Amount") or (B) the number of fully paid and non-assessable shares of Class A common stock ("Parent Common Stock"), of Parent equal to $79.00 divided by (i) the average of the per share last sales prices, regular way (rounded to 4 decimal points, the "Average Parent Price") of the Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system as reported in the New York City edition of The Wall Street Journal, or, if not reported therein, another authoritative source) for the ten consecutive trading days (the "Average Period") prior to (but not including) the Closing Date or (ii) $ 9.00, whichever is higher (the "Exchange Ratio") or (C) a combination of cash and shares of Parent Common Stock, all as determined in accordance with this Section 2.01.

        (ii) The aggregate number of shares of Company Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be 27,316,686 shares plus 86% of any shares of Company Common Stock issued after the date hereof pursuant to the exercise of Company Stock Options outstanding at the date hereof. The remaining number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Stock Election Number"), will be converted into the right to receive Parent Common Stock in the Merger.

        (iii) Subject to the allocation and election procedures set forth in this Section 2.01, each record holder of shares of Company Common Stock immediately prior to the Effective Time will be entitled in respect of each such share to (i) elect to receive cash for such share (a "Cash Election"),
    (ii) elect to receive Parent Common Stock for such share (a "Stock Election"), or (iii) indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such share (a "Non-Election"). All such elections will be made on a form designated for that purpose (a "Form of Election").

        (iv) If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections or as to which no election is made (the "Non-Election Shares") will be converted into the right to receive Parent Common Stock, and the Cash Election Shares (which, for the purposes of the calculation below, shall include Dissenting Shares, if any) will be converted into the right to receive cash and Parent Common Stock in the following manner:

       Each Cash Election Share will be converted into the right to receive
       (A) an amount of cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "CASH FRACTION"), the numerator of which is the Cash Election Number and the denominator of which will be the total number of Cash Election Shares, and (B) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

        (v) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares will be converted into the right to receive cash, and all Stock Election Shares will be converted into the right to receive Parent Common Stock and cash in the following manner:

       Each Stock Election Share will be converted into the right to receive
       (A) an amount of shares of Parent Common Stock equal to the product of
       (x) the Exchange Ratio and (y) a fraction (the "STOCK FRACTION"), the numerator of which will be the Stock Election Number and the denominator of which will be the total number of Stock Election Shares, and (B) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

        (vi) In the event that neither subparagraph (iv) or subparagraph
    (v) above is applicable, all Cash Election Shares will be converted into the right to receive cash, all Stock Election Shares will be converted into the right to receive Parent Common Stock, and all Non-Election Shares will be converted into the right to receive (A) an amount in cash equal to the product of (x) the Per Share Cash Amount and (y) a fraction, the numerator of which is the Cash Election Number less the Cash Election Shares (which, for the purposes of this calculation, shall include Dissenting Shares, if any) and the denominator of which is the Non-Election Shares and (B) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which is the Stock Election Number less the Stock Election Shares and the denominator of which is the Non-Election Shares.

    (b) Election Procedure.

        (i) Parent and Company each will use its reasonable best efforts to cause a Form of Election to be mailed not less than thirty (30) days prior to the anticipated Effective Time to all holders of record of shares of Company Common Stock and to make the Form of Election available to all persons who become record holders of Company Common Stock subsequent to such time. Elections will be made by record holders of Company Common Stock by mailing to the Exchange Agent a Form of Election. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Stock Representative") may submit multiple Forms of Election, provided that such Stock Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by each Stock Representative for a particular beneficial owner. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters, if reasonably reached, will be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent will make all computations contemplated by this Section 2.01 and all such computations will be conclusive and binding on the holders of Company Common Stock.

        (ii) For the purposes hereof, a record holder of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline (as defined herein) will be deemed to have made a Non-Election. If Parent or the Exchange Agent determine that any purported Cash Election or Stock Election was not properly made (and any such defect is not subsequently cured), such purported Cash Election or Stock Election will be deemed to be of no force and effect and the shareholder making such purported election will for purposes hereof be deemed to have made a Non-Election.

        (iii) A Form of Election must be received by the Exchange Agent by the close of business on the last business day prior to the day during which the Effective Time occurs (the "Election Deadline") in order to be effective. All elections may be revoked by record holders submitting the Forms of Election if such revocation is in writing and received by the Exchange Agent prior to the Election Deadline.

    (c) CANCELLATION OF CERTAIN SHARES. Each share of Company Common Stock held in the treasury of Company or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished, and no consideration shall be delivered therefor.

    (d) CAPITAL STOCK OF MERGER SUBSIDIARY. Each share of Common Stock, $0.75 par value, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock, $0.75 par value, of the Surviving Corporation.

    (e)  ADJUSTMENT.  The Exchange Ratio, all references to $9.00 in Section
2.07 hereof, the reference to 21,838,944 shares of Parent Common Stock contained in Section 2.07(a) hereof and the reference to the per share cash dividend amount contained in Section 5.02(f) hereof, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and having a record or effective date prior to the Effective Time.

    (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent), without interest thereon, equal to the product of (i) such fraction and
(ii) the Closing Date Price.

    For purposes hereof, the "CLOSING DATE PRICE" of a share of Parent Common Stock shall be the closing sales price of a share of Parent Common Stock as reported on the NYSE for the trading day immediately prior to the day during which the Effective Time occurs.

    Section 2.02 SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company, which may be Parent's existing transfer agent, to act as the exchange agent (the "Exchange Agent") in the Merger.

    (b) PARENT TO PROVIDE MERGER CONSIDERATION. At the Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article 2 certificates for the shares of Parent Common Stock issuable, and cash payable, pursuant to Section 2.01(a) in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.01(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
Section 2.02(d). The shares of Parent Common Stock issuable pursuant to
Section 2.01(a) and the cash payable pursuant to Sections 2.01(a) and (f) and
Section 2.02(d) are referred to collectively as the "Merger Consideration."

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of the Effective Time a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive a pro rata portion of the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for a pro rata portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a pro rata portion of the Merger Consideration in accordance with Section 2.01, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.02(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock and the aggregate Per Share Cash Amount into which the shares of Company Common Stock evidenced by such Certificate shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.01(f) and any dividends or distributions payable pursuant to Section 2.02(d).

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, there shall be delivered to the record holder thereof,
(i) a certificate representing whole shares of Parent Common Stock and the aggregate Per Share Cash Amount issuable and payable in exchange for such Certificate, without interest, (ii) payments of the amount of dividends or other distributions with a record date after the

Effective Time then payable with respect to such whole shares of Parent Common Stock and (iii) cash in lieu of any fractional shares in accordance with
Section 2.01(f).

    (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered or if any other portion of the Merger Consideration is to be payable to a person other than the person to whom such Certificate is registered, it will be a condition of the issuance and payment thereof that the Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise be in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name, or the payment of any other portion of the Merger Consideration to any person, other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

    (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 2.02, none of the Exchange Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to any person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) TERMINATION OF EXCHANGE AGENT. Any Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(b) and not exchanged within twelve months after the Effective Time pursuant to this Section 2.02 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent, and thereafter any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of any funds to which such holder may be due, subject to applicable law.

    Section 2.03 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration issued and paid in exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

    Section 2.04 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    Section 2.05 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled, or shall be entitled to cause the Exchange Agent, to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    Section 2.06 DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person who has demanded appraisal of such shares in accordance with Section 909 of the Maine Law ("Dissenting Holder") and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash and/or Parent Common Stock pursuant to Section 2.01(a) but such Dissenting Holder thereof shall be entitled to only such rights in respect thereof as are granted by Section 909 of the Maine Law.

    (b) Notwithstanding the provision of subsection (a) of this Section, if any Dissenting Holder who demands appraisal of his shares of Company Common Stock under the Maine Law shall effectively withdraw or lose his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such shares automatically shall be converted into and represent only the right to receive cash and/or Parent Common Stock as provided in
Section 2.01(a), without interest thereon, upon surrender of the certificate or certificates representing such shares.

    (c) Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands and any other related instruments served pursuant to the Maine Law received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Maine Law. Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent and Merger Subsidiary, settle or offer to settle any such demands.

    Section 2.07  STOCK OPTION AND OTHER STOCK PLANS.

    (a) As soon as practicable following the date of this Agreement, Parent and Company shall take such action with respect to Company's 1998 Stock Option Plan, Employee Stock Purchase Plan, 1988 Stock Plan and Stock Ownership Plan for Outside Directors (collectively, the "Company Option Plans") as may be required to effect the following provisions of this Section 2.07(a). At the Effective Time, each option to purchase shares of Company Common Stock pursuant to the Company Option Plans that is then outstanding, whether vested or unvested (each a "Company Stock Option"), shall be assumed by Parent and converted into an immediately exercisable option (or a new substitute option shall be granted) (each, as so adjusted, an "Adjusted Option") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (x) the number of shares of Company Common Stock subject to such option multiplied by
(y) $79 divided by the Average Parent Price, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) $79 divided by the Average Parent Price; provided, however, that if the Average Parent Price is less than $9.00, the total number of shares of Parent Common Stock which may be issued pursuant to the exercise of Adjusted Options during the one-year period following the Effective Time (excluding Adjusted Options exercised by any Company employee following the termination of his or her employment by the Company during such one-year period) shall not exceed 21,838,944; provided, further, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula in this paragraph shall be adjusted, if necessary, to comply with
Section 424(a) of the Code. Except as provided above, the Adjusted Options shall be subject to the same terms and conditions as were applicable to the converted option immediately prior to the Effective Time. After the date hereof, the Company shall determine (with the prior consent of Parent) the manner in which the maximum number of shares specified above will be apportioned among holders of Adjusted Options if the Average Parent Price is less than $9.00.

    (b) As soon as practicable after the Effective Time (but in no event more than 30 days thereafter), Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and the agreements evidencing the grants of such Company Stock Options and stating that such Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.07 after giving effect to the Merger). Parent shall comply with the terms of the Company Option Plans and ensure that the Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (c) Parent shall take such actions as are reasonably necessary for the assumption of the Company Option Plans pursuant to this Section 2.07, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.07. Parent shall prepare and file with the SEC (as hereinafter defined) a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to Adjusted Options issued under such Company Option Plans and shall use its reasonable best efforts to have such registration statement declared effective immediately following the Effective Time and to maintain the effectiveness of such registration statement or registration statements covering such Adjusted Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent that:

    Section 3.01 ORGANIZATION AND POWER. (a) Each of Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    For purposes of this Agreement, a "MATERIAL ADVERSE EFFECT" with respect to Company or Parent, as the case may be, means a material adverse effect (i) on the financial condition, business, properties, or results of operations of such person and its Subsidiaries, taken as a whole, or (ii) on the ability of such person to perform its obligations under or to consummate the transactions contemplated by this Agreement, provided that none of the following shall constitute a Material Adverse Effect: (i) occurrences affecting Company's or Parent's or any of their respective Subsidiaries' businesses as a result of the announcement of the execution of this Agreement; (ii) general economic conditions; (iii) any changes generally affecting the industries in which Company and its Subsidiaries or Parent and its Subsidiaries operate; or
(iv) changes in Company's business after the date hereof attributable solely to actions taken by Parent.

    (b) Section 3.01 of the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") sets forth a complete list of Company's Subsidiaries that are "significant subsidiaries", as such term is defined in Section 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act") (each, a "Significant Subsidiary"). Company has heretofore delivered to Parent true and complete copies of Company's articles of incorporation and bylaws as currently in effect.

    Section 3.02 CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby are within Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the "Company Requisite Vote") is the only vote of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

    (b) The Board of Directors of Company (the "Company Board") has, by unanimous vote of those present, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved to (i) deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, Company and its shareholders and (ii) recommend that the shareholders of Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the shareholders of Company for their approval.

    Section 3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Company of this Agreement, and the consummation by Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental agency or authority (a "Governmental Authority") other than: (a) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Maine and appropriate documents with the relevant authorities of other states in which Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and similar state antitrust statutes; (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Parent's or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect on Company; and (h) filings and notices not required to be made or given until after the Effective Time.

    Section 3.04 NON-CONTRAVENTION. Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by Company of this Agreement do not, and the consummation by Company of the transactions contemplated hereby will not: (a) assuming receipt of the approval of shareholders referred to in Section 3.02, contravene or conflict with the articles of incorporation, bylaws or similar organizational documents of Company or any of its Significant Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Company or its Subsidiaries;
(c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Company or any of its Subsidiaries or to a loss of any benefit to which Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Company or any of its Subsidiaries and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (a "Company Agreement") or any license, franchise, permit or other similar authorization held by Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    Section 3.05 CAPITALIZATION OF COMPANY. (a) The authorized capital stock of Company consists of 110,000,000 shares of Company Common Stock, 2,000,000 shares of preferred stock, no par value (the "Class A Serial Preferred Stock") and 28,000,000 shares of preferred stock, par value $.01 per share (the
"Class B Serial Preferred Stock"). As of the close of business on August 16, 1999, 42,182,153 shares of Company Common Stock were issued and outstanding, 625,000 shares of Company Common Stock were reserved for issuance under Company's Employee Stock Purchase Plan, 200,000 shares of Company Common Stock were reserved for issuance under Company's 1998 Restricted Stock Plan (the "Restricted Stock Plan"), 2,487,981 shares of Company Common Stock were reserved for issuance pursuant to options previously granted pursuant to the Company Stock Option Plans and no shares of Class A Serial Preferred Stock or Class B Serial Preferred Stock were issued and outstanding. 2,000,000 shares of Series A Junior Participating Preferred Stock have been designated from the Class A Serial Preferred Stock and reserved for issuance pursuant to the Company Rights Agreement. All the outstanding shares of Company's capital stock are, and all shares which may be issued pursuant to the Company Stock Option Plans and the Restricted Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 3.05 or in Section 5.01 of the Company Disclosure Schedule, (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01(f), (iii) for changes since August 16, 1999 resulting from the exercise of employee and director stock options outstanding on such date and (iv) for rights to purchase shares of Series A Junior Participating Preferred Stock issuable pursuant to the Company Rights Agreement, there are outstanding (x) no shares of capital stock or other voting securities of Company, (y) no securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company, and
(z) no options, warrants or other rights to acquire from Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Company, obligating Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company or obligating Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). None of Company or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement.

    (b) Except as set forth in Section 3.05 of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of Company or any of its Subsidiaries.

    Section 3.06  CAPITALIZATION OF SUBSIDIARIES.  Except as set forth in
Section 3.06 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Company, is owned by Company, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Company, or
(ii) options or other rights to acquire from Company or any of its Subsidiaries, and no other obligation of Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities").

    Section 3.07 SEC FILINGS. (a) Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since June 30, 1997 (the "Company SEC Documents").

    (b) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

    (c) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

    Section 3.08 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included in Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and its Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999 (the "Company 10-Q") have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of Company as of July 3, 1999 set forth in the Company 10-Q and "Company Balance Sheet Date" means July 3, 1999.

    Section 3.09 DISCLOSURE DOCUMENTS. Insofar as the information contained therein relates solely to Company, neither the proxy statement of Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to shareholders of Company or at the time such shareholders vote on the adoption and approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the 1934 Act. No representation or warranty is made by Company in this Section 3.09 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

    Section 3.10 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Form S-4 (as hereinafter defined) or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 3.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.11 of the Company Disclosure Schedule, since July 3, 1999, Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development which, individually or in the aggregate, has had a Material Adverse Effect on Company;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company or any of its Subsidiaries;

    (c) any amendment of any term of any outstanding security of Company or any of its Subsidiaries that would materially increase the obligations of Company or such Subsidiary under such security;

    (d) (x) any incurrence or assumption by Company or any of its Subsidiaries of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) (A) in the ordinary course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with any acquisition or capital expenditure permitted by Section 5.01 or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Company or any of its Subsidiaries for the obligations of any other person (other than any wholly owned Subsidiary of Company), other than in the ordinary course of business consistent with past practice;

    (e) any creation or assumption by Company or any of its Subsidiaries of any consensual Lien on any material asset of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

    (f) any making of any loan, advance or capital contribution to or investment in any person by Company or any of its Subsidiaries other than (i) any acquisition permitted by Section 5.01, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Company or
(iii) loans or advances to employees of Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice;

    (g) (i) any contract or agreement entered into by Company or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Company or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that, individually or in the aggregate, would have a Material Adverse Effect on Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

    (h) any material change in any method of accounting or accounting principles or practice by Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP; or

    (i) except for items permitted by Section 5.17, any (i) grant of any severance or termination pay to any director, officer or employee of Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Company or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices.

    Section 3.12 NO UNDISCLOSED MATERIAL LIABILITIES. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Company or any of its Subsidiaries since July 3, 1999, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

    (b) liabilities or obligations which, individually and in the aggregate, have not had and would not have a Material Adverse Effect on Company; or

    (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

    Section 3.13 LITIGATION. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Company, threatened against or affecting, Company or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would have a Material Adverse Effect on Company.

    Section 3.14 TAXES. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

    (a) Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any of its Subsidiaries is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects;

    (b) Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown due with respect to Tax Returns for periods ending prior to or as of the Effective Time;

    (c) The federal income Tax Returns of Company have been examined and settled with the Internal Revenue Service (the "Service") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1996;

    (d) There are no material Liens or encumbrances for Taxes on any of the assets of Company or its Subsidiaries (other than for current Taxes not yet due and payable);

    (e) Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

    (f) None of Company or its Subsidiaries is a party to any tax allocation, tax sharing, tax indemnity or similar agreement (whether or not in writing), arrangement or practice with respect to Taxes (including any adverse pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), except among themselves;

    (g) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to a material amount of Taxes or a material Tax Return of Company or its Subsidiaries and none of them has received a written notice or has any knowledge (including the knowledge of any employees responsible for Tax matters), of any proposed audit or proceeding;

    (h) The Company Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of the Company Balance Sheet; and

    (i) No payment which Company or its Subsidiaries is obligated to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

    (j) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Service or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts, and any joint, several and/or transferee liabilities, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

    Section 3.15  EMPLOYEE BENEFIT PLANS; ERISA.  (a) Except as set forth in
Section 3.15(a) of the Company Disclosure Schedule, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Company would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Company or any of its Subsidiaries has or may have a liability (the "Company Benefit Plans"). Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule (or as otherwise permitted by this Agreement): (1) neither Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of Company or any ERISA Affiliate; and (2) since July 3, 1999, there has been no change, amendment, modification to, or adoption of, any Company Benefit Plan, in each case, that has had, or would have, a Material Adverse Effect on Company. Company has provided, or has caused to be provided, to Parent (i) current, accurate and complete copies of all documents embodying each Company Benefit Plan, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto;
(ii) the two most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation Section2520.104-23, if any, filed for each Company Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of such Company Benefit Plan assets; and (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan.

    (b) With respect to each Company Benefit Plan, except as disclosed in
Section 3.15(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on Company: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; and
(vii) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Company threatened (other than routine claims for benefits), against Company or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan.

    (c) None of the Company Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

    (d) Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, neither Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have a Material Adverse Effect on Company or that has not been reflected on Company's consolidated financial statements.

    (e) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as specifically disclosed in
Section 3.15(e) of the Company Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of Company or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    (f) Except with respect to payments under the Agreements and programs specified in Section 3.15(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Company Benefit Plan.

    (g) Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule, there is no Company Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by
Section 4063 or 4064 of ERISA.

    (h) Section 3.15(h) of the Company Disclosure Schedule identifies each collective bargaining agreement to which Company or any of its Significant Subsidiaries is a party and copies of each such agreement have been furnished to or made available to Parent. Except as set forth on Section 3.15(h) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, (i) there is no labor strike, slowdown or work stoppage or lockout against Company or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation, claim or petition pending before the National Labor Relations Board and, to the knowledge of Company, no material concerted effort relating to representation exists with respect to the employees of Company or any of its Significant Subsidiaries.

    Section 3.16 COMPLIANCE WITH LAWS; NO DEFAULT. Neither Company nor any of its Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that have not had and would not, individually or in the aggregate, result in a Material Adverse Effect on Company.

    Section 3.17 NO DEFAULT. Each Company Agreement is a valid, binding and enforceable obligation of Company and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Company. None of Company or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents or (ii) except as disclosed in Section 3.17 of the Company Disclosure Schedule, any Company Agreement, except, in the case of clause (i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Company. Company has all permits and licenses necessary to carry on the business conducted by it as of the date hereof, except where the failure to have such permit or license would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    Section 3.18 FINDERS' FEES. Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or other person is entitled to any fee or commission from Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    Section 3.19 ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof, to the knowledge of Company:

        (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any person or Governmental Authority against, Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect on Company;

        (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Company, previously owned, leased or operated by Company or any of its Subsidiaries, or any adjacent properties, which circumstance, individually or in the aggregate, would have a Material Adverse Effect on Company; and

        (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would have a Material Adverse Effect on Company.

    (b) For purposes of this Section, the following terms shall have the meanings set forth below:

        (i) "Company" and its "Subsidiaries" shall include any entity which is, in whole or in part, a predecessor of Company or any of its Subsidiaries;

        (ii) "Environmental Laws" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

        (iii) "Environmental Liabilities" means any and all liabilities of or relating to Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) arise under or relate to matters covered by Environmental Laws and (B) arise from actions occurring or conditions existing on or prior to the Effective Time; and

        (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

    Section 3.20 OPINION OF FINANCIAL ADVISOR. Company has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock in connection with the Merger is fair to such holders from a financial point of view.

    Section 3.21  [INTENTIONALLY DELETED]

    Section 3.22 TAKEOVER STATUTES. The Company Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement, the shareholder voting requirements of Section 611-A of the Maine Law, assuming however that neither Parent nor Merger Subsidiary has ever been a beneficial owner of 25% or more of the outstanding voting stock of Company within the meaning of Section 611-A. To the best of Company's knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby. The stock purchase requirements of Section 910 of the Maine Law will not be applicable to Parent or Merger Subsidiary so long as neither corporation acquires (other than by reason of the Merger) voting power over 25% or more of the outstanding voting stock of Company (or becomes a member of a group that has such voting power).

    Section 3.23 AFFILIATES. Section 3.23 of the Company Disclosure Schedule sets forth each person who, as of the date hereof, is, to the best of Company's knowledge, deemed to be an Affiliate of Company.

    Section 3.24 COMPANY'S ARTICLES OF INCORPORATION. The provisions of Company's Articles of Incorporation regarding transactions with controlling persons will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or to the transactions contemplated hereby.

    Section 3.25 COMPANY RIGHTS AGREEMENT. Prior hereto, Company has delivered to Parent a true and complete copy of the Company Rights Agreement in effect on the date hereof, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" as defined in the Company Rights Agreement or the triggering of any other right or entitlement of the Company's shareholders under the Company Rights Agreement.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to Company that:

    Section 4.01 ORGANIZATION AND POWER. (a) Each of Parent and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (b) Section 4.01 of the disclosure schedule delivered by Parent to Company prior to the execution of the Agreement (the "Parent Disclosure Schedule") sets forth a complete list of Parent's Significant Subsidiaries. Parent has delivered to Company true and complete copies of Parent's and Merger Subsidiary's articles of incorporation and bylaws as currently in effect.

    Section 4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent. No vote of any class or series of Parent's capital stock is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    Section 4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, require no action, by or in respect of, or filing with, any Governmental Authority other than: (a) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Maine and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act and similar state antitrust statutes;
(c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (h) filings and notices not required to be made or given until after the Effective Time.

    Section 4.04 NON-CONTRAVENTION. Except as set forth on Section 4.04 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not: (a) contravene or conflict with the articles of incorporation, bylaws or similar organizational documents of Parent or any of its Subsidiaries;
(b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (a "Parent Agreement") or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary; or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Section 4.05 CAPITALIZATION OF PARENT. (a) The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock and 1,500,000,000 shares of Class B common stock, par value $0.50 per share ("Parent Class B Common Stock"), and no shares of preferred stock. As of the close of business on August 16, 1999, 239,853,031 shares of Parent Common Stock are issued and outstanding, 4,048,781 shares of Parent Common Stock are reserved for additional grants under option and other stock-based plans and 4,083, 203 shares of Parent Common Stock are reserved for issuance pursuant to options previously granted pursuant to Parent option plans. As of the close of business on August 16, 1999, 225,922,064 shares of Parent Class B Common Stock are issued and outstanding, no shares are reserved for additional grants under option and other stock-based plans and no shares of Parent Class B Common Stock are reserved for issuance pursuant to options previously granted pursuant to Parent option plans. All the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to Parent option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 4.05, except for the transactions contemplated by this Agreement (including those permitted in Section 5.02(d)), and except for changes since August 16, 1999 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof, there are outstanding (x) no shares of capital stock or other voting securities of Parent, (y) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and
(z) no options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Parent Securities"). None of Parent or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, including as a result of the transactions contemplated by this Agreement.

    (b) Except as set forth in Section 4.05 of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

    Section 4.06  CAPITALIZATION OF SUBSIDIARIES.  Except as set forth in
Section 4.06 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any consensual

Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding
(i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, and no other obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the "Parent Subsidiary Securities").

    Section 4.07 SEC FILINGS. (a) Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1997 (the "Parent SEC Documents").

    (b) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (c) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

    Section 4.08 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (the "Parent 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 19, 1999 (the "Parent 10-Q") have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of June 19, 1999 set forth in the Parent 10-Q and "Parent Balance Sheet Date" means June 19, 1999.

    Section 4.09  DISCLOSURE DOCUMENTS.  (a) The Registration Statement on
Form S-4 of Parent (the "Form S-4") to be filed under the 1933 Act relating to the issuance of Parent Common Stock in the Merger required to be filed with the SEC in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

    (b) Insofar as the information contained therein relates solely to Parent, neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in any Parent Disclosure Document.

    Section 4.10 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Company and at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 4.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in
Section 4.11 of the Parent Disclosure Schedule, since June 19, 1999, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development which, individually or in the aggregate, has had or would have a Material Adverse Effect on Parent;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than payment of Parent' regular quarterly cash dividend on Parent Common Stock) or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any of its Subsidiaries;

    (c) any amendment of any term of any outstanding security of Parent or any of its Subsidiaries that would materially increase the obligations of Parent or such Subsidiary under such security;

    (d) (x) any incurrence or assumption by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder except to the extent of the amount required to refinance any indebtedness for borrowed money of Parent and its Subsidiaries as of the Closing Date) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with any acquisition or capital expenditure permitted by
Section 5.02, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Parent or any of its Subsidiaries for the obligations of any other person (other than any Subsidiary of Parent), other than in the ordinary course of business consistent with past practice or in connection with obligations of Parent and its Subsidiaries assumed at the Effective Time;

    (e) any creation or assumption by Parent or any of its Subsidiaries of any consensual Lien on any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

    (f) any making of any loan, advance or capital contribution to or material investment in any person by Parent or any of its Subsidiaries other than
(i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Parent or (ii) loans or advances to employees of Parent or any of its Subsidiaries made in the ordinary course of business consistent with past practice;

    (g) (i) any contract or agreement entered into by Parent or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Parent or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that, individually or in the aggregate, would have a Material Adverse Effect on Parent, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement; or

    (h) any material change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP.

    Section 4.12 NO UNDISCLOSED MATERIAL LIABILITIES. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Parent or any of its Subsidiaries since June 19, 1999, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations (i) disclosed or provided for in the Parent Balance Sheet or in the notes thereto, (ii) disclosed in the Parent SEC Documents filed prior to the date hereof or (iii) disclosed in Section 4.12 of the Parent Disclosure Schedule;

    (b) liabilities or obligations which, individually and in the aggregate, have not had and would not have a Material Adverse Effect on Parent; or

    (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

    Section 4.13 LITIGATION. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

    Section 4.14 TAXES. Except as set forth on Section 4.14 of the Parent Disclosure Schedule:

    (a) Parent and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Parent or any of its Subsidiaries is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects;

    (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown due with respect to Tax Returns for periods ending prior to or as of the Effective Time;

    (c) The federal income Tax Returns of Parent have been examined by and settled with the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1994;

    (d) There are no material Liens or encumbrances for Taxes on any of the assets of Parent or its Subsidiaries (other than for current Taxes not yet due and payable);

    (e) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

    (f) None of Parent or its Subsidiaries is a party to any tax allocation, tax sharing, tax indemnity or similar agreement (whether or not in writing), arrangement or practice with respect to Taxes (including any adverse pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), except among themselves;

    (g) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to a material amount of Taxes or a material Tax Return of Parent or its Subsidiaries and none of them has received a written notice or has any knowledge (including the knowledge of any employee responsible for Tax matters) of any proposed audit or proceeding; and

    (h) The Parent Balance Sheet reflects an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of the Parent Balance Sheet.

    Section 4.15  EMPLOYEE BENEFITS, ERISA.  (a) Except as set forth in
Section 4.15 of the Parent Disclosure Schedule, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of ERISA), maintained by Parent, any of its Subsidiaries or any ERISA Affiliate, that together with Parent would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Parent or any of its Subsidiaries has or may have a liability (the "Parent Benefit Plans"). Since June 19,1999, there has been no change, amendment, modification to, or adoption of, any Parent Benefit Plan, in each case, that has had, or would have, a Material Adverse Effect on Parent.

    (b) With respect to each Parent Benefit Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent:
(i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under
Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no non-exempt prohibited transaction within the meaning of
Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no Lien imposed under the Code or ERISA exists; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; and (vii) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Parent threatened (other than routine claims for benefits), against Parent or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Parent Benefit Plan.

    (c) None of the Parent Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

    (d) Neither Parent nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have a Material Adverse Effect on Parent or that has not been reflected on Parent's consolidated financial statements.

    (e) With respect to each Parent Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of Parent or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (f) The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Parent Benefit Plan.

    (g) There is no Parent Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

    (h) Neither Parent nor any of its Significant Subsidiaries is a party to any collective bargaining agreement. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) there is no labor strike, slowdown or work stoppage or lockout against Parent or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Parent, no material concerted effort relating to representation exists with respect to the employees of Parent or any of its Significant Subsidiaries.

    Section 4.16 COMPLIANCE WITH LAWS. Neither Parent nor any of its Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect on Parent.

    Section 4.17 NO DEFAULT. Each Parent Agreement is a valid, binding and enforceable obligation of Parent and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents or (ii) any Parent Agreement, except, in the case of clauses (i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Parent. Parent has all permits and licenses necessary to carry on the business conducted by it as of the date hereof, except where the failure to have such permit or license would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Section 4.18 FINDERS' FEES. Except for JP Morgan & Co. Incorporated, a copy of whose engagement agreement has been provided to Company, no investment banker, broker, finder, other intermediary or other person is entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    Section 4.19 ENVIRONMENTAL MATTERS. (a) Except as set forth in the Parent 10-K, to the knowledge of Parent:

        (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any of its Subsidiaries, is threatened by any person or Governmental Authority, against Parent or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect on Parent;

        (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Parent, previously owned, leased or operated by Parent or any of its Subsidiaries, or any adjacent properties, which circumstance, individually or in the aggregate, would have a Material Adverse Effect on Parent; and

        (iii) to the knowledge of Parent, there are no Environmental Liabilities that, individually or in the aggregate, have had or would have a Material Adverse Effect on Parent.

    (b) For purposes of this Section, capitalized terms used shall have the meanings assigned to them in Section 3.19(b), except that in all cases the word "Parent" shall be substituted for the word "Company".

    Section 4.20  [INTENTIONALLY DELETED]

    Section 4.21 TAKEOVER STATUTES. To the best of Parent's knowledge, no Takeover Statute applicable to Parent or any of its Subsidiaries, is applicable to the Merger or the other transactions contemplated hereby. Neither Parent nor Merger Subsidiary has ever been a beneficial owner of 25% or more of the outstanding Company Common Stock, within the meaning of Section 611-A of the Maine Law.

    Section 4.22 AFFILIATES. Section 4.22 of the Parent Disclosure Schedule sets forth each person who, as of the date hereof, is, to the best of Parent's knowledge, deemed to be an Affiliate of Parent.

    Section 4.23 MERGER SUBSIDIARY. Merger Subsidiary is a newly-formed direct wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

    Section 4.24 FINANCING. Parent has, as of the date hereof, and will have as of the Effective Time, sufficient funds to make the cash payments required pursuant to this Agreement. Parent has delivered to Company true, complete and correct copies of the commitment letter of J.P. Morgan Securities Inc. and Morgan Guaranty Trust Company of New York dated the date hereof to provide Parent with the debt financing necessary to enable Parent to consummate the transactions contemplated hereby (the "Commitment Letter"). Parent agrees to promptly notify Company if at any time prior to the Closing Date it no longer believes in good faith that it will be able to obtain financing substantially on the terms described in the Commitment Letter.

                                   ARTICLE 5
                                   COVENANTS

    Section 5.01 CONDUCT OF COMPANY. Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Sections 3.11 and 5.01 of the Company Disclosure Schedule hereto, or as reasonably necessary for Company to fulfill its obligations hereunder, Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of Parent (which approval shall not be unreasonably withheld):

    (a) Company will not adopt or propose any change in its articles of incorporation or any material change in its bylaws, other than changes effected to facilitate the Merger;

    (b) Company will not, and will not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Company or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

    (c) Company will not, and will not permit any of its Subsidiaries to, make any investment in or acquisition of any business of any person or any material amount of assets (other than inventory), except for (i) acquisitions for cash not to exceed $1,000,000 per acquisition and $10,000,000 in the aggregate for all acquisitions and (ii) without duplication, any capital expenditure permitted by Section 5.01(j);

    (d) Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory), except (i) pursuant to existing contracts or commitments listed on
Section 5.01 of the Company Disclosure Schedule or (ii) sales, leases, licenses, closings, shutdowns or other dispositions of assets in the ordinary course of business consistent with past practice;

    (e) Company will not, and will not permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) cash dividends payable by Company in an aggregate amount not in excess of $.165 per share per calendar quarter and (ii) dividends paid by any wholly owned Subsidiary of Company to Company or any other Subsidiary of Company;

    (f) Company will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Company or its Subsidiaries, other than (i) issuances pursuant to the exercise of stock-based awards or options (including under the plans described in Section 3.05(a)) outstanding on the date hereof,
(ii) issuances by any Subsidiary of Company to Company or any other Subsidiary of Company and (iii) shares of Common Stock issuable pursuant to options granted to newly hired management level employees in accordance with Company's past practice;

    (g) Company will not, and will not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of Company's capital stock;

    (h) Company will not, and will not permit any of its Subsidiaries to, move the location, close, shut down or otherwise eliminate Company's headquarters or distribution centers or effect a general staff reduction at such headquarters or distribution centers;

    (i) Except in connection with investments or acquisitions permitted by
Section 5.01(c) or investments or acquisitions in the ordinary course of business consistent with past practice, Company will not, and will not permit any of its Subsidiaries to, (i) enter into (or commit to enter into) any new lease (except pursuant to commitments for such lease entered into as of the date hereof) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except pursuant to commitments existing as of the date hereof);

    (j) Company will not, and will not permit any of its Subsidiaries to, make or commit to make any capital expenditure (including for store remodelings, store signage and information systems) except for individual capital expenditure projects or items not exceeding $1,000,000 per project or item or $10,000,000 in the aggregate for all projects and items and those projects or items committed to or budgeted for prior to the date of this Agreement (all of which projects and items are set forth in Section 5.01(j) of the Company Disclosure Schedule);

    (k) Company will not, and will not permit any of its Subsidiaries to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action in this clause (k) would have the effect of materially increasing the aggregate Tax liability or materially reducing the aggregate tax assets of Company and its Subsidiaries, taken as a whole;

    (l) Company will not, and will not permit any of its Subsidiaries to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice (which increases shall not exceed, on an annual basis, 6% in the aggregate for all directors, officers and employees) or as required under applicable law or existing agreement or commitment;

    (m) Company will not, and will not permit any of its Subsidiaries to, accelerate any income, postpone any expense or reverse any reserve, except on a basis consistent with past practice or as otherwise required by law;

    (n) Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

    (o) Company will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

    Section 5.02 CONDUCT OF PARENT. From the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including
Section 5.02 of the Parent Disclosure Schedule or as reasonably necessary for Parent to fulfill its obligations hereunder, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing but subject to the preceding sentence, from the date hereof until the Effective Time, without the prior written approval of Company (which approval shall not be unreasonably withheld):

    (a) Parent will not adopt or propose any material change in its articles of incorporation or any material change in its bylaws;

    (b) Parent will not, and will not permit any of its Subsidiaries to,
(i) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or any of its Subsidiaries (other than a liquidation or dissolution of any wholly owned Subsidiary or a merger or consolidation between wholly owned Subsidiaries) or (ii) make any material acquisition of the business of any person (other than a wholly owned Subsidiary);

    (c) Parent will not, and will not permit any of its Subsidiaries to, make any investment in or acquisition of any business of any person or any material amount of assets (other than inventory), except for (i) acquisitions not to exceed $100,000,000 in the aggregate for all acquisitions and (ii) without duplication, any capital expenditure permitted by Section 5.02(j);

    (d) Parent will not, and will not permit any of its Subsidiaries to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory) in an amount that would be material to Parent and its Subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments or
(ii) sales, leases, licenses, closings, shutdowns or other dispositions of assets in the ordinary course of business consistent with past practice;

    (e) Parent will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or its Subsidiaries, other than (x) issuances by any Subsidiary of Parent to Parent or any other Subsidiary of Parent, (y) issuances pursuant to the exercise of stock-based awards or options, including under the plans described in Section 4.05(a), outstanding on the date hereof or granted as contemplated in clause (z) below, and (z) any grant of options or other stock based awards in respect of Parent Common Stock to employees or directors of Parent or any of its Subsidiaries that could result in the issuance of not more than 125% of the aggregate amount of shares of Parent Common Stock issuable under all grants of options or other stock based awards during the fiscal year ended January 2, 1999;

    (f) Parent will not, and will not permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) cash dividends payable by Parent in an aggregate amount not in excess of $0.0504 per share per calendar quarter, and (ii) dividends paid by any Subsidiary of Parent to Parent or any other Subsidiary of Parent;

    (g) Parent will not, and will not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock;

    (h) Parent will not, and will not permit any of its Subsidiaries to, move the location, close, shut down or otherwise eliminate Parent's headquarters or distribution centers or effect a general staff reduction at such headquarters or distribution centers;

    (i) except in connection with investments or acquisitions permitted by
Section 5.02(c) or investments or acquisitions in the ordinary course of business consistent with past practice, Parent will not, and will not permit any of its Subsidiaries to, (i) enter into (or commit to enter into) any new lease (except pursuant to commitments for such lease entered into as of the date hereof) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except pursuant to commitments existing as of the date hereof);

    (j) Parent will not, and will not permit any of its Subsidiaries to, make or commit to make any capital expenditure (including for store remodelings, store signage and information systems) except for individual capital expenditure projects or items not exceeding $15,000,000 per project or item or $100,000,000 in the aggregate for all projects and items and those projects or items committed to or budgeted for prior to the date of this Agreement (all of which projects and items are set forth in Section 5.02(j) of the Parent Disclosure Schedule);

    (k) Parent will not, and will not permit any of its Subsidiaries to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action in this clause (l) would have the effect of materially increasing the aggregate Tax liability or materially reducing the aggregate tax assets of Parent and its Subsidiaries, taken as a whole;

    (l) Parent will not, and will not permit any of its Subsidiaries to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or existing agreement or commitment;

    (m) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

    (n) Parent will not, and will not permit any of its Subsidiaries to take or agree or commit to take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

    Section 5.03  SHAREHOLDER MEETING; PROXY MATERIALS; FORM S-4.

    (a) Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable (subject to the receipt of all necessary approvals and subject to the other transactions contemplated by this Agreement) after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (the "Company Shareholder Approval"). Except as provided in the next sentence, the Company Board shall recommend approval and adoption of this Agreement by Company's shareholders. The Company Board shall be permitted to
(i) not recommend to Company's shareholders that they give the Company Shareholder Approval or (ii) withdraw or modify in a manner adverse to Parent its recommendation to Company's shareholders that they give the Company Shareholder Approval, only if and to the extent that the Company Board, upon receipt of a Superior Proposal (as hereinafter defined), and after consultation with and based upon the advice of independent legal counsel, by a majority vote determines in its good faith judgment that such action is necessary for the Company Board to comply with its fiduciary duties to Company's shareholders under applicable law. In connection with the Company Shareholder Meeting, Company will (x) promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as

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
promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (y) use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Shareholder Approval and
(z) otherwise comply with all legal requirements applicable to such meetings.

    (b) Parent shall promptly prepare and file with the SEC the Form S-4 with respect to the Parent Common Stock issuable in connection with the Merger and take any action required to be taken in connection with such issuance of Parent Common Stock. Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed.

    (c) Company and Parent shall each use their reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Form S-4, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

    Section 5.04 ACCESS TO INFORMATION. (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct Company's employees, auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Company to Parent hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement executed by Parent and Company as to confidentiality and other matters (the "Parent Confidentiality Agreement").

    (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, Parent will give Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, will furnish to Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct Parent's employees, auditors, counsel and financial advisors to cooperate with Company in its investigation of the business of Parent and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Parent to Company hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement executed by Company and Parent as to confidentiality and other matters (the "Company Confidentiality Agreement").

    Section 5.05 NO SOLICITATION. From the date hereof until the termination hereof, Company will not and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Company and its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any non-public information relating to Company or any of its Subsidiaries or afford access to the properties, books or records of Company or any of its Subsidiaries to, any person that has made any Acquisition Proposal; provided that nothing contained in this Section 5.05 shall prevent Company from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal received from such person that the Company Board determines in good faith is reasonably likely to lead to a Superior Proposal, so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such person, Company receives from such person an executed confidentiality agreement with terms no less favorable to Company than those contained in the Parent Confidentiality Agreement; provided, further that nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14e-2 or 14d-9 under the 1934 Act with regard to an Acquisition Proposal. Company will promptly notify (which notice shall be provided orally and in writing and shall identify the person making such Acquisition Proposal and set forth the material terms thereof) Parent, within 24 hours after receipt of any Acquisition Proposal or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal if Company is prepared to provide such person with access to such nonpublic information or properties, books or records. Company shall give Parent two business days' advance notice (which notice shall include the terms and conditions of such proposal with respect to an Acquisition Proposal) of any definitive agreement providing for an Acquisition Proposal to be entered into with any person or entity making any such inquiry, offer or proposal. Company shall not be permitted to terminate this Agreement pursuant to Section 7.01(d)(1) unless it shall have satisfied the obligations of this Section 5.05 and prior to any such termination, Company shall, and shall cause its financial and legal advisors to, during the two business day period referenced in the preceding sentence, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein. Company will, and will cause the other persons listed in the first sentence of this Section 5.05 to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Subject to compliance with their fiduciary duties, as determined in good faith by the Company Board, and subject to the exceptions set forth in this
Section 5.05, the Company Board shall not authorize Company to waive any standstill or confidentiality provisions contained in agreements to which Company is a party or to which Company is subject, other than the Parent Confidentiality Agreement.

    For purposes of this Agreement, "Acquisition Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 25% of the aggregate assets of Company and its Subsidiaries, taken as a whole, or more than 25% of the voting power of the shares of Company Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement or the Stock Exchange Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal on terms that the Company Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to Company's shareholders than this Agreement and the Merger taken as a whole, and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board.

    Section 5.06 NOTICE OF CERTAIN EVENTS. (a) Company and Parent shall promptly notify each other of:

        (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

        (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (iii) any notice of, or other communications relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any Company Agreement.

    (b) Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

    (c) Parent shall promptly notify Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any Subsidiary of Parent which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

    Section 5.07 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

    (b) Each of Parent and Company shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

    (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.07(a) and (b), each of Parent and Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this
Section 5.07 shall limit a party's right to terminate this Agreement pursuant to
Section 7.01(b)(i) or 7.01(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.07.

    (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of Parent and Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company (and, to the extent required by any Governmental Authority, its respective Subsidiaries and Affiliates over which it exercises control) shall be required to enter into a settlement, undertaking, consent decree, stipulation or other agreement (each, a "Settlement") with a Governmental Authority regarding antitrust matters in connection with the transactions contemplated by this Agreement, including, without limitation, any Settlement that requires Parent and/or Surviving Corporation to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of stores of Parent (and its Subsidiaries) and/or Surviving Corporation (and its Subsidiaries).

    Section 5.08  COOPERATION.  Without limiting the generality of
Section 5.07, Parent and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Proxy Statement and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

    Section 5.09 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent and Company will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

    Section 5.10 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Section 5.11 AFFILIATES. Prior to the Closing Date, Company shall cause to be delivered to Parent a letter identifying, to the best of Company's knowledge, all persons who are, at the time of the Company Shareholder Meeting described in
Section 5.03(a), deemed to be "affiliates" of Company for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). Company shall use its reasonable best efforts to cause each person who is so identified as a 1933 Act Affiliate to deliver to Parent on or prior to the Closing Date a letter agreement substantially in the form of Exhibit B-2 to this Agreement.

    Section 5.12 DIRECTOR AND OFFICER LIABILITY. Parent agrees that at all times after the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of Company or of any of its Subsidiaries, its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any Indemnified Party in his or her capacity as an employee, agent, officer or director of Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred.

    Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 300% of the per annum rate of the aggregate premium currently paid by Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 300% of such rate. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.12. The rights under this Section 5.12 are in addition to rights that an Indemnified Party may have under the articles of incorporation, bylaws, or other similar organizational documents of Company or any of its Subsidiaries or the Maine Law. The rights under this Section 5.12 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six years the provisions of its articles of incorporation or bylaws or similar organizational documents providing for indemnification of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the fullest extent provided by law.

    Section 5.13 OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    Section 5.14 LISTING OF STOCK. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

    Section 5.15 ANTITAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

    Section 5.16 PARENT BOARD. Parent will take all necessary action (including, without limitation, amending the stockholders' agreement between Parent and Etablissements Delhaize Freres et Cie "Le Lion" S.A.) to cause Hugh
G. Farrington, from and after the date the Merger is consummated, to be appointed (a) Vice Chairman of Parent, (b) a member of Parent's Executive Committee and (c) a member of the Board of Directors of Parent.

    Section 5.17 EMPLOYEE BENEFITS. (a) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to (i) honor all obligations under employment or severance agreements of Company or its Subsidiaries and
(ii) pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of Company or its Subsidiaries in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, Parent agrees to provide, or cause the Surviving Corporation to provide, employees of Company who continue to be employed by the Surviving Corporation or its Subsidiaries as of the Effective Time ("Continuing Employees") for a period of not less than two years following the Effective Time with (A) annual compensation not less favorable than the annual compensation which they were receiving immediately prior to the Effective Time, and
(B) benefits which, in the aggregate, are no less favorable than the benefits provided to such employees immediately prior to the Effective Time. Nothing herein shall require the continuation of employment of any of the Continuing Employees for any period of time following the Effective Time. In addition to the foregoing, for a period of two years following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, establish and maintain a plan to provide severance and termination benefits to all non-union employees of Company and its Subsidiaries which are no less favorable than the severance and termination benefits provided under Company's plans and arrangements in effect as of the date of this Agreement. If Continuing Employees are included in any benefit plan (including without limitation, provision for vacation) of Parent or its Subsidiaries, the Continuing Employees shall receive credit as employees of Company and its Subsidiaries for service prior to the Effective Time with Company and its Subsidiaries to the same extent such service was counted under similar Company Benefit Plans for purposes of eligibility, vesting, eligibility for retirement and benefit accrual. If Continuing Employees are included in any medical, dental or health plan other than the plan or plans they participated in as of the Effective Time, any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Benefit Plan as of the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Continuing Employee in the calendar year of the change. The rights under this Section 5.17 shall survive consummation of the Merger and are expressly intended to benefit each Continuing Employee.

    (b) Upon the Effective Time, Company's Employee Stock Purchase Plan shall be terminated with the effect that the then current offering period under such plan will be terminated effective as of the Effective Time.

    Section 5.18 STOCK EXCHANGE AGREEMENT. Parent has provided Company with a true and complete copy of the Stock Exchange Agreement, a copy of which is attached hereto as Exhibit B. Parent agrees that it will not amend or waive any provision of the Stock Exchange Agreement without the prior written consent of Company. Parent agrees that it will not issue consideration per share to the Voting Shareholders under the Stock Exchange Agreement that (i) is greater than the blended value of the Merger Consideration or (ii) consists of more than 86% in cash.

    Section 5.19  DEFINITIVE FINANCING DOCUMENTS.  On or prior to the later of
(i) 10 days prior to the Company Shareholder Meeting or (ii) 120 days after the date of this Agreement, Parent shall provide Company with substantially final documentation relating to the debt financing described in the Commitment Letter (the "Financing Documents") together with a written confirmation from Parent and the lenders thereunder to the effect that they are prepared to enter into such documentation upon the satisfaction or waiver of the conditions to the Merger.

                                   ARTICLE 6

                            CONDITIONS TO THE MERGER

    Section 6.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of Company by the Company Requisite Vote;

    (b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

    (d) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

    (e) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    Section 6.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further condition:

    (a) Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (b) the representations and warranties of Company contained in this Agreement (without considering any qualification as to materiality) shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Company; and Parent shall have received a certificate signed by an executive officer of Company to the effect set forth in clauses (a) and (b).

    Section 6.03 CONDITIONS TO THE OBLIGATIONS OF COMPANY. The obligations of Company to consummate the Merger are subject to the satisfaction (or waiver by Company) of the following further condition:

    (a) Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (b) the representations and warranties of Parent contained in this Agreement (without considering any qualification as to materiality) shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Parent; and Company shall have received a certificate signed by an executive officer of Parent to the effect set forth in clauses (a) and (b).

                                   ARTICLE 7

                                  TERMINATION

    Section 7.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of Company):

    (a) by mutual written consent of Company and Parent;

    (b) by either Company or Parent,

        (i) if the Merger has not been consummated by August 17, 2000 (the "End Date"); or

        (ii) if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the Company Requisite Vote at a duly held meeting of shareholders or any adjournment thereof;

    (c) by either Company or Parent (so long as such party has complied in all material respects with its obligations under Section 5.07), if consummation of the Merger would be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

    (d) by Company:

        (i) if the Company Board shall have received an Acquisition Proposal which the Company Board has determined in good faith is a Superior Proposal; provided that Company shall have given Parent at least forty-eight hours advance actual notice of any termination pursuant to this
    Section 7.01(d)(i) and shall have made the payment referred to in
    Section 7.03(b) hereof;

        (ii) upon a breach of any representation, warranty, covenant or agreement of Parent, or if any representation or warranty of Parent shall become untrue, in either case which breach or misrepresentation or warranty shall not have been cured within 30 days following written notice from Company such that the conditions set forth in Section 6.03(a) would be incapable of being satisfied by the End Date; or

        (iii) if Parent shall have failed to deliver to Company the Financing Documents within the period described in Section 5.19.

    (e) by Parent:

        (i) if (x) the Company Board shall have failed to recommend or withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal or (y) Company shall have entered into a definitive agreement providing for a Superior Proposal with a person other than Parent or its Subsidiaries (or the Company Board resolves to do any of the foregoing); or

        (ii) upon a breach of any representation, warranty, covenant or agreement of Company, or if any representation or warranty of Company shall become untrue, in either case which breach or misrepresentation or warranty shall not have been cured within a reasonable period of time following written notice from Parent such that the conditions set forth in
    Section 6.02(a) would be incapable of being satisfied by the End Date (a "Company Breach").

    The party desiring to terminate this Agreement pursuant to clauses (b), (c),
(d) or (e) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything else contained in this Agreement, (A) the right to terminate this Agreement under this Section 7.01 shall not be available to any party whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder, and (B) no party that is in material breach of its obligations hereunder shall be entitled to any payment of any amount from the other party pursuant to Section 7.03(b).

    Section 7.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 7.02 and in Section 7.03 and in the Parent Confidentiality Agreement and Company Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.

    Section 7.03  PAYMENTS.  (a) Except as otherwise specified in this
Section 7.03 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

    (b) If (x) Company shall terminate this Agreement pursuant to
Section 7.01(d)(i) hereof, or (y) Parent shall terminate this Agreement pursuant to Section 7.01(e)(i) hereof (each such case of termination being referred to as a "Trigger Event"), Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $90,000,000 (the "Termination Fee"). Additionally, if Parent terminates this Agreement pursuant to Section 7.01(e)(ii), and an Acquisition Proposal has been made to Company after the date hereof, but prior to such termination, and within twelve months after the termination of this Agreement
(A) a transaction constituting an Acquisition Proposal is consummated, or (B) a definitive agreement for such a transaction is entered into by Company, then Company shall pay to Parent the Termination Fee upon the consummation of any such transaction or the execution of any such definitive agreement. Acceptance by Parent of the Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and upon payment of such amount Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

    Section 8.01 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.01:

    (a) "know" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers, except as specified in
Section 3.14(g) and 4.14(g).

    (b) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (c) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

    Section 8.02 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

       if to Parent, to:

       Food Lion, Inc.
       2110 Executive Drive
       Salisbury, NC 28147
       Attention: General Counsel

       with a copy to:

       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       1700 Pacific Avenue, Suite 4100
       Dallas, TX 75201-4675
       Attention: Ford Lacy

       if to Company, to:

       Hannaford Bros. Co.
       145 Pleasant Hill Road
       Scarborough, ME 04074

       Attention: Andrew P. Geoghegan
                General Counsel

       with a copy to:

       Weil, Gotshal & Manges LLP
       767 Fifth Avenue
       New York, NY 10153
       Attention: Stephen E. Jacobs
                Raymond O. Gietz

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.02 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.02.

    Section 8.03 ENTIRE AGREEMENT; NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; THIRD PARTY BENEFICIARIES. (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Parent Confidentiality Agreement and the Company Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Parent Confidentiality Agreement, the Company Confidentially Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any person other than the parties hereto or thereto any rights or remedies (except that Article 1 and Sections 5.12, and 5.17 are intended to confer rights and remedies on the persons specified therein).

    (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

    Section 8.04 AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of Company, there shall be made no amendment that by law requires further approval by shareholders without the further approval of such shareholders.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 8.05 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

    Section 8.06 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Maine (without regard to principles of conflict of laws).

    Section 8.07 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Maine, or any Maine state court located in Cumberland County, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Maine. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

    Section 8.08 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    Section 8.09 INTERPRETATION. When a reference is made in this Agreement to a Section or Disclosure Schedule, such reference shall be to a Section of this Agreement or to the Company Disclosure Schedule or Parent Disclosure Schedule as applicable, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 17, 1999.

    Section 8.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    Section 8.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Maine or any Maine state court, in addition to any other remedy to which they are entitled at law or in equity.

    Section 8.12 JOINT AND SEVERAL LIABILITY. Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       FOOD LION, INC.

                                                       By:           /s/ R. WILLIAM MCCANLESS
                                                            -----------------------------------------
                                                                    Name: R. William McCanless
                                                            Title: President & Chief Executive Officer

                                                       HANNAFORD BROS. CO.

                                                       By:            /s/ HUGH G. FARRINGTON
                                                            -----------------------------------------
                                                                     Name: Hugh G. Farrington
                                                               Title: President and Chief Executive
                                                                             Officer

                                                       FL ACQUISITION SUB, INC.

                                                       By:           /s/ R. WILLIAM MCCANLESS
                                                            -----------------------------------------
                                                                    Name: R. William McCanless
                                                            Title: President & Chief Executive Officer

                       MORGAN STANLEY & CO., INCORPORATED

                                                                         Annex B

                                                                 August 17, 1999

Board of Directors
Hannaford Bros. Co.
145 Pleasant Hill Road
Scarborough, Maine 04074

Members of the Board

    We understand that Hannaford Bros. Co. ("Hannaford" or the "Company"), Food Lion ("Parent") and FL Acquisition Sub, Inc., a wholly-owned subsidiary of Parent ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated August 17, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent and each outstanding share of common stock, par value $0.75 per share (the "Common Stock") of the Company, other than shares held in treasury or held by Parent or as to which dissenters' rights have been perfected, will be converted into the right to receive (i) $79.00 in cash or (ii) the number of shares of Class A common stock of Parent ("Parent Common Stock") equal to $79.00 divided by (A) the Average Parent Price (as defined in the Merger Agreement) or
(B) $9.00, whichever is higher or (iii) a combination of cash and shares of Parent Common Stock as determined in accordance with the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and the Parent, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections prepared by the management of the Company;

    (iv) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Parent, respectively;

    (v) discussed the past and current operations and financial condition and the prospects of the Company and the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and the Parent, respectively;

    (vi) reviewed the reported prices and trading activity for the Common Stock and the Parent Common Stock;

    (vii) compared the financial performance of the Company and the Parent and the prices and trading activity of the Common Stock and the Parent Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (viii)reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (ix) participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

    (x) reviewed the Stock Exchange Agreement, dated August 17, 1999, among Empire Company Limited and E.C.L. Investments Limited (collectively, the "Empire Shareholders") and Parent pursuant to which, immediately prior to the closing of the Merger, the Empire Shareholders will exchange shares of Common Stock for a combination of cash and Parent Common Stock;

    (xi) reviewed the Merger Agreement dated August 17, 1999 and certain related documents; and

    (xii) performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent (except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger). In addition, this opinion does not in any manner address the prices at which the Parent's Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company should vote at the shareholder's meeting to be held in connection with the Merger.

    Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                                       Very truly yours,
                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:  /s/ R. BRADFORD EVANS
                                                            -----------------------------------------
                                                            R. Bradford Evans
                                                            Managing Director

                                                                         ANNEX C

                            STOCK EXCHANGE AGREEMENT

    This Stock Exchange Agreement (this "Agreement") is entered into as of the 17(th) day of August, 1999, by and among Food Lion, Inc., a North Carolina corporation ("Food Lion" or the "Company"), and each of the other parties listed on the signature page hereof or their respective assigns (the "Selling Stockholders").

                                    RECITALS

    WHEREAS, the Selling Stockholders desire to exchange the outstanding shares of common stock, par value $0.75 per share (the "Hannaford Common Stock"), of Hannaford Brothers Co., a Maine corporation ("Hannaford"), owned by them as set forth on Schedule 1 hereof, on the terms and subject to the conditions set forth in this Agreement.

    WHEREAS, the Company, FL Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, and Hannaford have agreed to enter into an Agreement and Plan of Merger dated the date hereof attached hereto as Exhibit A (the "Merger Agreement").

    WHEREAS, the Selling Stockholders have agreed, pursuant to a Voting Agreement dated the date hereof, to vote the Hannaford Common Stock in favor of the Merger (as defined in the Merger Agreement).

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Selling Stockholders have required that the Company enter into this Agreement.

    WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and subject to the conditions hereinafter set forth, the parties agree as follows:

1.  EXCHANGE.

    1.1 EXCHANGE. Subject to the terms and conditions of this Agreement, immediately prior to Closing, the Selling Stockholders will exchange their Hannaford Common Stock for aggregate consideration of $823,066,635 (the "Total Consideration") determined and payable as follows:

        (a) $365,000,000 (the "Share Consideration") payable in Class A common stock, par value $.50 per share, of the Company (the "Food Lion Common Stock"), with the number of such Food Lion Common Stock to be delivered by the Company to the Selling Stockholders being calculated as 365,000,000 divided by the Average Parent Price or $9.00, whichever is greater; and

        (b) an amount (the "Cash Consideration") equal to the difference between the Total Consideration and the Share Consideration, payable by bank draft drawn upon a major money center bank.

    1.2 PAYMENT. At the closing, the Selling Stockholders shall deliver to the Company certificates for the Common Stock duly endorsed in blank, or accompanied by a stock power or stock powers duly executed in blank, in proper form for transfer, and Food Lion shall issue and deliver to the Selling Stockholders the cash set forth in Section 1.2 and the Share Consideration.

    1.3 TAXES. The Selling Stockholders will be responsible for all sales and similar transfer taxes which may be due by the Selling Stockholders as a result of the exchange of the Common Stock or any reconveyance as set forth in
Section 5 herein.

    1.4  ADJUSTMENT.

        (a) The Total Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Food Lion Common Stock), reorganization, recapitalization or other like change with respect to Food Lion Common Stock occurring after the date hereof and having a record or effective date prior to the Effective Time.

        (b) The Company agrees to give the Selling Stockholders written notice five Business Days prior to the Closing of the number of shares of Food Lion Common Stock outstanding as of the date of such notice and the number of shares of Food Lion Common Stock which may be issuable under any outstanding options, rights or other securities during such five-day period. Upon receipt of such notice, the Selling Stockholders may elect to adjust, upwards or downwards, the consideration set forth in Section 1.1(a) hereof provided that:

           (i) the Share Consideration shall in no event be less than $315,000,000, subject to adjustment as set forth in subparagraph 1.4(d) below; and

           (ii) the Share Consideration shall in no event exceed $421,000,000.

        (c) The Company agrees that if the Selling Stockholders give the Company prior written notice at least five Business Days prior to the Effective Date, the Company will adjust the manner in which the consideration provided for in Paragraph 1.1, for some or all of the shares of Hannaford Common Stock is paid so that the number of shares of Hannaford Common Stock or fractions thereof acquired by the Company for cash and the number of shares of Hannaford Common Stock or fractions thereof acquired by the Company for Selling Stockholders' Shares should be as the Selling Stockholders so direct.

        (d) The Company shall notify the Selling Stockholders five Business Days prior to the Closing of the number of options to acquire shares of either Hannaford or the Company which have been exercised since the date of this Agreement, whereupon the minimum Share Consideration set forth in subparagraph (b)(i) above shall be adjusted upwards to reflect the issuance of stock upon such exercise, provided that the Minimum Share Consideration shall in no event exceed $321,717,524.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS. Each Selling Stockholder represents, warrants and covenants to the Company as follows:

    2.1 AUTHORITY. Such Selling Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Selling Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, in each case by such Selling Stockholder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing with or notification to, any U.S. or Canadian Governmental Authority, except for filings on Schedule 13D under the Exchange Act and under the HSR Act, (ii) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract or understanding, or result in the creation of a Lien with respect to any of the shares of Hannaford Common Stock, (iii) require any material consent, authorization or approval of any Person or Governmental Authority which has not been obtained, or (iv) violate or conflict with any order or law applicable to such Selling Stockholder or the shares of Hannaford Common Stock.

    2.2 OWNERSHIP. The shares of Hannaford Common Stock owned by such Selling Stockholder are validly issued, fully paid and non-assessable and owned beneficially and of record by such Selling Stockholder. Such Selling Stockholder will convey good and valid title to the shares of Hannaford Common Stock, free and clear of any Liens.

    2.3 INVESTMENT REPRESENTATION. Such Selling Stockholder is acquiring the shares of Food Lion Common Stock for its own account, for investment purposes only and not with a view to the distribution of the shares of Food Lion Common Stock, except in compliance with the Securities Act of 1933, as amended.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents, warrants and covenants to the Selling Stockholders as follows:

    3.1 AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Food Lion, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement, the consummation by the Company of the transaction contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority except for filings on Schedule 13D under the Exchange Act and under the HSR Act, (iii) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract or understanding, (iv) require any material consent, authorization or approval of any Person or Governmental Authority which has not been obtained, or (v) violate or conflict with any order or law applicable to the Company.

    3.2 OWNERSHIP. The shares of Food Lion Common Stock to be issued to the Selling Stockholders hereunder upon issuance will be validly issued, fully paid and nonassessable. As of the close of business on August 16, 1999, 239,853,031 shares of Food Lion Common Stock are issued and outstanding, 4,048,781 shares of Food Lion Common Stock are reserved for additional grants under option and other stock-based plans and 4,083,203 shares of Food Lion Common Stock are reserved for issuance pursuant to options previously granted pursuant to Food Lion options plans.

4. CONDITIONS TO CLOSING. The obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the parties to the Merger Agreement having satisfied or waived the conditions set forth in the Merger Agreement and the parties thereto agreeing that they are ready, willing and able to close the Merger immediately following the Closing of the transaction contemplated hereto.

5. RECONVEYANCE. If the transactions contemplated by this Agreement are consummated and the Merger is not consummated, the parties hereto agree to use their best efforts to take all actions necessary to unwind the transactions so that the Parties are in the same position they were in prior to the closing of the transactions contemplated hereby.

6. BOARD SEAT. The Company agrees to take all necessary action to cause a representative of Empire Company Limited to be appointed a member of the Board of Directors of the Company.

7.  MISCELLANEOUS.

    7.1 All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, one business day after delivery to an overnight courier, upon facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

    (a) If to the Company, to:
       Food Lion, Inc.
       2110 Executive Drive
       Salisbury, NC 28147
       Attn: Lester C. Nail
       Telephone: (704) 633-8250 x2305
       Facsimile: (704) 639-1353

    (b) If to Selling Stockholders, to:

        Skadden, Arps, Slate, Meagher
       & Flom LLP
       919 Third Avenue
       New York, NY 10022
       Attn: Milton G. Strom
       Fax: (212) 735-2000

                 -and-

        Stewart McKelvey Stirling Scales
       1959 Upper Water Street
       Suite 900, P.O. Box 997
       Halifax, NS Canada
       B3J 2X2
       Attn: James M. Dickson
       Facsimile No.: (902) 420-1417

Any party may by notice given in accordance with this Section 7.1 to the other party designate another address or person for receipt of notices hereunder.

    7.2 This Agreement shall be construed in accordance with and governed by the internal laws of the State of Maine. Each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the State of Maine or the State of Maine with respect to any suit, action, proceeding or judgment relating to or arising out of this Agreement.

    7.3 This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

    7.4 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, estates and permitted assigns. This

Agreement is not assignable without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that a party hereto may assign its rights to a direct or indirect wholly-owned subsidiary of either of the Selling Stockholders.

    7.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    7.6 This Agreement contains the entire agreement between the parties in respect of the subject matter contained herein, and supersedes all prior agreements, written or oral, with respect thereto.

    7.7 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    7.8 The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

                     [The next page is the signature page]

    IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement effective as of the date first set forth above.

                                                       FOOD LION, INC.

                                                       By:           /s/ R. WILLIAM MCCANLESS
                                                            -----------------------------------------
                                                                       R. William McCanless
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       EMPIRE COMPANY LIMITED

                                                       By:              /s/ PAUL D. SOBEY
                                                            -----------------------------------------
                                                                          Paul D. Sobey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:                /s/ A. D. ROWE
                                                            -----------------------------------------
                                                                            A. D. Rowe
                                                                    SENIOR VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER

                                                       E.C.L. INVESTMENTS LIMITED

                                                       By:              /s/ PAUL D. SOBEY
                                                            -----------------------------------------
                                                                          Paul D. Sobey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:                /s/ A. D. ROWE
                                                            -----------------------------------------
                                                                            A. D. Rowe
                                                                    SENIOR VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER

                                   SCHEDULE 1
                             STOCKHOLDERS HOLDINGS

NAME OF STOCKHOLDER                                           NUMBER OF SHARES
-------------------                                           ----------------
Empire Company Limited......................................     5,550,461
E.C.L. Investment Limited...................................     4,868,104
Empire Company Limited

                                                                         ANNEX D

                                VOTING AGREEMENT

    This VOTING AGREEMENT (this "AGREEMENT"), dated as of August 17, 1999, is entered into by and among Food Lion, Inc., a North Carolina corporation (the "PARENT"), and the other parties listed on the signature page hereof or their respective assigns (the "STOCKHOLDERS").

                                   RECITALS:

    A. The Parent, FL Acquisition Sub, Inc., a Maine corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Hannaford Brothers Co., a Maine corporation (the "COMPANY"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Merger Sub with and into the Company Sub (the "MERGER").

    B. As of the date hereof, each Stockholder is the owner of the number of shares of Company Common Stock (the "SHARES") set forth opposite such Stockholder's name on SCHEDULE 1 attached hereto.

    C. As of the date hereof, the stockholders and the Company have entered into a Stock Exchange Agreement with respect to the Shares.

    D. In consideration of the Parent's agreement to enter into the Merger Agreement, each of the Stockholders agrees to vote in favor of the Merger the Shares.

    E. Capitalized terms used but not otherwise defined herein and defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent and the Stockholders, intending to be legally bound, hereby agree as follows:

    Section 1.  VOTING OF SHARES.

    1.1  VOTING AGREEMENT.

    Each Stockholder hereby agrees to vote (or cause to be voted) the Shares, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

        (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof;

        (ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Parent under this Agreement or the Merger Agreement; and

        (iii) except for all such actions which may be permitted to the Company under Section 5.01 of the Merger Agreement, against (a) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger, (b) a sale or transfer of a material amount of assets of the Company or any of its material subsidiaries or the issuance of any securities of the Company or any subsidiary, (c) any change in the Board of Directors of the Company other than in connection with an annual meeting of the shareholders of the Company with respect to the slate of directors proposed by the incumbent Board of Directors of the Company (in which case they agree to vote for the slate proposed by the incumbent Board) or (d) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transactions contemplated by the Merger Agreement.

    Section 2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder represents and warrants to the Parent as follows in each case as of the date hereof:

    2.1 BINDING AGREEMENT. Each Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of each Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    2.2 NO CONFLICT. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, in each case by each Stockholder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority, except for filings on Schedule 13D under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (ii) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract or understanding, or result in the creation of a Lien with respect to any of the Shares, (iii) require any material consent, authorization or approval of any Person or Governmental Authority which has not been obtained, or (iv) violate or conflict with any order or law applicable to such Stockholder or the Shares.

    2.3 OWNERSHIP OF SHARES. Each Stockholder is the record and beneficial owner of such Stockholder's Shares free and clear of any Liens on the right to vote such Shares. Each Stockholder holds exclusive power to vote such Stockholder's Shares, subject to the limitations set forth in SECTION 1 of this Agreement. The number of Shares set forth opposite each Stockholder's name on
SCHEDULE 1 represents all of the shares of capital stock of the Company beneficially owned by each Stockholder.

    2.4 ABSENCE OF CERTAIN AGREEMENTS. None of the Stockholders nor any of their representatives has entered into any agreement, letter of intent or similar agreement (whether written or oral) with any party other than the Parent whereby such Stockholder has agreed to support, directly or indirectly, any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) for a merger or other business combination involving the Company or to acquire in any matter, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company, other than the transactions contemplated by the Merger Agreement.

    Section 3. REPRESENTATIONS AND WARRANTIES OF THE PARENT. The Parent represents and warrants to each Stockholder as follows, in each case as of the date hereof:

    3.1 BINDING AGREEMENT. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Parent, and no other corporate proceedings on the part of the Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by the Parent and the consummation of the transactions contemplated hereby and thereby. The Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    3.2 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation by the Parent of the transactions contemplated hereby, nor the compliance by the Parent with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority, (iii) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract or understanding, (iv) require any material consent, authorization or approval of any Person or Governmental Authority which has not been obtained, or (v) violate or conflict with any order or law applicable to the Company.

    Section 4. TRANSFER AND OTHER RESTRICTIONS. For so long as the Merger Agreement is in effect:

    4.1 CERTAIN PROHIBITED TRANSFERS. Except for the Stock Exchange Agreement between the parties hereto entered into as of the date hereof, each Stockholder agrees not to:

        (i) sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, such Stockholder's Shares or any interest contained therein, other than sales, transfers, assignments or other dispositions by a Stockholder to a direct or indirect wholly-owned subsidiary of either Stockholder;

        (ii) except as contemplated by this Agreement, grant any proxy or power of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder's Shares, other than this Agreement; or

        (iii) except as provided in the Hannaford-Sobey Voting Trust Agreement, dated as of February 4, 1988, as amended, deposit such Stockholder's Shares into a voting trust.

    4.2 ADDITIONAL SHARES. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) any Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in SECTION 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by any Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify the Parent of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

    Section 5. SPECIFIC ENFORCEMENT. Each of the parties hereto acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy that may be available at law or in equity.

    Section 6.  TERMINATION.  This Agreement shall terminate on the earlier of
(i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, (iii) consummation of the Merger and (iv) the date such Stockholder ceases to own any Shares.

    Section 7. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

If to the Parent, to:

       Food Lion, Inc.

       2110 Executive Drive

       Salisbury, North Carolina 28147

       Attention: R. William McCanless

       Facsimile No.: (704) 637-8803

With a copy to (such copy shall not constitute notice):

       Akin, Gump, Strauss, Hauer & Feld, L.L.P.

       1333 New Hampshire Avenue, N.W.

       Suite 400

       Washington, D.C. 20036

       Attention: Richard L. Wyatt, Jr.

       Facsimile No.: (202) 887-4288

If to the Stockholders, to:

       Empire Company Limited

       115 King Street

       Stellarton, Nova Scotia B0K 1S0

       Attention: President

       Facsimile No.: (902) 755-6477

With a copy to (such copy shall not constitute notice):

       Skadden, Arps, Slate, Meagher & Flom LLP

       919 Third Avenue

       New York, New York 10022

       Attention: Milton G. Strom

       Facsimile No.: (212) 735-2000

       Stewart McKelvey Stirling Scales

       1959 Upper Water Street

       Suite 900, P.O. Box 997

       Halifax, NS Canada

       B3J 2X2

       Attn: James M. Dickson

       Facsimile No.: (902) 420-1417

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this SECTION 7 and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this SECTION 7.

    Section 8. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    Section 9. CONSIDERATION. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Parent.

    Section 10. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    Section 11. SUCCESSORS AND ASSIGNS. Except as provided in Section 4.1 hereof, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    Section 12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    Section 13. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maine without giving effect to the provisions thereof relating to conflicts of law.

    Section 14. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

    Section 15. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 16. STOCKHOLDER CAPACITY. No Stockholder or designee of any Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in such Stockholder's capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder or any designee of any Stockholder in his or her capacity as an officer or director of the Company.

    Section 17. FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

    Section 18. THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under by reason of this Agreement or any provision contained herein.

                     [The next page is the signature page.]

    IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement effective as of the date first set forth above.

                                                       FOOD LION, INC.

                                                       By:           /s/ R. WILLIAM MCCANLESS
                                                            -----------------------------------------
                                                                       R. William McCanless
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       EMPIRE COMPANY LIMITED

                                                       By:              /s/ PAUL D. SOBEY
                                                            -----------------------------------------
                                                                          Paul D. Sobey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:                /s/ A. D. ROWE
                                                            -----------------------------------------
                                                                            A. D. Rowe
                                                                    SENIOR VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER

                                                       E.C.L. INVESTMENTS LIMITED

                                                       By:              /s/ PAUL D. SOBEY
                                                            -----------------------------------------
                                                                          Paul D. Sobey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:                /s/ A. D. ROWE
                                                            -----------------------------------------
                                                                            A. D. Rowe
                                                                    SENIOR VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER

                                   SCHEDULE 1
                                 STOCKHOLDINGS

NAME OF STOCKHOLDER                                   NUMBER OF SHARES
-------------------                                   ----------------
Empire Company Limited..............................     5,550,461
E.C.L. Investment Limited...........................     4,868,104
Empire Company Limited

                                                                         ANNEX E

                         REGISTRATION RIGHTS AGREEMENT

    This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") dated as of August 17, 1999, among Food Lion, Inc., a North Carolina corporation (the "COMPANY"), and each of the parties named on Exhibit A hereto (the "STOCKHOLDERS").

                                   RECITALS:

    A. Pursuant to the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of even date herewith among the Company, Hannaford Bros. Co., a Maine corporation, and FL Acquisition Sub, Inc., a Maine corporation and a wholly-owned subsidiary of the Company and a related Stock Exchange Agreement dated as of even date herewith (the "EXCHANGE AGREEMENT") among the Company and certain of the Stockholders, the Stockholders will receive, at or immediately after the Effective Time, shares of Class A Common Stock, par value $0.50 per share (the "CLASS A COMMON STOCK"), of the Company.

    B. In connection with the Merger Agreement, the Company has agreed to register the Registrable Securities under the Securities Act (as such terms are hereinafter defined).

    NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders hereby agree as follows:

    1. DEFINITIONS. Capitalized terms used but not otherwise defined herein and defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. Unless the context otherwise requires, the terms defined in this SECTION 1 shall have the meanings herein specified for all purposes of this Agreement.

        "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other interests or by contract).

        "AGREEMENT" shall mean this Agreement, including all exhibits hereto, as the Agreement may be from time to time amended, modified or supplemented.

        "BOARD" shall mean the Board of Directors of the Company.

        "BUSINESS DAY" shall mean a day on which banks in New York, New York are open for business.

        "CLASS A COMMON STOCK" shall have the meaning set forth in the recitals hereto.

        "COMMISSION" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

        "COMPANY" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "DISADVANTAGEOUS CONDITION" shall have the meaning set forth in
    SECTION 2(E).

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "HOLDER" shall mean a Person who owns Registrable Securities and is either (i) a Stockholder or (ii) a Person that (A) has agreed to be bound by the terms of this Agreement as if such Person were a Stockholder and
    (B)(x) is a Person (1) to whom a Stockholder has transferred Registrable Securities or (2) with whom a Stockholder has entered into an agreement to transfer Registrable Securities, in each case as part of a transaction pursuant to which derivative securities relating to such Registrable Securities will be offered for sale by such Person in a registered public offering or (y) is (1) upon the death of any individual Stockholder, the executor of the estate of such Stockholder or such Stockholder's heirs, devisees, legatees or assigns or (2) upon the disability of any individual Stockholder, any guardian or conservator of such Stockholder.

        "MERGER AGREEMENT" shall have the meaning set forth in the recitals hereto.

        "PERSON" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

        "REGISTRABLE SECURITIES" shall mean (a) the number of shares of Class A Common Stock issued to the Stockholders pursuant to the Merger Agreement or the Exchange Agreement in exchange for their shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A hereto, and (b) any other shares of Class A Common Stock issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events); PROVIDED, HOWEVER, that shares of Class A Common Stock which are Registrable Securities shall cease to be Registrable Securities as soon as (i) such Registrable Securities have been sold or otherwise disposed of pursuant to a registration statement that was filed with the Commission and declared effective under the Securities Act,
    (ii) as soon as all such Registrable Securities held by a Holder can be sold in a single transaction pursuant to Rule 144 or Rule 145, or (iii) they shall have been otherwise sold, transferred or disposed of by a Holder to any Person that is not a Holder.

        "RULE 144" shall mean Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time or any successor rule thereto.

        "RULE 145" shall mean Rule 145 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time or any successor rule thereto.

        "SECURITIES ACT" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "STOCKHOLDERS" shall have the meaning set forth in the introductory paragraph of this Agreement.

    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

    2.  SHELF REGISTRATION UNDER THE SECURITIES ACT.

        (a) SHELF REGISTRATION. The Company shall (i) prepare and cause to be filed with the SEC as soon as practicable, but not later than two business days after the Effective Time a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the "Shelf Registration") covering all the Registrable Securities and providing for the sale of the Registrable Securities by the Holders hereof and (ii) use its reasonable best efforts to have such Shelf Registration declared effective by the SEC as promptly as practicable thereafter.

        (b) AMENDMENTS TO SHELF REGISTRATION. If the Shelf Registration ceases to be effective for any reason at any time during the Effectiveness Period for any reason (other than because of the sale of all of the Registrable Securities covered thereby or Registrable Securities cease to be outstanding), the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof or take such other actions as may be necessary to reinstate the effectiveness thereof.

        (c) EFFECTIVENESS PERIOD. Subject to SECTION 2(E) hereof, the Company shall use its reasonable best efforts to keep the Shelf Registration continuously effective under the Securities Act from the date on which the Initial Shelf Registration was declared effective by the SEC until the earlier of (i) two years from the date of the Effective Time and (ii) such time when there are no Registrable Securities outstanding (the "Effectiveness Period"). If a Shelf Registration is filed, pursuant to
    SECTION 2(B) hereof, the Company shall use its reasonable best efforts to cause the Shelf Registration to be declared effective as soon as practicable after such filing and to keep such Registration Statement continuously effective for a period after such effectiveness equal to the Effectiveness Period.

        (d) SUPPLEMENTS AND AMENDMENTS. The Company shall file one or more supplements or amendments to the Shelf Registration and the prospectus used in connection therewith if (i) required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration, (ii) otherwise required by the SEC, or (iii) requested to do so in writing by any Holder of Registrable Securities to the extent necessary to include such Holder as a selling securityholder in such registration statement.

        (e) CERTAIN DELAY RIGHTS.

           (i) Notwithstanding any other provision of this Agreement to the contrary, if the Company provides written notice to each Holder that in the Company's good faith and reasonable judgment it would be materially disadvantageous to the Company (because the sale of Registrable Securities covered by such registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would materially interfere with any material acquisition, material financing or other material event or transaction in connection with which a registration of securities under the Securities Act for the account of the Company is then intended or the public disclosure of which at the time would be materially prejudicial to the Company) (a "Disadvantageous Condition") for the Shelf Registration to be maintained effective, or to be filed and become effective, and setting forth the general reasons for such judgment, the Company shall be entitled to cause such registration statement to be withdrawn or the effectiveness of such registration statement terminated or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement until such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to each Holder). With respect to each Holder, upon the receipt by such Holder of any such notice of a Disadvantageous Condition if so directed by the Company by notice as aforesaid, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus and prospectus supplements then covering such Registrable Securities at the time of receipt of such notice as aforesaid. Notwithstanding anything else contained in this Agreement, neither the filing nor the effectiveness of the Shelf Registration may be delayed for more than a total of seventy-five (75) days in a 360 day period pursuant to this
       SECTION 2(E).

           (ii) It shall be a condition precedent to the obligations of the Company to register any of a Holder's Registrable Securities that such Holder shall furnish to the Company, upon request, such information regarding itself and, the Registrable Securities held by it as shall be required to effect the registration of such Holder's Registrable Securities.

    3. PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of the Shelf Registration under the Securities Act pursuant to this Agreement, the Company will give the Holders of Registrable Securities registered under such registration statement, and one (1) counsel or firm of counsel and one (1) accountant or firm of accountants representing all the Holders of Registrable Securities to be registered under such registration statement, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' counsel, to conduct a reasonable investigation within the meaning of the Securities Act; PROVIDED, HOWEVER, that the foregoing shall not require the Company to provide access to (or copies of) any competitively sensitive information relating to the Company or its subsidiaries or their respective businesses; and provided further that (i) each Holder and their respective counsel and accountants shall have entered into a confidentiality agreement reasonably acceptable to the Company and (ii) the Holders and their counsel and accountants shall use their reasonable best efforts to minimize the disruption to the Company's business and coordinate any such investigation of the books, records and properties of the Company and any such discussions with the Company's officers and accountants so that all such investigations occur at the same time and all such discussions occur at the same time.

    4.  INDEMNIFICATION.

        (a) INDEMNIFICATION BY THE COMPANY. In the event any Registrable Securities are included in a registration statement under this Agreement, to the extent permitted by law, the Company will, and hereby does, indemnify and hold harmless the seller of any Registrable Securities covered by such registration statement, its directors and officers, and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller and each such director, officer, and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller expressly for use in the preparation thereof

        (b) INDEMNIFICATION BY THE SELLERS. Each selling Holder of Registrable Securities will, and hereby does, indemnify and hold harmless (in the same manner and to the same extent as set forth in SECTION 4(A)) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon written information furnished to the Company by such selling Holders of Registrable Securities expressly for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement In no event shall the liability of any selling Holder of Registrable Securities under this SECTION 4(B) be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

        (c) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this SECTION 4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this SECTION 4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless based on the written advice of counsel to such indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. Any indemnifying party against whom indemnity may be sought under this SECTION 4 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party, which such consent will not be unreasonably withheld, conditioned or delayed. The indemnifying party may not agree to any settlement of any such claim or action other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, the result of which any remedy or relief shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

        (d) CONTRIBUTION.

           (i) If the indemnification provided for in this SECTION 4 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage (A) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the selling Holders of Registrable Securities on the other hand from the offering of the Registrable Securities or (B) if the allocation provided by clause (A) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the selling Holders of Registrable Securities on the other hand in connection with the offering of the Registrable Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Registrable Securities (before deducting expenses) received by the Company and the selling Holders of Registrable Securities, respectively, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company on the one hand and the selling Holders of Registrable Securities on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or a selling Holder of Registrable Securities and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this SECTION 4(D) shall be deemed to include, for purposes of this SECTION 4(D), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The Company and the selling Holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this SECTION 7 were determined by pro rata allocation or by any other method of allocation which does not take account of equitable considerations referred to in this paragraph. Notwithstanding any other provision of this SECTION 4, no selling Holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such selling Holder of Registrable Securities were offered to the public (net of any underwriting discount and commissions, selling or placement agent or broker fees and commissions and transfer taxes, if any, in connection with the sales of securities by such selling Holder of Registrable Securities) exceeds the amount of any damages which such selling Holder of Registrable Securities has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of SECTION 11(F) of the Securities
       Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

           (ii) The obligations of the parties under this SECTION 4 shall be in addition to any liability which any party may otherwise have to any other party.

    5. FORMS. All references in this Agreement to particular forms of registration statements are intended to include, and shall be deemed to include, references to all successor forms which are intended to replace, or to apply to similar transactions as, the forms herein referenced.

    6.  MISCELLANEOUS.

        (a) SPECIFIC ENFORCEMENT. Each of the parties hereto acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy that may be available at law or in equity.

        (b) TERMINATION.  This Agreement shall terminate on the earlier of
    (i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement and (iii) the date such Stockholder ceases to own any Registrable Securities.

        (c) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

       if to the Company:

           Food Lion, Inc.
           2110 Executive Drive
           Salisbury, North Carolina 28147
           Attn: R. William McCanless
           Fax: (704) 637-8803

       with a copy to (such copy shall not constitute notice):

           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           1333 New Hampshire Avenue, N.W.
           Suite 400
           Washington, D.C. 20036
           Attn: Richard L. Wyatt, Jr.
           Fax: (202) 887-4288

       if to the Stockholders, at the addresses set forth on Exhibit A hereto, with a copy to (such copy shall not constitute notice):

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, NY 10022
           Attn: Milton G. Strom
           Fax: (212) 735-2000

                   -and-

           Stewart McKelvey Stirling Scales
           1959 Upper Water Street
           Suite 900, P.O. Box 997
           Halifax, NS Canada
           B3J 2X2
           Attn: James M. Dickson
           Facsimile No.: (902) 420-1417

    or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
    SECTION 6(C) and the appropriate telecopy confirmation is received or
    (ii) if given by any other means, when delivered at the address specified in this SECTION 6(C).

        (d) ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (e) WAIVERS AND AMENDMENTS. With the written consent of the Holders of a Majority of the Registrable Securities, the obligations of the Company and the rights of the Holders of the Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of any supplemental agreement or modifying in any manner the rights and obligations hereunder of the Holders of the Securities and the Company; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid proportion of Registrable Securities, the Holders of which are required to consent to any waiver or supplemental agreement, without the consent of the Holders of all of the Registrable Securities. Upon the effectuation of each such waiver, consent or agreement of amendment or modification, the Company shall promptly give written notice thereof to the Holders of the Registrable Securities who have not previously consented thereto in writing. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this SECTION 6(E). Each Stockholder acknowledges that by operation of SECTION 6(E) hereof the Holders of a Majority of the Registrable Securities will, subject to the limitations contained in such SECTION 6(E), have the right and power to diminish or eliminate certain rights of such Stockholder under this Agreement.

        (f) RIGHTS OF HOLDERS INTER SE. Each Holder of Securities shall have the absolute right to exercise or refrain from exercising any right or rights which such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such Holder shall not incur any liability to any other Holder or Holders of Securities with respect to exercising or refraining from exercising any such right or rights.

        (g) EXCULPATION AMONG STOCKHOLDERS AND HOLDERS. Each Stockholder acknowledges that it is not relying upon any other Stockholder, or any officer, director, employee, agent, partner or Affiliate of any such other Stockholder, in making its decision to enter into this Agreement.

        (h) SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (j) GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maine without giving effect to the provisions thereof relating to conflicts of law.

        (k) SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

        (l) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (m) FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

        (n) THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under by reason of this Agreement or any provision contained herein.

                            [Signature pages follow]

                SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

    IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be executed as of the date first written above.

The Company:

                                                       FOOD LION, INC.

                                                       By:           /s/ R. WILLIAM MCCANLESS
                                                            -----------------------------------------
                                                                       R. William McCanless
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

The Stockholders:

                                                       EMPIRE COMPANY LIMITED

                                                       By:              /s/ PAUL D. SOBEY
                                                            -----------------------------------------
                                                                          Paul D. Sobey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:                /s/ A. D. ROWE
                                                            -----------------------------------------
                                                                            A. D. Rowe
                                                                    SENIOR VICE PRESIDENT AND
                                                                    CHIEF FINANCIAL OFFICER

                                                       E.C.L. INVESTMENTS LIMITED

                                                       By:              /s/ PAUL D. SOBEY
                                                            -----------------------------------------
                                                                          Paul D. Sobey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:                /s/ A. D. ROWE
                                                            -----------------------------------------
                                                                            A. D. Rowe
                                                                    SENIOR VICE PRESIDENT AND
                                                                    CHIEF FINANCIAL OFFICER

                                                       PENSION PLAN FOR EMPLOYEES OF SOBEYS INC.

                                                       By:  /S/ PAUL D. SOBEY
                                                       Name: Paul D. Sobey
                                                       Title: Director

The Stockholders: (cont'd.)

                                                       SOBEYS INC. MASTER TRUST INVESTMENT FUND

                                                       By:  /S/ A.D. ROWE
                                                       Name: A.D. Rowe
                                                       Title: Executive Vice President and Chief
                                                       Financial Officer

                                                       /s/ DAVID F. SOBEY
                                                       ---------------------------------------------
                                                       David F. Sobey

                                   EXHIBIT A
                            SCHEDULE OF STOCKHOLDERS

                                                                     NUMBER OF SHARES OF
                                                                    COMPANY COMMON STOCK
                                                                    TO BE EXCHANGED UNDER
                                                                    THE MERGER AGREEMENT
NAME OF STOCKHOLDER                               ADDRESS           OR EXCHANGE AGREEMENT
-------------------                               -------           ---------------------
Empire Company Limited                    115 King Street                 5,550,461
                                          Stellarton, Nova Scotia
                                          Canada BOK 150

E.C.L. Investments Limited                115 King Street                 4,868,104 (A)
                                          Stellarton, Nova Scotia
                                          Canada BOK 150

Pension Plan for Employees of             115 King Street                   366,428
  Sobeys, Inc.                            Stellarton, Nova Scotia
                                          Canada BOK 150

Sobeys Inc. Master Trust                  115 King Street                    14,819
  Investment Fund.......................  Stellarton, Nova Scotia
                                          Canada BOK 150

------------------------

(A) E.C.L. Investment Limited and Empire Company Limited share ownership of 4,868,104 shares.

                                                                         ANNEX F

SECTION 908. RIGHT OF SHAREHOLDERS TO DISSENT

    1. Except as provided in subsections 3 and 4, any shareholders of a domestic corporation, by complying with section 909, shall have the right to dissent from any of the following corporate actions:

        A. Any plan of merger or consolidation in which the corporation is participating; or

        B. Any sale or other disposition, excluding a mortgage or other security interest, of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in liquidation, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale; or

        C. Any other action as to which a right to dissent is expressly given by this Act.

    2. A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    3. There shall be no right of dissent in the case of shareholders of the surviving corporation in a merger

        A. If such corporation is, on the date of filing of the articles of merger, the owner of all the outstanding shares of the other corporations, domestic or foreign, which are parties to the merger,

        B. If a vote of the shareholders of such surviving corporation was not necessary to authorize such merger.

    4. There shall be no right of dissent in the case of holders of any class or series of shares in any of the participating corporations in a merger or consolidation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was to be voted on, either:

        A. Registered or traded on a national securities exchange;

        B. Registered with the Securities and Exchange Commission pursuant to section 12(g) of the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, being Title 15 of the United States Code Annotated, Section 781(g);

unless the articles of incorporation of that corporation provide that there shall be a right of dissent.

    5. The exceptions from the right of dissent provided for in subsection 3, paragraph B and in subsection 4 shall not be applicable to the holders of a class or series of shares of a participating corporation if, under the plan of merger or consolidation, such holders are required to accept for their shares anything, except:

        A. Shares of the surviving or new corporation resulting from the merger or consolidation, or such shares plus cash in lieu of fractional shares;

        B. Shares, or shares plus cash in lieu of fractional shares, of any other corporation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was acted upon, either:

           (1) Registered or traded on a national securities exchange; or

           (2) Held of record by not less than 2,000 shareholders; or

        C. A combination of shares, or shares plus cash in lieu of fractional shares, as set forth in paragraphs A and B.

SECTION 909. RIGHT OF DISSENTING SHAREHOLDERS TO PAYMENT FOR SHARES

    1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares, if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action.

    2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act.

    3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

        A. Shall be filed with the corporation or, in the case of a merger or consolidation, with the surviving or new corporation; and

        B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and

        C. Shall specify the shareholder's current address; and

        D. May not be withdrawn without the corporation's consent.

    4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

    5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

        A. If his demand shall be withdrawn upon consent, or

        B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or

        C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or

        D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or

        E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section.

    6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act.

    8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

    9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

        A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

           (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

           (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected;

        B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation;

        C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected;

        D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive;

        E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof;

        F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares;

        G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him;

        H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses;

        I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

           (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

           (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

           (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and incumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

           (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

    10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

    11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

    12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

    13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that
(i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and
(ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding also may apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

    The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his or her status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Registrant.

    The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

    The Registrant maintains directors' and officers' liability insurance, under which any controlling person, director or officer of the Registrant is insured or indemnified against certain liabilities which he or she may incur in his or her capacity as such.

    The merger agreement provides that Delhaize America will, or will cause Hannaford to, indemnify each person who was an employee, agent, director or officer of Hannaford or its subsidiaries prior to August 17, 1999, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of counsel, against any such person in their capacity as an employee, agent, officer or director of Hannaford or its subsidiaries, based in whole or in part, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the merger.

    Delhaize America will also cause Hannaford to maintain Hannaford's existing directors' and officers' liability insurance policy (or a policy with substantially similar coverage) for not less than six years after the merger but only to the extent related to facts or circumstances occurring at or prior to the merger, provided that the aggregate annual premium for maintaining such insurance during the six year period does not exceed 300% of the per annum aggregate premium paid by Hannaford on August 17, 1999, in which case Delhaize America will cause Hannaford to provide the most advantageous coverage then available at an annual premium of 300% of such rate.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
       NUMBER                                          EXHIBIT DESCRIPTION
---------------------                                  -------------------
2.1                            --  Agreement and Plan of Merger, dated as of August 17, 1999, among Delhaize America, Hannaford and FL Acquisition Sub,
                                   Inc., as amended (included as Annex A).

3.1                            --  Articles of Incorporation of Delhaize America, together with all amemdments thereto (through May 5, 1998) (incorporated herein by reference to Exhibit 3(a) of Delhaize America's
                                   Annual Report on Form 10-K dated March 24, 1992).

3.2                            --  Articles of Amendment to Articles of Incorporation of
                                   Delhaize America (incorporated herein by reference to
                                   Exhibit 3.1 to Delhaize America's Current Report on Form
                                   8-K, filed with the SEC on September 17, 1999).

3.3                            --  Bylaws of Delhaize America (incorporated herein by reference to Exhibit 3.2 to Delhaize America's Current Report on Form
                                   8-K filed with the SEC on September 17, 1999).

5.1                            --  Opinion of Robinson, Bradshaw & Hinson, P.A. regarding validity of the securities to be registered.

23.1                           --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in the opinion filed as Exhibit 5.1 to this Registration
                                   Statement).

23.2                           --  Consent of Independent Accountants, PricewaterhouseCoopers,
                                   LLP (for Delhaize America).

23.3                           --  Consent of Independent Accountants, PricewaterhouseCoopers,
                                   LLP (for Hannaford).

23.4                           --  Consent of Morgan Stanley & Co. Incorporated.

+24.1                          --  Powers of Attorney.

99.1                           --  Voting Agreement, dated August 17, 1999, among Delhaize
                                   America, Empire Company Limited and E.C.L. Investment
                                   Limited (included as Annex D).

99.2                           --  Stock Exchange Agreement, dated August 17, 1999, among
                                   Delhaize America, Empire Company Limited and E.C.L.
                                   Investment Limited. (included as Annex C).

99.3                           --  Registration Rights Agreement, dated August 17, 1999, among
                                   Delhaize America, Empire Company Limited, E.C.L. Investments
                                   Limited, Pension Plan for Employees of Sobeys, Inc. and
                                   Sobeys Inc. Master Trust, Investment Fund (included as Annex
                                   E).

+99.4                          --  Form of Proxy Card for Special Meeting.

99.5                           --  Letter dated December 30, 1999, from PricewaterhouseCoopers,
                                   LLP to Securities and Exchange Commission.


------------------------


+   Previously filed.


ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes as follows:

        (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) to respond to requests for information that is incorporated by reference into this Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

        (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

        (5) the undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial BONA FIDE offering thereof;

        (6) the undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, North Carolina, on January 3, 2000.


                                                       DELHAIZE AMERICA, INC.

                                                       By:           /s/ R. WILLIAM MCCANLESS
                                                            -----------------------------------------
                                                                       R. William McCanless
                                                                          PRESIDENT AND
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement Amendment has been signed by the following persons in the capacities indicated on January 3, 2000.



                        NAME                                               TITLE
                        ----                                               -----
              /s/ R. WILLIAM MCCANLESS                 President and Chief Executive Officer,
     -------------------------------------------         Director
                R. William McCanless                     (Principal Executive Officer)

             /s/ PIERRE-OLIVIER BECKERS*
     -------------------------------------------       Chairman of the Board, Director
               Pierre-Olivier Beckers

          /s/ DR. JACQUELINE K. COLLAMORE*
     -------------------------------------------       Director
             Dr. Jacqueline K. Collamore

       /s/ JEAN-CLAUDE COPPIETERS T' WALLANT*
     -------------------------------------------       Director
          Jean-Claude Coppieters t' Wallant

              /s/ WILLIAM G. FERGUSON*
     -------------------------------------------       Director
                 William G. Ferguson

            /s/ DR. BERNARD W. FRANKLIN*
     -------------------------------------------       Director
               Dr. Bernard W. Franklin

                 /s/ JOSEPH C. HALL*
     -------------------------------------------       Director, Senior Vice President of Operations
                   Joseph C. Hall

                        NAME                                               TITLE
                        ----                                               -----
               /s/ MARGARET H. KLUTTZ*
     -------------------------------------------       Director
                 Margaret H. Kluttz

                /s/ DOMINIQUE RAQUEZ*
     -------------------------------------------       Director
                  Dominique Raquez

                 /s/ PIERRE DUMONT*
     -------------------------------------------       Director
                    Pierre Dumont

                 /s/ LAURA KENDALL*                    Vice President of Finance, Chief Financial
     -------------------------------------------         Officer
                    Laura Kendall                        (Principal Accounting Officer)


*   Signed by R. William McCanless as attorney-in-fact.

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                          EXHIBIT DESCRIPTION
---------------------                                  -------------------
2.1                            --  Agreement and Plan of Merger, dated as of August 17, 1999, among Delhaize America, Hannaford and FL Acquisition Sub,
                                   Inc., as amended (included as Annex A).

3.1                            --  Articles of Incorporation of Delhaize America, together with all amemdments thereto (through May 5, 1998) (incorporated herein by reference to Exhibit 3(a) of Delhaize America's
                                   Annual Report on Form 10-K dated March 24, 1992).

3.2                            --  Articles of Amendment to Articles of Incorporation of
                                   Delhaize America (incorporated herein by reference to
                                   Exhibit 3.1 to Delhaize America's Current Report on Form
                                   8-K, filed with the SEC on September 17, 1999).

3.3                            --  Bylaws of Delhaize America (incorporated herein by reference to Exhibit 3.2 to Delhaize America's Current Report on Form
                                   8-K filed with the SEC on September 17, 1999).

5.1                            --  Opinion of Robinson, Bradshaw & Hinson, P.A. regarding validity of the securities to be registered.

23.1                           --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in the opinion filed as Exhibit 5.1 to this Registration
                                   Statement).

23.2                           --  Consent of Independent Accountants, PricewaterhouseCoopers,
                                   LLP (for Delhaize America).

23.3                           --  Consent of Independent Accountants, PricewaterhouseCoopers,
                                   LLP (for Hannaford).

23.4                           --  Consent of Morgan Stanley & Co. Incorporated.

+24.1                          --  Powers of Attorney.

99.1                           --  Voting Agreement, dated August 17, 1999, among Delhaize
                                   America, Empire Company Limited and E.C.L. Investment
                                   Limited (included as Annex D).

99.2                           --  Stock Exchange Agreement, dated August 17, 1999, among
                                   Delhaize America, Empire Company Limited and E.C.L.
                                   Investment Limited. (included as Annex C).

99.3                           --  Registration Rights Agreement, dated August 17, 1999, among
                                   Delhaize America, Empire Company Limited, E.C.L. Investments
                                   Limited, Pension Plan for Employees of Sobeys, Inc. and
                                   Sobeys Inc. Master Trust, Investment Fund (included as Annex
                                   E).

+99.4                          --  Form of Proxy Card for Special Meeting.

99.5                           --  Letter dated December 30, 1999, from PricewaterhouseCoopers,
                                   LLP to Securities and Exchange Commission.


------------------------


+   Previously filed.